Exhibit 10.1
LEASE
BY AND BETWEEN
THE UNITED STATES OF AMERICA,
ACTING BY AND THROUGH
THE ADMINISTRATOR OF GENERAL SERVICES
AND
TARIFF BUILDING ASSOCIATES, L.P.

TABLE OF CONTENTS

Page(s)
1. DEFINITIONS	2
1.1. Certain Terms Defined	2

2. PREMISES	18
2.1. Lease of Land and Improvements	18
2.2. Vault Space	19
2.3. Lease as Master Lease	19
2.4. “As Is” Condition	19
2.5. Landlord’s Access	19
2.6. Access by the Smithsonian Institution	20
2.7. Public Access	20
2.8. Signs	21
2.9. Compliance with Historic Preservation Standards	21

3. [RESERVED]	21

4. TERM	21
4.1. Commencement	21
4.2. Lease Conditional on Memorandum of Agreement	21
4.3. Holding Over	22

5. RENT AND RESERVES	22
5.1. Annual Base Rent	22
5.2. Percentage Rent	22
5.3. Participation Rent	23
5.4. Proceeds from Sale or Refinancing	23
5.5. Statements	24
5.5.1. Annual Statement	24
5.5.2. Quarterly Statement.	24
5.5.3. Statement in Connection with First Sale or Prior Refinancing	24
5.6. Audit Of Annual Statements	24
5.7. Retention Of Records	25
5.8. Contributions To Reserves	25
5.8.1. FF&E Reserve	25
5.8.2. Capital Maintenance Reserve	25
5.8.3. Tenant’s Obligation to Deliver Statements and to Make Deposits	26
5.9. Deposits and Contributions as Rent	26

TABLE OF CONTENTS (cont’d)

Page(s)
5.10. General Rent Provisions	26
5.11. Net Lease	26

6. STANDARD OF OPERATION AND USE	26
6.1. Permitted Use	26
6.2. Certain Uses	27
6.3. No Use By Public Without Restriction	27
6.4. Continuous Occupancy	28

7. REPAIRS AND MAINTENANCE	28
7.1. Tenant	28
7.2. Landlord	29
7.3. Compliance with Laws	29
7.4. Contest of Obligation	29
7.5. Certain Termination Rights	30
7.5.1. Uneconomic or Infeasible Costs	30
7.5.2. Last Five Years	30
7.5.3. Distribution of Insurance Proceeds and Reserves	31

8. ALTERATIONS	31
8.1. Right to Make Alterations	31
8.2. Additional Requirements	31

9. TENANT’S PROPERTY, ETC.	32
9.1. Ownership of Tenant’s Property	32
9.2. Leased and Financed Property, Etc.	32
9.3. Name of Building; Intellectual Property	33

10. MECHANICS’ LIENS	33
10.1. No Liens	33
10.2. No Consent of Landlord	34
10.3. Notice of Liens	34

11. TAXES	34
11.1. Real Property Taxes	34
11.2. BID Taxes	34
11.3. Personal Property Taxes	35
11.4. Election to Pay In Installments	35
11.5. Proration	35
11.6. Contest	35
11.7. Landlord and	35

TABLE OF CONTENTS (cont’d)

Page(s)
12. UTILITIES AND SERVICES	36
12.1. Tenant Pays For Its Utilities	36
12.2. Steam Service	36
12.3. Landlord’s Liability	36

13. INSURANCE	37
13.1. Tenant’s Fire and Extended Coverage	37
13.2. Tenant’s Worker’s Compensation, Employer Liability, Commercial General Liability and Commercial Automobile Liability Coverage	38
13.3. Policies and Certificates	38
13.4. Blanket Coverage	39
13.5. Subrogation Waiver	39
13.6. Tenant Insurance Primary	39

14. INDEMNIFICATION OF LANDLORD	39
14.1. Tenant’s Obligation	39
14.2. Survival of Provision	39
14.3. Obligation Not Affected By Failure of Insurance Carriers	40
14.4. Tenant to Defend Claims Against Landlord	40

15. ASSIGNMENT AND SUBLETTING	40
15.1. Operator	40
15.2. Assignment or Major Sublease	40
15.3. Deemed Assignments	41
15.4. Costs and Expenses	42
15.5. Reasonable Consent	42
15.6. Subleases and Restaurant Leases	43
15.7. Anti-Assignment Acts Limitation	44

16. SALE OR MORTGAGE OF LANDLORD’S INTEREST;
TENANT’S RIGHT OF FIRST REFUSAL; TENANT’S OPTION	44
16.1. Landlord’s Right to Assign	44
16.2. Right of First Offer	45
16.2.1. Notice	45
16.2.2. Option Exercise	45
16.2.3. Option Not Exercised	45
16.2.4. Delayed Sale	45
16.2.5. Less Favorable Offer	45
16.2.6. Exclusions	46
16.2.7. Foreclosure	46
16.2.8. Default	46

TABLE OF CONTENTS (cont’d)

Page(s)
16.2.9. Non-Assignable	46
16.3. Sale by Landlord	46
16.4. Merger	47

17. LEASE STATUS REPORTS; LEGAL OPINIONS	47
17.1. Lease Status Reports	47
17.2. Legal Opinions	48
17.2.1. Landlord’s Legal Opinion	48
17.2.2. Tenant’s Legal Opinion	48

18. LEASEHOLD MORTGAGES	48
18.1. Definitions	48
18.1.1. Assignment For Security	48
18.1.2. Leasehold Mortgage	49
18.1.3. Leasehold Mortgagee	49
18.1.4. Mortgaged Premises	49
18.2. Permitted Assignments For Security	49
18.3. No Merger or Termination By Reason Of Foreclosure, Sale or Surrender	49
18.4. Leasehold Mortgagee Succeeds to Tenant’s Interest; Liability of Leasehold Mortgagee Limited	50
18.5. Right of Leasehold Mortgagee To Cure Default	50
18.5.1. Notice	50
18.5.2. Failure to Cure	51
18.5.3. Certain Limitations on Liability of Leasehold Mortgagee	52
18.6. Assignment After Cure	52
18.6.1. Notice	52
18.6.2. Failure to Cure	52
18.7. Continuing Offer	53
18.8. New Lease and Survival	53
18.9. Additional Rights of Leasehold Mortgagee	54
18.10. Multiple Mortgagees	54
18.11. Condemnation Proceeds	54
18.12. Execution of Documents	55
18.13. Notice	55
18.14. Disputes Over Lien Priority	55

19. NOTICE; APPROVALS	55
19.1. Procedure	55
19.2. Form and Effect of Notice	56
19.3. Approvals	57

TABLE OF CONTENTS (cont’d)

Page(s)
20. RECORDATION, COVENANTS RUNNING WITH THE LAND	57
20.1. Recordation of Memorandum of Lease	57
20.2. Covenants Running With the Land	57

21. NO PARTNERSHIP	58

22. DAMAGE OR DESTRUCTION OF PREMISES; CONSTRUCTION OBLIGATIONS AND STANDARDS	58
22.1. Insured Casualty	58
22.1.1. Tenant’s Obligation to Repair	58
22.1.2. Termination Right on Certain Casualties	58
22.1.3. Use of Proceeds	59

23. APPROPRIATION	59
23.1. Total Taking	59
23.2. Partial Taking: Repair and Restoration By Tenant	59
23.3. Rights Of Termination	58
23.4. Allocation Of Award	60
23.5. Temporary Appropriation	61
23.6. Representation	61

24. SURRENDER OF PREMISES	61
24.1. Required Condition	61
24.2. Termination Before Substantial Completion	62
24.3. Other Contracts and Subleases	64

25. INSOLVENCY OR BANKRUPTCY	65

26. QUIET ENJOYMENT BY TENANT	65
26.1. Quiet Enjoyment	65
26.2. Compliance With Applicable Laws	65

27. DEFAULT; RIGHTS ON CERTAIN TERMINATION EVENTS	65
27.1. Tenant’s Default	65
27.1.1. Monetary Breach	65
27. 1.2. Non-Monetary Breach	66
27.1.3. Insolvency	66
27.1.4. Remedy on Occurrence of Event of Default	66
27.1.5. Computation of Rent for Purposes of Default	67
27.1.6. Remedy on Occurrence of a Non-Monetary Breach	68
27.1.7. No Termination; Waiver of Remedies; Certain Limitations on Remedies of Landlord	68

TABLE OF CONTENTS (cont’d)

Page(s)
27.1.8. Rights of Leasehold Mortgagee	68
27.1.9. Limitation on Recourse	68
27.1.10. Landlord’s Right to Perform on Tenant’s Breach	69
27.2. Landlord’s Default	69
27.2.1. Landlord’s Liability	69
27.2.2. Tenant’s Additional Rights	69
27.2.3. Limitation on Recourse To Premises	70
27.3. Termination Procedures	70
27.4. Waiver; Remedies Cumulative	70

28. DISPUTE RESOLUTION	71

29. OBLIGATIONS RELATING TO UNAVOIDABLE DELAY AND LANDLORD DELAY	71

30. DELIVERY OF OCCUPANCY OF PREMISES	71
30.1. Occupancy Date	71
30.2. Tenant Not Purchasing Landlord’s Business	72

31. HAZARDOUS MATERIALS	72
31.1. Abatement of Hazardous Materials	72
31.2. Landlord’s and Tenant’s Obligations	72
31.2.1. Mutual Covenants	72
31.2.2. Landlord’s Covenant Regarding Hazardous Materials	73
31.2.3. Operations and Maintenance Program	73
31.3. Tenant’s Remediation Rights and Obligations	74
31.4. Inspection; Tests	74
31.5. Termination; Abatement of Rent	74

32. MISCELLANEOUS	74
32.1. Confidentiality	74
32.2. Governing Law	75
32.3. Successors and Assigns	75
32.4. Construction and Interpretation	75
32.5. Entire Agreement and Amendment	75
32.6. Brokers’ Commissions	76
32.7. References	76
32.8. Exhibits	76
32.9. Counterparts and Signature Pages	76
32.10. Severability of Provisions	76
32.11. Number and Gender	76
32.12. Investment Tax Credit	76

TABLE OF CONTENTS (cont’d)

Page(s)
32.13. Identity of Landlord	77
32.14. Identity of Tenant	77
32.15. Tenant’s Representations	77
32.15.1. Organization	77
32.15.2. Power and Authority	77
32.15.3. Valid and Binding	77
32.15.4. No Conflict	77
32.15.5. No Litigation	78
32.16. Landlord’s Representations	78
32.16.1. Power and Authority	78
32.16.2. Valid and Binding	78
32.16.3. No Conflict	78
32.17. No Subordination	78
32.18. Excavation and Shoring	78
32.19. Rehabilitation	79
32.20. Interested Parties	79
32.21. Governmental Role of Landlord	79
32.22. Certain Required Provisions	80
32.23. Time	80
32.24. Equal Employment Opportunity	80
32.24.1. General Covenant	80
32.24.2. Specific Covenant	80

INDEX OF EXHIBITS	85
EXHIBIT A — BUDGETED CONSTRUCTION COSTS
EXHIBIT B — WORK AGREEMENT
EXHIBIT C — MEMORANDUM OF LEASE

LEASE
     THIS LEASE (“Lease”) is executed and effective as of the 1st day of December, 1999, by and between the UNITED STATES OF AMERICA, acting by and through the Administrator of General Services and authorized representatives (“Landlord”), and TARIFF BUILDING ASSOCIATES, L.P., a California limited partnership (“Tenant”).
RECITALS
     This Lease is entered into upon the basis of the following facts, understandings and intentions of the parties (for purposes of these Recitals, terms used shall have the meanings set forth in the Recitals and Article 1):
     A. The Premises are currently vacant.
     B. The Premises have been designated as a National Historic Landmark, and are within the area covered by The Pennsylvania Avenue Plan -1974, as amended. Landlord has determined that the Premises are not readily adaptable for use as a modem office building. After a public competition seeking proposals for proposed adaptive uses for the Premises, Landlord has determined that Tenant’s proposal for renovation and restoration of the Premises as a hotel best achieves a combination of satisfying Landlord’s historic preservation requirements, bringing economic and urban vitality to the area in which the Premises are located and satisfying other public interests in the Premises and the area. Landlord has determined that this Lease will adequately ensure the preservation of this historic landmark for purposes of Section 111 of the NHP A (defined below).
     C. The parties desire to establish provisions which will permit and require Tenant, subject to the terms and conditions of this Lease, among other things, (i) to design the Hotel; (ii) to apply for and diligently pursue certain permits for the Hotel; (iii) to renovate, furnish and equip the Premises as a Hotel conforming to the Hotel Standard and the Historic Preservation Standards; and (iv) subject to the terms of this Lease, to continuously maintain and operate the Hotel throughout the Term.
     D. Tenant desires to lease the Premises, and Landlord is willing to lease the Premises to Tenant, on the terms and conditions contained in this Lease, subject only to (i) Landlord’s obligation to deliver occupancy as provided in this Lease, (ii) the termination rights set forth in this Lease and (iii) the other terms and conditions of this Lease. Landlord acknowledges that Tenant is leasing only the Premises, and that Tenant is not assuming any obligations with respect to prior operations on the Premises except as expressly provided in this Lease.
     E. Following execution of this Lease and in accordance herewith, the parties intend that Tenant will diligently pursue the design, plans, permits and approvals for the Hotel, with which effort Landlord shall cooperate as more fully set forth herein and in the Work Agreement, and as more fully set forth herein, Tenant shall endeavor to obtain the financing necessary to procure the funds necessary for the improvements Tenant is required to make to the Premises pursuant to the provisions of this Lease.
     F. The parties desire to enter into this Lease on the terms and conditions set forth below. NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises of the parties, the parties hereto agree as follows (each provision of the foregoing Recitals is an integral part of this Lease and is incorporated as a part of this Lease as though fully set forth below):
1. DEFINITIONS
     1.1. Certain Terms Defined.
     The following words, phrases, or terms shall have the following meanings:
     Actual Construction Costs: All costs of construction incurred by Tenant in connection with the renovation and construction of the Project that are properly capitalized in accordance with generally accepted accounting principles, and are within the categories of costs set forth on Exhibit A. Notwithstanding the foregoing, the term “Actual Construction Costs” shall not include the costs associated with financing the development and construction of the Project.
     Additional Equity: All contributions of equity capital made by Tenant to pay for Project costs of any nature to the extent such contributions exceed the initial equity contributed by Tenant in the aggregate amount of $12,800,000.
     Adjustment Date: The first day of the sixth (6th) Lease Year and the first day of each fifth (5th) Lease Year thereafter.
     Adjustment Period: The five-year period between Adjustment Dates.
     Affiliate: With respect to Tenant, any Person or entity directly or indirectly controlling, controlled by, or under common control with Tenant or Kimpton (so long as Kimpton is the Operator). No Person shall be deemed in control of another simply by virtue of being a partner, director, officer or holder of voting securities of any Person. For purposes of this Lease, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.
     Alterations: Except for Tenant’s work under the Work Agreement, any additions to, alterations or renovations of the Premises (including demolition and reconstruction thereof or restoration pursuant to Article 22) and including installation or removal of any fixtures.

     Annual Base Rent: With respect to any Lease Year, the aggregate amount of Monthly Base Rent payable in such Lease Year.
     Annual Statement: With respect to any Lease Year, a statement setting forth in reasonable detail the calculation of Gross Revenues, Net Cash Flow, Percentage Rent and Participation Rent for the immediately preceding Lease Year, prepared in accordance with generally accepted accounting principles and the Uniform System, audited by a certified public accountant, selected by Tenant with Landlord’s approval, which approval shall not be unreasonably withheld or delayed. Landlord hereby approves any of PricewaterhouseCoopers LLP, Ernst & Young LLP, Arthur Andersen LLP, Deloitte & Touche LLP, KPMG Peat Marwick LLP, Pannell, Kerr, Forster and any successor of any of the foregoing. After delivery of the Annual Statement relating to the Lease Year in which the First Sale takes place, Tenant shall have no further obligation to provide to Landlord, in the Annual Statement or otherwise, any information relating to Net Cash Flow or other information necessary to calculate Participation Rent, except to the extent necessary to calculate other Rent that continues to be payable hereunder.
     Anti-Assignment Acts: Collectively, 41 U.S.C. § 15 and 31 U.S.C. §3727, and comparable successor provisions of federal law.
     Applicable Laws: As defined in the Work Agreement.
     Appropriation: The taking of or damage to the Land or Premises, or any portion thereof, by reason of any exercise of the power of eminent domain, whether by a condemnation proceeding or otherwise, or any transfer of all or any part thereof or any interest therein in avoidance of an exercise of the power of eminent domain.
     Assignment for Security: As defined in Section 18.1.1.
     Available Food and Beverage Revenues: With respect to any Lease Year, Gross Food and Beverage Revenues to the extent Gross Food and Beverage Revenues exceed Four Million Dollars ($4,000,000), as such latter amount shall increase on each of the first four Adjustment Dates during the Term by the percentage increase in the CPI during the Adjustment Period ending immediately before such Adjustment Date and shall be appropriately pro-rated for any Lease Year that is not precisely twelve (12) months. After Lease Year 21, there shall be no further CPI adjustments.
     Available Hotel Revenues: With respect to any Lease Year, Gross Hotel Revenues to the extent Gross Hotel Revenues exceed Ten Million Dollars ($10,000,000), as such latter amount shall increase on each of the first four Adjustment Dates during the Term by the percentage increase in the CPI during the Adjustment Period ending immediately before such Adjustment Date and shall be appropriately pro-rated for any Lease Year that is not precisely twelve (12) months. After Lease Year 21, there shall be no further CPI adjustments.

     BID Taxes: Business improvement district taxes and assessments payable with respect to the Land and Improvements in accordance with D.C. Code § 1-2274 et seq.
     Budgeted Construction Costs: The costs and expenses that Tenant anticipates will be incurred by Tenant in connection with the construction of the Project, as set forth on Exhibit A.
     Capital Maintenance Reserve: The reserve fund maintained by Tenant pursuant to Section 5.8.2.
     Cash Flow Level 1: $4,269,000, provided, that Cash Flow Level 1 shall be reduced by the greater of (a)$0.00 and (b) an amount equal to ten percent (10%) of the Budgeted Construction Costs minus Actual Construction Costs; and provided, further, that Cash Flow Level 1 shall be increased by an amount equal to Seventeen and 3/10 percent (17.3%) of the amount of any Additional Equity contributed to the Project by Tenant.
     Cash Flow Level 2: $5,254,000, provided, that Cash Flow Level 2 shall be reduced by the greater of(a) $0.00 and (b) an amount equal to ten percent (10%) of the Budgeted Construction Costs minus Actual Construction Costs; and provided, further, that Cash Flow Level 2 shall be increased by an amount equal to Seventeen and 3/10 percent (17.3% ) of the amount of any Additional Equity contributed to the Project by Tenant.
     Commencement Date: The date of this Lease.
     Commencement of Construction: As defined in the Work Agreement.
     Confidential Information: Any financial information or related business information obtained by either Landlord or Tenant after the Commencement Date from the other party (i) in connection with the negotiation of this Lease and the Work Agreement, (ii) contained in the Annual Statement, (iii) clearly marked “confidential” by Landlord or Tenant, as the case may be, and appropriately legended as agreed by Landlord and Tenant, or (iv) arising out of an audit or inspection by Landlord or its agents of Tenant’s records, including information regarding the amount of revenues, profits or cash flow accruing to Tenant in connection with its operation of the Premises and Proceeds from Sale or Refinancing by Tenant. Confidential Information shall also include any documents containing Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include information that the party who furnished the Confidential Information has disclosed publicly.
     Construction Documents: As defined in the Work Agreement.
     Contract Disputes Act: The Contract Disputes Act of 1978, as amended, 41 U.S.C. §§ 601-613.

     CPI: The Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W), All Items, Washington Baltimore, DC -MD -VA -WV, CMSA, November, 1996=100, issued by the Bureau of Labor Statistics of the United States Department of Labor. If the CPI is changed so that a base year other than November 1996 is used, the CPI used herein shall be converted in accordance with the conversion factor published by the Bureau of Labor Statistics. If the CPI is discontinued during the Term, with no successor or comparable successor CPI, a similar index agreed upon by Landlord and Tenant shall be selected and substituted.
     Debt: Debt incurred by Tenant in connection with the Project.
     Default Rate: The rate of interest equal to three (3) percentage points above the prime rate of interest as published from time to time in The Wall Street Journal (or if the prime rate is no longer so published a replacement rate reasonably determined by Landlord) or the maximum rate allowed by applicable usury law, if any, whichever is lower.
     Economically Viable: The Hotel is achieving a debt coverage ratio of at least 1.30, as defined by the then-existing senior Leasehold Mortgagee, and is generating sufficient cash flow for the owners of Tenant to realize a market rate of return on their investment as reasonably determined by Tenant.
     Emergency Situation: A situation immediately impairing or threatening immediately to impair the structural support or integrity ofor cause immediate damage to the Premises or other property or causing or threatening to cause immediate injury to a Person or Persons located in or near the Premises.
     Environmental Laws: Any federal, state, or local laws or regulations relating to the use, generation, manufacture, installation, release, discharge, storage or disposal of Hazardous Materials.
     Environmental Reports: Collectively, the Asbestos Survey Report for the Tariff Building, Volume I, II, III, IV and V prepared for the Smithsonian Institution Office of Design and Construction by Versar, Inc., dated August 30, 1991, and the Limited Phase I Environmental Assessment for the General Post Office Building prepared for the General Services Administration by Greenhorne & O’Mara, Inc., dated August 1, 1997.
     Event of Default: As defined in Section 27.1.
     Excluded Contractor: Any Person debarred, suspended, proposed for debarment or suspension, or declared ineligible by any agency or instrumentality of the United States or by the General Accounting Office or otherwise excluded from procurement or nonprocurement programs of the United States or any agency or instrumentality thereof, and (i) included on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs maintained by the United States General Services Administration, or successor compilation of similar information; or (ii) which Landlord has advised Tenant within ten (10) days after request from Tenant would be an Excluded Contractor but for clause (i).
     Excluded Fixtures: All of the following items installed by Tenant or any Space Tenant, to the extent that they are affixed to the Improvements and constitute fixtures (or would constitute fixtures but for Tenant’s rights to remove them pursuant to this Lease) and are readily removable: kitchen equipment, health club equipment, audio-visual equipment, front office equipment, and communications equipment, and all other equipment reasonably agreed to by Landlord and Tenant at the time of its installation; but in any event excluding the mechanical (including heating, ventilating and air conditioning), elevator, fire detection, alarm and sprinkler, illumination, electrical, and plumbing fixtures and systems in the Improvements, and components thereof.
     Excluded Revenues: Collectively, to the extent otherwise included, as the case may be, in Gross Food and Beverage Revenues or Gross Hotel Revenues;(1) any rents or other revenues arising from or received by Tenant on account of Restaurant Leases; (2) any expense passthroughs or reimbursements received by Tenant under Subleases; (3) revenues from parking, unless Tenant makes more than fifteen (15) parking spaces available to Hotel guests and/or the general public, or Tenant receives a net profit in any Quarter from off-site parking, in which case net revenues from such on-site parking or such net profits from off-site parking, shall be included in Gross Hotel Revenues for such Quarter, (4) federal, state, district and municipal excise, sales, use, luxury or similar tax, bed taxes, taxes collected directly from patrons or guests as a part of or added to the sales price of any food, beverages, goods, services, rooms or displays, such as gross receipts, room admission, cabaret or equivalent taxes and actually paid by Tenant; (5) cash or credit refunds to customers upon transactions included in Gross Revenues or for cancellations of room reservations;(6) proceeds of any insurance, judgments, settlements or condemnation awards that do not compensate Tenant for loss of income or revenue of any kind from the sale of food and beverage items, the operation of the banquet, public meeting rooms and similar facilities, the rental of hotel rooms, Subleases, restaurants, parking (but such insurance proceeds shall be included in Gross Revenues to the extent compensating for such loss of income or revenue); (7) proceeds from the sale or other disposition (other than food and beverage inventory in the ordinary course of business)of the Hotel or any of the assets used in connection with or forming part of the Hotel; (8) any penalty or fee charged by Tenant for a returned check; (9) amounts written off by Tenant as a bad debt; (10) reimbursement of the amount paid for postage, express or delivery expense (such as room service) provided that such charge is at all times properly segregated from the regular cash price and so identified on Tenant’s records; (12) fees and expenses paid to Affiliates to the extent that the inclusion of such fees and expenses would result in double counting because they have been included as received by Tenant; (13) proceeds from any debt or equity financing or Refinancing; (14) the amount of gratuities actually paid to employees, whether mandatory or otherwise; (15) the cost of any beverages and food provided to employees on a complimentary basis; and (16) interest earned on any funds, including working capital and reserves.

     Exclusive Possession: Except as otherwise agreed pursuant to the Work Agreement, the delivery of the Premises to Tenant, free of all leases, licenses or other rights to use or occupy all or any portion of the Premises, subject to the Permitted Exceptions, Reserved Steam Rights, the Smithsonian Security Easement and the express terms of this Lease, so as to permit Tenant to undertake and complete the Project free from any claim of right of possession or use (including any right to park) by Landlord or any prior or current Space Tenant, tenant or licensee. Exclusive Possession shall not in any event be earlier than the actual date of execution and delivery of this Lease by and between Landlord and Tenant.
     Feasibility Period: As defined in the Work Agreement.
     FF&E: The furniture, furnishings, fixtures and equipment located or to be located in and used in connection with the Hotel.
     FF&E Reserve: The reserve fund maintained in a segregated bank account by Tenant pursuant to Section 5.8.1.
     First Sale: The first assignment or sublease transaction pursuant to which Tenant sells, assigns or subleases (other than to an Affiliate of Tenant or any entity in which Tenant or any Affiliate of Tenant has any direct or indirect ownership or equity interest) all of its interest in this Lease in accordance with the terms hereof, or, in the case of such a sublease, subleases the entire Premises for the entire Term less one day.
     FOIA: The Freedom of Information Act, 5 U.S.C. § 552.
     Gross Food and Beverage Revenues: The gross receipts and revenues of Tenant, Kimpton (so long as Kimpton is the Operator) or any Affiliate of Tenant or any entity in which Tenant or any Affiliate of Tenant has any material direct or indirect ownership or equity interest resulting from the sale of food and beverage items at the Hotel, and all revenues received by Space Tenants or others under Restaurant Leases (subject to deduction of Excluded Revenues), and including net revenues or concession payments from vending machines, admission fees, cover charges, catering operations conducted in or from the Hotel, in-room mini-bar sales, room service, and rentals and revenues arising from banquet, conference room and other public meeting room and similar facilities of the Hotel. Gross Food and Beverage Revenues shall be determined in accordance with generally accepted accounting principles and the Uniform System, but shall not include
(1) any amounts included in Gross Hotel Revenues or (2) Excluded Revenues.
     Gross Hotel Revenues: The gross receipts and revenues of Tenant, Kimpton (so long as Kimpton is the Operator) or any Affiliate of Tenant or any entity in which Tenant or any Affiliate of Tenant has any material direct or indirect ownership or equity interest resulting from guest room rental, health club memberships and fees, telephone services, laundry and valet services, fees collected for use of the Premises as a film location or the like, revenues arising from the use of or sublicense by Tenant of the IP Rights, and all other rents, fees or income made in, upon, or from the Hotel or the other rights and interests granted to Tenant by Landlord pursuant to this Lease. Gross Hotel Revenues shall be determined in accordance with generally accepted accounting principles and the Uniform System, but shall not include (1) any amounts included in Gross Food and Beverage Revenues and (2) Excluded Revenues. Gross Hotel Revenues shall include rents from Subleases (other than Restaurant Leases), but not the gross receipts or revenues received by the Space Tenants under such Subleases, provided, that, if Tenant enters into a Sublease (other than a Restaurant Lease) with an Affiliate, the gross receipts received by such Affiliate under such Sublease shall be included in Gross Hotel Revenues (unless otherwise included within the definition of Excluded Revenues) and the rent received by Tenant under such Sublease shall be excluded from Gross Hotel Revenues.
     Gross Revenues: Collectively, the Gross Hotel Revenues and the Gross Food and Beverage Revenues.
     Hazardous Materials: Collectively, (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) radioactive materials, (v) radon gas or (vi) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste” or “toxic substances” or words of similar impact under any applicable environmental laws, including but not limited to, Federal Water Pollution Act, as amended, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq., and Applicable Laws of the District of Columbia.
     Historic Elements: Collectively, those elements of the Premises designated for retention and restoration or otherwise designated “historic elements” with reference to this Lease, in or pursuant to the Memorandum of Agreement, and otherwise consistent with Section 11 of the NHPA. However, if the requirement for a Memorandum of Agreement is waived pursuant to Section 4.2 below, then the parties shall mutually agree upon the elements of the Premises that shall constitute the “Historic Elements.” As of the Commencement Date, Landlord and Tenant contemplate that these elements will consist of the exterior and interior stone, including all architectural embellishments and original exterior openings, the General Mail Room, the Dead Letter Office, the Library, decorative ironwork throughout the Improvements, two grand stairways, window shutters, and other elements of historic significance.
     Historic Preservation Standards: The “Standards for Rehabilitation and Guidelines for Rehabilitating Historic Buildings” of the Secretary of the Interior (36 C.F.R. Part 67) as these are established from time to time by the National Park Service, U.S. Department of the Interior, or its successor, and any additional historic preservation standards applicable to and imposed on the Premises by federal, state and local authorities, including the Advisory Council on Historic Preservation, the Historic Preservation Division of the District of Columbia Department of Consumer and Regulatory Affairs, the National Capital Planning Commission, the Commission of Fine Arts, or the District of Columbia State Historic Preservation Officer.
     Hotel: The approximately 172 room hotel with restaurants, retail spaces, meeting rooms, and other ancillary facilities to be developed on the Premises through renovation of existing Improvements, all in accordance with this Lease.
     Hotel Standard: As to the Hotel and associated restaurant, a first-class, but not deluxe, standard of operation and construction, as such standard may evolve over the Term, and in any event at least equivalent to the standard exemplified by the Hotel Monaco, San Francisco and Scala’s Restaurant, San Francisco, as of the date hereof, both of which are owned or operated by Tenant’s Affiliates.
     Immaterial Alterations: Alterations to the Premises that Landlord and Tenant agree during the Feasibility Period shall constitute Immaterial Alterations.
     Improvements: The existing Tariff Commission Building/General Post Office and all portions of the Improvements to be retained, restored and preserved in accordance with the Historic Preservation Standards, including the Historic Elements, together with all fixtures, improvements and appurtenances of every kind and description now located or hereafter erected, constructed, or placed upon the Land and any and all Alterations, renewals, and replacements thereof, additions thereto and substitutions therefor, including any basement and subgrade areas of the aforesaid Improvements, as any of the same may be reduced or diminished by any condemnation or other taking, excluding, however, the Tenant’s Property.
     Institutional Lender: Any entity that is any of the following: (1) any savings bank, commercial bank or trust company (whether acting individually, or in any trust or fiduciary capacity), savings and loan association, or building loan association that has deposits in excess of One Billion Dollars ($1,000,000,000) (which amount shall be increased in proportion to increases hereafter in the CPI) and is subject to the jurisdiction of the Comptroller of the Currency, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, or the Federal Reserve Board, and the courts of the United States of America, any state thereof, or the District of Columbia; (2) any insurance company, educational institution or state, municipal or similar public employees’ welfare, pension or retirement fund or system subject to the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; (3) governmental and quasi-governmental agencies; or (4) an entity that originates commercial mortgage loans either for its own account or for sale or transfer, in their entirety, to another entity in the mortgage loan business, including subsequent transferees that may hold or acquire the entire interest in the mortgage (and any custodian, trustee or other fiduciary approved by the rating agencies, or any servicer approved by the rating agencies to the extent approval is required) in connection with the sale of the mortgage in any secondary mortgage loan market, including any mortgage-backed security or real estate investment conduit transaction or any other institutional quality rated public offering or private placement. From and after Substantial Completion, the term “Institutional Lender” shall also include any other type of commercial financing entity or vehicle that may from time to time hereafter be generally accepted in the commercial real estate market for financing commercial construction or other commercial real estate financing, including projects similar to the Improvements. In no event however shall the term “Institutional Lender” include any Affiliate of Tenant or any Excluded Contractor.
     Interest Rate: The rate of interest equal to five (5) percentage points above the discount rate charged to member banks by the Federal Reserve Bank of San Francisco or the maximum rate allowed by applicable usury law, whichever is lower.
     Internal Rate of Return: The rate of interest that, when used as the discount rate, reduces to zero the net present value of the net cash flows (excluding any income tax benefits) associated with the Project.
     IP Rights: All rights to trademarks, service marks and related intellectual property rights associated with the Premises, including the following: trademarks, service marks, and other rights, ifany, associated with the names “Tariff Commission Building”, “Tariff Building”, “The General Post Office Building”, and the image or likeness of all or any part of the exterior and interior of the Premises.
     Kimpton: Kimpton Hotel & Restaurant Group, Inc., a California corporation.
     Knowledge of Landlord: The current actual knowledge, without investigation, of any person serving as Landlord’s Contracting Officer from time to time and, solely with respect to statements made to the Knowledge of Landlord as of the Commencement Date, the current actual knowledge, without investigation, of Elizabeth Gibson.
     Land: The parcel of land owned by Landlord which is the subject of this Lease, located in the District of Columbia, between 7th and 8th Streets and E and F Streets, N.W., known as Square 430, together with Landlord’s right, title and interest in and to all appurtenant real property rights and hereditaments such as all easements, air rights, covenants, conditions, and restrictions as necessary in connection with the use or improvement of the Land and the Vault Space.
     Landlord’s Contracting Officer: As defined in the Work Agreement.
     Landlord Event of Default: As defined in Section 27.2.1.
     Landlord Mortgagee: As defined in Section 16.1.1.
     Landlord’s Work: As defined in the Work Agreement.
     Lease Year: The first Lease Year shall commence on the Rent Commencement

Date and shall end on the first December 31 thereafter that is at least six (6) calendar months following the Rent Commencement Date. Each succeeding Lease Year shall be the calendar year commencing immediately upon the expiration of the prior Lease Year, except that the last Lease Year shall end on the last day of the Tenn.
     Leasehold Mortgage: As defined in Section 18.1.2.
     Leasehold Mortgagee: As defined in Section 18.1.3.
     Feasibility Period: As defined in the Work Agreement.
     Major Sublease: A Sublease of the entire Premises, or a substantial portion of the hotel portion of the Premises, but excluding any sublease for providing Hotel guest services, such as parking, storage, back of the house, health club, health and wellness facility, food and beverage services, conference space, offices, bar, cafe, retail spaces, newsstand, a nightclub (whether or not featuring live entertainment), discotheque, cabaret, comedy club or other establishment featuring live performance shows of any kind.
     Management Fees: With respect to any period (for purposes of calculating Net Cash Flow and Operating Expenses in order to determine Participation Rent, and then only until the First Sale), a base management fee equal to the sum of (i) four percent (4%) of Gross Revenues and (ii) the payroll costs of salaries, wages, benefits and related administrative expenses incurred by and reimbursable to the Operator, in an aggregate amount not to exceed one percent (1% ) of Gross Revenues, for services benefiting the Hotel. Solely for purposes of calculating Management Fees, Gross Revenues shall be deemed to include interest income. (The foregoing definition is not intended to limit in any respect the amount of management fees that may be paid by Tenant in connection with the management and operation of the Premises).
     Memorandum of Agreement: Any agreement entered into under Section III (and, to the extent applicable, Section 106) of the NHPA by the parties hereto and any applicable federal or local historic preservation agencies that is intended to set forth the historic preservation standards applicable to the redevelopment of the Premises.
     Milestone Date: As defined in the Work Agreement.
     Monetary Breach: As defined in Article 27.
     Monthly Base Rent: The following amounts paid each calendar month during the following periods:
•	From the Rent Commencement Date to the last day of Lease Year 5, Monthly Base Rent shall be payable in the amount of$12,500.00 per month.

•	On the first Adjustment Date, and on each Adjustment Date thereafter, Monthly Base Rent shall be adjusted upward to reflect the percentage increase, if any, in the CPI during the immediately preceding Adjustment Period, calculated as follows: the Monthly Base Rent in effect as of such Adjustment Date shall be multiplied by a fraction, the numerator of which is the CPI published most recently prior to the Adjustment Date, and the denominator of which is the CPI published most recently prior to the immediately preceding Adjustment Date. (On the first Adjustment Date, the “immediately preceding Adjustment Date” shall mean the Rent Commencement Date.)In computing such upward adjustment, the percentage increase to Monthly Base Rent on any Adjustment Date shall not exceed twenty percent (20%) of the Monthly Base Rent in effect during the immediately preceding Adjustment Period.
Example: Assume that the most recent CPI published prior to Lease Years 1 and 6 is, respectively, 100 and 133. On the first Adjustment Date (at the commencement of Lease Year 6), the Monthly Base Rent would be adjusted upward to equal $15,000.
     Mortgaged Premises: As defined in Section 18.1.4.
     NHPA: The National Historic Preservation Act of 1966, as amended, 16 U.S.C. § 470 et seq. and all regulations promulgated thereunder as such statute and regulations may be amended, and any successor act or regulations.
     Net Cash Flow: With respect to any period, the amount by which Gross Revenues exceeds the sum of (i) Operating Expenses and (ii) the gross revenues arising from Restaurant Leases attributable to such period. Notwithstanding anything in this Lease to the contrary, (A) the following shall not be deducted for purposes of calculating Net Cash Flow: (1) interest and principal payments on debt, (2) any expenditure paid from the FF&E Reserve, (3) any expenditure paid from the Capital Maintenance Reserve, (4) incentive Management Fees payable to the Operator, other than the Management Fees, (5) depreciation and amortization, and (6) income taxes; and (B) Gross Revenues for purposes of calculating Net Cash Flow shall include any rents received by Tenant under Restaurant Leases (but not including any reimbursement of expense passthroughs or reimbursements received by Tenant under Restaurant Leases).
     Non-Monetary Breach: As defined in Article 27.
     Notice to Mortgagee: As defined in Section 18.5.1.
     Occupancy Date: The date of Commencement of Construction, or, if earlier, the date, if any, on which Landlord delivers Exclusive Possession of the Premises to Tenant pursuant to Section 2.1 (e.g., to commence demolition work) prior to the Commencement of Construction.
     Operating Expenses: All costs and expenses actually incurred by Tenant in operating the Premises, including costs and expenses of a nonrecurring or extraordinary nature, and including (1) all Hotel employee payroll and related costs, cost of food, beverage and merchandise sold, cost of services provided guests, including guest laundry, telephone, room expenses, supplies, parking-related costs and expenses but only to the extent that they exceed parking revenues, restaurant and banquet expenses and reservation expenses, (2) all other operating costs, including maintenance, security, human resources, information systems, administrative and general overhead expenses, equipment rental costs, expenses related to rental property, including cost of tenant improvements to retail spaces, legal, accounting, audit and tax preparation fees related to the operation of the Hotel, utilities, steam and other energy costs, (3) fixed charges excluding interest expense and excluding principal payments,but including the cost of all insurance (4) all Rent and Vault Rent, other than Participation Rent, (5) all amounts paid into the FF &E Reserve and the Capital Maintenance Reserve, (6) federal, state, district and municipal excise, sales, use, luxury or similar tax, bed taxes, taxes collected directly from patrons or guests as a part of or added to the sales price of any goods, services, rooms or displays, such as gross receipts, room admission, cabaret or equivalent taxes, gross receipts taxes, franchise taxes, license fees, employment taxes and Personal Property Taxes, (7) Management Fees, (8) marketing and franchise fees, if any, (9) other costs and expenses payable to Operator or an Affiliate of Tenant for an allocated portion of the expenses reasonably incurred by Tenant in operating and maintaining the Premises, including insurance, advertising, central reservations and central purchasing of goods and services used in connection with the Hotel, and (10) amortization of capital expenditures not paid out of the FF&E Reserve, the Capital Maintenance Reserve, or any other reserve described above; provided that Operating Expenses shall not include any of the following: (a) amounts paid or reimbursed out of the FF&E Reserve, the Capital Maintenance Reserve, or any other reserve described above, (b) any Excluded Revenues or any expenses related thereto, (c) payments to any Affiliate of Tenant or any entity in which Tenant or any Affiliate of Tenant owns any equity interest to the extent such payments exceed reasonable market amounts, (d) expenses that properly should be capitalized, (e) amounts included in Operating Expenses in prior years, (f) penalties or any other amounts to the extent payable as a result of negligence of Tenant or any default by Tenant under any obligations, (g) amounts actually reimbursed by others, (h) costs relating to financing or sale of Tenant’s interest in the Premises (but such amounts may be taken into account in calculating Proceeds from Sale or Refinancing), and (i) Tenant’s overhead and other costs not relating to operation of the Premises, except for those included within Management Fees.

     Operator: The Person designated by Tenant to serve as the operator and manager of the operations of the Hotel
     Participation Rent: The following amounts to be paid by Tenant to Landlord pursuant to Section 5.3: With respect to each Lease Year, (i) twenty percent (20%) of Net Cash Flow for such Lease Year, to the extent Net Cash Flow for such Lease Year exceeds Cash Flow Level 1 but is less than or equal to Cash Flow Level 2, plus (ii) Twenty-Five percent (25%) of Net Cash Flow for such Lease Year in excess of Cash Flow Level 2. For purposes of determining the amount of Participation Rent payable during the first Lease Year and the Lease Year in which the First Sale occurs or the earlier termination of the Term, Cash Flow Level 1 and Cash Flow Level 2 shall be adjusted to equal the product of the respective Cash Flow Level multiplied by a fraction, the numerator of which is the number of days in such period, and the denominator of which is three hundred sixty-five (365).
     Percentage Food and Beverage Rent: The following percentage of Available Food and Beverage Revenues for such Lease Year:

Commencement Date -end of Lease Year 5	3.0%
Lease Year 6 - Lease Year 7	3.5%
Lease Year 8 — end of Term	4.5%
     Percentage Rent: For any Lease Year, the Percentage Room Rent and Percentage Food and Beverage Rent for such Lease Year.
     Percentage Room Rent: Percentage Room Rent shall be the following percentage of Available Hotel Revenues for such Lease Year:

Commencement Date — end of Lease Year 5	3.0%
Lease Year 6 - Lease Year 7	3.5%
Lease Year 8 - Lease Year 9	4.5%
Lease Year 10 - Lease Year 15	5.5%
Lease Year 16 - Lease Year 25	6.5%
Lease Year 26 - Lease Year 30	7.0%
Lease Year 31 - Lease Year 40	7.5%
Lease Year 41 - Lease Year 50	8.0%
Lease Year 50 - end of Term	8.5%
     Permitted Exceptions: Matters disclosed on the title and land survey to be obtained by Tenant during the Feasibility Period, excluding any mortgages, deeds of trust or other encumbrances securing obligations for the payment of money.
     Permitted Use: The construction and operation of the Hotel, including associated uses such as (i) retail, restaurant, reception and lobby area, (ii) banquet, conference and public meeting rooms and facilities, and (iii) other uses from time to time customarily related to or in connection with providing Hotel guest services, including parking, storage, back of the house, health club, health and wellness facility, food and beverage services, conference space, offices, bar, cafe, retail, a nightclub (whether or not featuring live entertainment), a discotheque, cabaret, comedy club or other establishment featuring live performance shows of any kind; such associated uses being permitted to the extent that in the aggregate they do not reduce the number of hotel rooms to fewer than 145.
     Personal Property Taxes: All taxes, excises, levies, any other fees or charges of any kind foreseen or unforeseen which are levied, assessed, confirmed or imposed by any public authority upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or other personal property leased to Tenant pursuant to the terms and provisions of this Lease.
     Person or Persons: Individuals, groups, partnerships, estates, limited liability companies, joint ventures, firms, associations, corporations, trusts, any federal, state or municipal governmental bureau, department or agency thereof, governmental officials, administrative bodies or tribunals, or any other form of business or legal entity.
     Premises: The Land and the Improvements.
     Proceeds from Sale or Refinancing: The net cash realized by Tenant from the First Sale or any Refinancing that occurs at or prior to the First Sale, after deducting all transfer and recordation taxes, costs and other expenses related to the transaction, including all financing costs and all fees and expenses of attorneys, accountants, consultants, engineers, surveyors and other professionals, provided, that, if any such fees and expenses are payable to an Affiliate or to a Person in which Tenant or an Affiliate owns more than a 10% equity interest, such fees and expenses shall be deducted only to the extent such fees do not exceed the market rate payable for comparable services if rendered by unrelated third parties. In the case of the First Sale, the “net cash” realized by Tenant shall be reduced by all amounts necessary to retire any preexisting Debt, including all principal, accrued interest, origination fees, prepayment fees and penalties, makewhole premiums, exit fees and similar fees and costs associated with such Debt. In the case of a Refinancing, the “net cash” realized by Tenant shall be reduced by (i) all amounts paid to retire any preexisting Debt, including all principal, accrued interest, origination fees, prepayment fees and penalties, make-whole premiums, exit fees and similar fees and costs associated with such Debt, and in the case of the First Sale or a Refinancing, (ii) all amounts reasonably designated by Tenant for reinvestment in the Premises or Hotel, and all amounts considered reasonably appropriate by Tenant to fund the FF&E Reserve, the Capital Maintenance Reserve or any other reserve reasonably established by Tenant to provide for the repair and/or replacement of FF&E and capital expenditures, and (iii) all amounts considered reasonably appropriate by Tenant to provide for the continued timely payment ofall expenses incurred in connection with the maintenance and operation of the Premises.

     Project: As defined in the Work Agreement.
     Proposed Sale Terms: As defined in Section 16.2.1.
     Quarter: Each separate and consecutive period of three (3) full calendar months within each Lease Year beginning on the Rent Commencement Date; provided, however, if the Rent Commencement Date is not the first day of a calendar quarter (i.e., January March, April — June, July — September, or October — December), then the first Quarter of the first Lease Year shall include the period from the Rent Commencement Date to the first day of the calendar quarter next following the Rent Commencement Date, and the last Quarter shall end on the expiration or earlier termination of the Term.
     Quarterly Statement: With respect to any Quarter, an unaudited statement setting forth in reasonable detail the calculation of Gross Revenues and Percentage Rent, and, until the final distribution following the First Sale, also showing Net Cash Flow and Participation Rent (if any) for the immediately preceding Quarter, prepared in accordance with generally accepted accounting principles and the Uniform System. After delivery of the Quarterly Statement relating to the Quarter in which the First Sale takes place, Tenant shall have no further obligation to provide to Landlord in the Quarterly Statement any information relating to Net Cash Flow or other information necessary to calculate Participation Rent, except to the extent necessary to calculate other Rent that continues to be payable hereunder.
     Real Property Taxes: All taxes and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen, now or hereafter levied, assessed, confirmed or imposed by any public authority upon the real property comprising the Premises, the Land, the Improvements, or any part thereof or interest therein including the leasehold estate hereunder, but excluding BID Taxes, sales and use taxes, corporate franchise taxes, unemployment compensation taxes, hotel occupancy taxes, rent for Vault Space, local, state and federal, personal, partnership or corporate income taxes measured by the gross or net income of Landlord or Tenant from all sources, inheritance or estate taxes, franchise or capital stock taxes, recordation or transfer taxes or Personal Property Taxes.
     Refinancing: Any financing that takes place prior to the First Sale which results in (i) an increase in the aggregate Debt secured by Leasehold Mortgages or (ii) any new Debt or new Leasehold Mortgage that replaces or repays in whole or in part the Debt secured by an existing Leasehold Mortgage.
     Rehabilitation: The work performed by Tenant on the Improvements in accordance with the Work Agreement.

     Release: Any release of Hazardous Materials from the Premises, or any disposal or placement or existence of any Hazardous Materials in, on or from the Premises in violation of any Environmental Laws.
     Rent: The Annual Base Rent, Percentage Rent, Participation Rent and any other payment of money that Tenant is obligated to make under this Lease.
     Rent Commencement Date: As defined in the Work Agreement.
     Reserved Steam Rights: Landlord’s rights to inspect, repair, replace, alter, add to and maintain the Steam Line pursuant to Section 2.5.
     Restaurant Lease: An instrument or agreement to which Tenant is a party, pursuant to which Tenant grants to another Person the right or license to use, occupy and possess for a specified term a portion of the Premises for the purpose ofoperating a restaurant, cafe, bar, nightclub (whether or not featuring live entertainment), cabaret or comedy club.
     Smithsonian Security Easement: As defined in Section 2.6.
     Space Tenant: Any tenant under a Sublease.
     Steam Line: the General Services Administration Heating Operations and Transmission District central steam trunk line, steam station and electric service, serving the Premises and other properties.
     Sublease: An instrument or agreement to which Tenant is a party, pursuant to which Tenant grants to another Person the right or license to use, occupy and possess for a specified term a portion of the Premises for any purpose including operating a retail store, newsstand, parking operation, health club, athletic facility, other service establishment or other use permitted by Applicable Laws, including without limitation any Restaurant Lease but excluding any Leasehold Mortgage.
     Substantial Completion: As defined in the Work Agreement.
     Temporary Appropriation: As defined in Section 23.5.
     Tenant’s Property: All (1) Excluded Fixtures; and (2) signs, equipment, appliances, furniture, furnishings, inventory, supplies and other tangible and intangible personal property installed in or used in connection with the Premises by Tenant, or any Space Tenant, except for items constituting fixtures under Applicable Laws.
     Term: The Term of this Lease determined in accordance with Article 4, subject to the provisions of this Lease regarding termination.

     Transferee: Any assignee or sublessee of all or any part of Tenant’s interest under this Lease.
     Unavoidable Delay: Delay due to federal or local governmental acts or omissions (other than rightful action of Landlord consistent with this Lease), strikes, lockouts, acts of God, inability to obtain labor or materials due to supply shortages in the construction industry, enemy action, civil commotion, shortage or interruption of utilities, fuel or power, fire, unavoidable casualty or other similar causes beyond the reasonable control of the party claiming the benefit of delay (financial inability or negligence excepted).
     Uniform System: The Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as the same may from time to time be amended or supplemented, except to the extent that any such amendment or supplement would in any material respect adversely affect any rights of Landlord, Tenant or any Leasehold Mortgagee under this Lease or would result in any change in the amount of any payment either party is obligated to make or entitled to receive under this Lease, including the amount of Rent due and payable hereunder.
     Vault Space: All underground vault space contiguous with the Land that is available for Tenant’s use as mutually agreed in writing by Landlord and Tenant, and which Tenant in its sole discretion elects to lease or use in connection with its operation of the Premises; however in no event shall Vault Space include any space subject to the Reserved Steam Rights.
     Work Agreement: That certain Work Agreement of even date herewith by and between Landlord and Tenant, attached as Exhibit B.
2. PREMISES
     2.1. Lease of Land and Improvements. In accordance with the powers granted by Congress under Section 111 of the NHPA, as amended, 16 U.S.C. § 470h-3, Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises, on the terms, covenants, and conditions set forth in this Lease, subject to the Permitted Exceptions, the Reserved Steam Rights, and the Smithsonian Security Easement, and in consideration of the rents to be paid and the covenants specified herein to be performed by Tenant. Landlord shall deliver portions of the Premises to permit Tenant to perform certain discrete construction, demolition or Hazardous Materials abatement work at such time or times as Landlord and Tenant may mutually agree. After the expiration of the Feasibility Period, Landlord shall deliver Exclusive Possession of the entire Premises to Tenant within thirty (30) days after Tenant notifies Landlord that Tenant desires to take Exclusive Possession of the entire Premises, provided, that, in no event shall Landlord be obligated to deliver Exclusive Possession of the Premises to Tenant prior to issuance by Landlord of a notice to proceed in accordance with the terms of Section 6.4 of the Work Agreement. During the Term, Landlord also shall make available to Tenant for use in connection with the Premises any and all permits, approvals, applications, plans, conditional use permits and licenses of Landlord appurtenant to the Premises.

     2.2. Vault Space. Tenant shall have the right to enter into a lease or license agreement for Vault Space with the District of Columbia. Landlord shall join with Tenant and execute any and all documents or instruments reasonably necessary to result in Tenant having use of the Vault Space for the entire Tenn. Tenant shall pay all taxes, rent or other fees for such Vault Space.
     2.3. Lease as Master Lease. The parties acknowledge that this Lease is a lease of the Premises, with Tenant to retain ownership of Tenant’s Property during the Term of the Lease. Landlord acknowledges that any covenants which allow Landlord certain control and rights of approval over Tenant’s Property are provided only to insure conformance with the terms and conditions of this Lease, but such covenants do not vest in nor shall they be construed as vesting in Landlord an ownership interest in such property, except upon the expiration or earlier termination of this Lease to the extent provided in this Lease. Any depreciation of Tenant’s Property (including any leasehold improvements made by Tenant) shall accrue to Tenant.
     2.4. “As Is” Condition. Subject to Article 31, Landlord’s obligation to perform Landlord’s Work, and the other express obligations of Landlord under this Lease, Tenant agrees to accept the Premises on the Occupancy Date in their “as is” physical condition as of the Occupancy Date. Landlord represents that it has delivered to Tenant all material written information, data, documents, reports, notices and other materials that, to the Knowledge of Landlord, are in Landlord’s possession and control and that relate to the existence of Hazardous Materials, if any, on, in, under or about the Land and the Improvements and to the environmental, mechanical and structural condition of the Land and Improvements. To the Knowledge of Landlord, except as set forth in the Environmental Reports, the Premises are not in violation of any Environmental Laws, and there are no material Hazardous Materials on, in, or under the Land or Improvements. Tenant acknowledges that, except as expressly set forth in this Section 2.4, and subject to Landlord’s obligations with respect to Hazardous Materials in Article 31, Landlord has made no representations, statements or warranties, express or implied, in respect of the Land and the Improvements, the physical condition thereof, the income to be derived therefrom, the zoning or other laws, regulations, rules and orders applicable thereto, that Tenant has relied on no such representations, statements or warranties, and that Landlord shall in no event whatsoever be liable for any latent or patent defects in the Land and Improvements.
     2.5.Landlord’s Access. Tenant shall permit Landlord and its agents, contractors and representatives to enter the Premises at reasonable times, upon reasonable prior notice (except in an Emergency Situation in which event no notice shall be required if not reasonably possible under the circumstances), which notice may be oral, for the purpose of(a) inspecting the Premises, (b) showing the Premises to representatives of legislative or regulatory bodies, (c) inspecting, repairing, replacing, altering, adding to and maintaining the Steam Line, (d) performing Landlord’s Work in accordance with the schedule to be agreed upon pursuant to the Work Agreement, or ( e) making any necessary repairs to the Premises and performing any work therein that may be necessary by reason of Tenant’s failure to make any such repairs or perform any such work; provided that, except in an Emergency Situation (or other situation that Landlord reasonably determines requires action before the expiration of thirty (30) days after notice), Landlord shall have given Tenant a notice specifying such repairs or work and Tenant shall have failed to make such repairs or to do such work within thirty (30) days after the giving of such notice. In connection with any such entry (except in the event of an Emergency Situation), Landlord shall (i) use reasonable efforts to minimize the interference with or disruption to Tenant’s or any Space Tenant’s business or operations on the Premises; and (ii) not exercise its rights of entry with unreasonable frequency. In any case where Landlord exercises its right to enter upon the Premises pursuant to this Section 2.5, Landlord shall, to the extent reasonably practicable, allow Tenant or its designee to accompany Landlord on the Premises while Landlord is present thereon. Except as provided in the Work Agreement, Section 7.1, Section 12.2 and Article 31, nothing in this Section or this Lease shall imply any duty upon the part of Landlord to do any work and performance thereof by Landlord shall not constitute a waiver of Tenant’s default in failing to perform the same. Landlord, during the progress of any such work, may keep and store at the Premises all necessary materials, tools, supplies and equipment. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage of Tenant or any Space Tenant or other party claiming by, through or under Tenant, by reason of exercising its rights pursuant to clauses (c ), (d) and ( e) of the first sentence of this Section and the obligations of Tenant under this Lease shall not be affected thereby, but nothing hereinbefore set forth shall be construed to relieve Landlord from liability for its wrongful acts or negligence or the wrongful acts or negligence of its agents or employees.
     2.6. Access by the Smithsonian Institution. The Smithsonian Institution (and its successors and assigns) shall have the right to enter the Premises to inspect, maintain, repair and replace the existing fiber optic security communications line in the Premises subject to the terms and conditions set forth in an easement agreement (the “Smithsonian Security Easement”) for such purposes to be entered into by Landlord and the Smithsonian Institution during the Feasibility Period. The Smithsonian Security Easement shall be subject to Tenant’s reasonable approval and shall not grant the Smithsonian Institution materially greater access rights than those granted to Landlord with respect to the Steam Line in Section 2.5.
     2.7. Public Access. From and after the date of Substantial Completion, Tenant shall allow organized tour groups to enter the Premises to tour the historically and architecturally significant portions of the main lobby and the courtyard of the Premises at times scheduled in advance by such groups with the Operator. All such tours shall be subject to such reasonable rules and time restrictions as Tenant may from time to time formulate; provided that no fees (except to the extent reasonably calculated to cover Tenant’s costs associated therewith) shall be charged for such tours without the prior written consent of Landlord.

     2.8. Signs. Tenant shall have the exclusive right to use the Improvements and exterior walls of the Improvements for signs pertaining to the business conducted by Tenant or Space Tenants on the Premises, which signs shall comply with all Applicable Laws and the Applicable Building Code, provided, however, that all signs visible from the exterior of the Improvements shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.
     2.9.Compliance with Historic Preservation Standards. Tenant shall at all times during the Term maintain on staff or retain as an outside consultant an individual who is not disapproved by Landlord (which disapproval may be based only on Landlord’s reasonable good faith assertion that the selected individual has a poor reputation or lacks the requisite experience) and who has experience in the maintenance of historic buildings, who shall be responsible for ensuring that Tenant has in place and enforces rules and procedures intended to ensure that the Premises are operated, maintained and repaired by Tenant in accordance with the Historic Preservation Standards and the Memorandum of Agreement.
3. [RESERVED]
4. TERM
     4.1. Commencement. This Lease, and the terms, covenants and conditions contained herein, shall commence and be effective as of the Commencement Date. The Term shall end at 12:01 a.m. on the Sixtieth (60th) anniversary date of the Commencement Date, unless sooner terminated as provided herein.
     4.2. Lease Conditional on Memorandum of Agreement. Tenant understands that this Lease constitutes a federal undertaking for the purpose of Section 111 of the NHPA, 16 U.S.C. Section 470h-3. Subject to the remaining provisions of this Section, Landlord and Tenant shall each use its good faith efforts to cause the Memorandum of Agreement to be prepared and executed in accordance with 36 CFR Part 800. Tenant shall comply with all terms and conditions of the Memorandum of Agreement. This Lease is expressly conditioned on execution and delivery of the Memorandum of Agreement by all required parties thereto, but failure of such condition shall not deprive Tenant of its right to reimbursement for Reimbursable Project Expenses under the Work Agreement. Tenant shall not commence construction of the Project until the Memorandum of Agreement is executed and delivered by all required parties thereto and the other requirements for such commencement of construction in the Work Agreement are satisfied. Notwithstanding any other provision of this Lease, the requirement for execution of the Memorandum of Agreement may be waived as provided in Section 5.1.5 of the Work Agreement. Each of Landlord and Tenant shall have the right to approve the Memorandum of Agreement in its sole discretion.

     4.3. Holding Over. If Tenant shall hold possession of the Premises after the Term with Landlord’s consent, Tenant shall become a tenant from month-to-month upon the same terms and conditions specified in this Lease for the period immediately prior to such holding over, except that the Monthly Base Rent, Percentage Rent and Participation Rent shall be increased to 200% of the amount of such rent that would have been payable pursuant to the provisions of this Lease if the Term had continued during such holdover period. Tenant shall continue in such status until the tenancy shall be terminated by either party upon not less than thirty (30) days prior notice of intention to terminate the tenancy, subject to all of the conditions, provisions, and obligations of this Lease as existed during the last month of the Term, so far as applicable to a short-term tenancy. Notwithstanding the foregoing, if Tenant is at any time after the Term in default under the terms of this Lease, Landlord shall have the right to terminate the Lease immediately and Tenant hereby waives any and all rights and privileges, so far as is permitted by law, which Tenant might otherwise have to the service of any notice to quit or of Landlord’s intention to re-enter or to institute legal proceedings, which notice may otherwise be required to be given. In the event Landlord elects not to treat Tenant as a tenant by the month, then Tenant shall be a tenant at sufferance and Landlord’s acceptance of the above-described rent shall not in any manner adversely affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and recover damages in accordance with this Lease and Applicable Laws.
5. RENT AND RESERVES.
     5.1. Annual Base Rent. During the Term, Tenant shall pay to Landlord the Annual Base Rent for the Premises in the amount and at the times and in the manner hereinafter specified. During the period from the Rent Commencement Date until the end of the Term, Tenant shall pay as rental for the Premises, the Annual Base Rent, in the amount of the Monthly Base Rent specified in Section 1.1 for each calendar month of each Lease Year, payable in advance on the first day of each calendar month thereafter during said Lease Year.
     5.2. Percentage Rent. Commencing on the Commencement Date, and during the remainder of the Term, Tenant shall pay to Landlord, if applicable, at the times and in the manner hereinafter specified, the Percentage Rent. Percentage Rent shall only be payable to the extent that the amount of Percentage Rent calculated during any Lease Year shall exceed the Annual Base Rent payable during such Lease Year. If the Percentage Rent so calculated is less than the Annual Base Rent for any Lease Year, then no Percentage Rent shall be due and payable by Tenant for said Lease Year. Commencing on the Commencement Date, Percentage Rent shall be calculated on a Lease Year basis and paid in quarterly installments within forty-five (45) days after the end of each Quarter during the Term. With respect to any partial or full Lease Year, the Lease Year installment of the Percentage Rent shall be: (i) the amount, if any, then due based upon the calculation of Percentage Rent provided in Section 5.2 based on the current Lease Year, less (ii) the aggregate amount of the Annual Base Rent having theretofore been payable for such Lease Year.

     5.3. Participation Rent.
          5.3.1. Commencing on the Commencement Date, and during the remainder of the Term, Tenant shall pay to Landlord, if applicable, at the times and in the manner hereinafter specified, the Participation Rent. Notwithstanding anything to the contrary in this Lease, Tenant’s obligation to pay Participation Rent shall terminate as of the date of the First Sale. Commencing on the Commencement Date, Participation Rent shall be calculated on a Lease Year basis and paid in estimated payments on a Quarterly basis within forty-five (45) days after the end of each Quarter in which, or after the date that, the Net Cash Flow for the current year exceeds Cash Flow Level 1, and Participation Rent shall be reconciled on or prior to the date that is one hundred twenty (120) days after the expiration of each Lease Year during the Term.
     5.4. Proceeds from Sale or Refinancing. Tenant shall distribute the net cash constituting Proceeds from Sale or Refinancing as follows:
          5.4.1. First, to Tenant, in an amount sufficient to return to all of Tenant’s partners, as a group, all outstanding capital contributions made by such partners to Tenant, together with an Internal Rate of Return of Seventeen and 3/10 percent (17.3%) on all invested capital; and
          5.4.2. Second, twenty percent (20%) to Landlord and eighty percent (80%) to Tenant.
          5.4.3. Notwithstanding anything to the contrary in this Lease, but subject to the remaining provisions of this Section 5.4.3, Landlord shall have no right to any Proceeds from Sale or Refinancing after the distribution of proceeds as provided herein with respect to the First Sale. In the event any amounts are placed in reserve or otherwise deducted from Proceeds from Sale or Refinancing pursuant to clauses (ii) or (iii) of the definition thereof and such reserved or deducted amounts later are distributed to or for the benefit of partners (or other equity owners) of Tenant, then Landlord’s share of such distributed amounts shall be paid to Landlord at the time of such distributions in the additional amounts which Landlord would have received had such distributed amounts not been placed in reserve or otherwise so deducted, together with any interest previously earned on such distributed reserves. In the event any proceeds of any Debt are distributed to or for the benefit of partners (or other equity owners) of Tenant, such distribution shall be treated for purposes of this Section 5.4 as if it were the Proceeds from Sale or Refinancing. The preceding sentence shall not apply to Debt that otherwise is deemed a Refinancing or to Debt which is incurred after the First Sale.
          5.4.4. Promptly after the Rent Commencement Date, Tenant shall provide Landlord a statement in reasonable detail of Tenant’s calculation of Cash Flow Level 1 and Cash Flow Level 2 and any related information reasonably requested by Landlord.

     5.5. Statements.
          5.5.1. Annual Statement. Within ninety (90) days after the end of each Lease Year, Tenant shall furnish Landlord with the Annual Statement for the preceding Lease Year. The Annual Statement shall be certified as correct by Tenant’s or Operator’s Chief Financial Officer. Tenant shall pay to Landlord with the Annual Statement the amount of any unpaid Rent due and payable in accordance with this Article 5, together with interest on such amount accrued from the forty-fifth (45th) day following the end of the Quarter in which the Rent accrued until paid in full, at the Interest Rate. If the Annual Statement indicates that the aggregate amount of Rent paid in the preceding Lease Year exceeded Tenant’s actual liability for such Rent, then Tenant shall deduct the net overpayment from its next monthly payment(s) of Rent. In addition, Tenant shall deliver to Landlord such supporting documentation as Landlord shall reasonably request for the purpose of verifying the calculations set forth in the Annual Statement.
          5.5.2. Quarterly Statement. Within forty-five (45) days after the end of each Quarter, Tenant shall furnish Landlord with the Quarterly Statement for the preceding Quarter. The Quarterly Statement shall be certified as correct by Tenant’s or Operator’s Chief Financial Officer.
          5.5.3. Statement in Connection with First Sale or Prior Refinancing.
     Tenant shall deliver to Landlord such supporting documentation as Landlord shall reasonably request for the purpose of verifying the calculation of Landlord’s participation in Proceeds from Sale or Refinancing.
     5.6. Audit Of Annual Statements. Landlord may, once with respect to each Lease Year, but not later than four (4) years after the end of such Lease Year, cause an audit of the Gross Revenues and Net Cash Flow and the FF&E Reserve and Capital Maintenance Reserve of Tenant for the business conducted on the Premises to be made by a certified public accountant of Landlord’s selection against whom Tenant has no reasonable objection, and if any Annual Statement or Quarterly Statement made by Tenant to Landlord shall be found to be in error such that Tenant’s payment of Rent has in the aggregate been understated for any Lease Year by an amount in excess of four percent (4%) of the Rent due and payable in such Lease Year, then Tenant shall immediately pay the cost of such audit, as well as the Rent shown to be payable by Tenant to Landlord as a result thereof together with interest thereon at the Interest Rate. Otherwise, the cost of such audit shall be paid by Landlord, and additional Rent, if any, and interest thereon at the Interest Rate shall be paid promptly to Landlord. Each Annual Statement shall be conclusive and binding on Landlord and Tenant after the date that is four (4) years after Landlord’s receipt of such Annual Statement. Prior to the expiration of such four (4) year period, (i) the acceptance of Rent by Landlord shall neither bar nor preclude Landlord from claiming that it did not receive the full amount of such Rent for any particular past Lease Year and (ii) the payment of Rent by Tenant shall neither bar nor preclude Tenant from claiming that it overpaid such Rent for any particular past Lease Year.

     5.7. Retention Of Records. Tenant shall, for a period of four (4) years after the end of each Lease Year, or, for such period as an audit or proceeding relating to Rent hereunder is in progress, keep safe and intact all of the records, books, accounts and other data which are regularly kept by Tenant in the ordinary course of its business to establish Gross Revenues, Percentage Rent, Participation Rent (until the First Sale) and any authorized exceptions and deductions there from and any other amounts payable to or from Tenant pursuant to this Lease, and shall, upon reasonable advance notice, make the same available to Landlord, Landlord’s auditor, representative or agent for examination, inspection or audit at any time during said period.
     5.8. Contributions To Reserves.
          5.8.1. FF&E Reserve. Within thirty (30) days after the end of each Quarter during the Term, Tenant shall deposit an amount equal to at least three percent (3%) of the Gross Revenues attributable to such Quarter into a segregated bank account established and maintained for the benefit of the Project solely for the purpose of holding reserves to be used for the repair, replacement and maintenance of FF&E (the “FF&E Reserve”). The amounts so deposited in the FF&E Reserve, including all interest earned thereon, shall be continually maintained in such reserve account until such time(s) as Tenant deems it advisable in its discretion to withdraw such amounts for use in replacing, substituting, repairing or restoring the FF&E. Upon expiration or termination of this Lease, or the entry into any new lease pursuant to Section 18.8, the funds in the FF&E Reserve shall be the property of Tenant; provided that, upon termination of this Lease at Tenant’s option pursuant to Section 7.5 or Section 22.1.2, the FF&E Reserve shall be allocated between Landlord and Tenant in accordance with the corresponding termination provision.
          5.8.2. Capital Maintenance Reserve. Within sixty (60) days after the end of the first Quarter of the tenth (10th) Lease Year of the Term, and within sixty (60) days after the end of each Quarter thereafter during the Term, Tenant shall deposit an amount equal to two percent (2%) of the Gross Revenues attributable to such Quarter into a segregated bank account established and maintained for the benefit of the Project solely for the purpose of holding reserves to be used for the repair, replacement and maintenance of the Historic Elements and the Premises (the “Capital Maintenance Reserve”). The amounts so deposited in the Capital Maintenance Reserve, including all interest earned thereon, shall be continually maintained in such reserve account until such time(s) as Tenant deems it advisable in its discretion to withdraw such amounts for use in fulfilling its obligation to repair, make replacements to, and maintain the Historic Elements and the Premises in accordance with the terms of this Lease. Upon the expiration or termination of this Lease, or the entry into any new lease pursuant to Section 18.8, the funds in the Capital Maintenance Reserve shall be the property of Landlord and shall be transferred promptly to Landlord.

          5.8.3. Tenant’s Obligation to Deliver Statements and to Make Deposits.
     Tenant shall deliver to Landlord within forty-five (45) days after the end of each Quarter a statement setting forth the amount of funds held at the end of such Quarter in each of the FF&E Reserve and the Capital Maintenance Reserve and an accounting in reasonable detail of the flow of funds to and from such reserve accounts during such Quarter.
     5.9. Deposits and Contributions as Rent. Tenant’s obligation to make distributions to Landlord pursuant to Section 5.4 and contributions to reserves pursuant to Section 5.8 shall be deemed an obligation on the part of Tenant to pay Rent.
     5.10. General Rent Provisions. All payments of Rent, and any other sums payable by Tenant pursuant to this Lease, shall be in lawful money of the United States and payable by check without setoff (except as otherwise expressly permitted under the terms of Articles 11 and 31 of this Lease), prior notice, deduction or demand, to Landlord at General Services Administration, Post Office Box 70697, Chicago, Illinois 60673, or at such other address as Landlord may from time to time designate by notice to Tenant. At Landlord’s option, after reasonable prior notice to Tenant, payments of Rent pursuant to this Lease shall be payable by wire transfer or other electronic means to such account as Landlord may from time to time designate by notice to Tenant. If for any reason this Lease shall be terminated at any time other than the end of the month through no fault of Tenant and when Tenant shall not otherwise be in default under this Lease, Landlord shall refund to Tenant any prepaid but unearned rent allocable to the remainder of the month during which such termination shall occur. Upon expiration or earlier termination of this Lease, Tenant promptly shall pay any Rent (including Participation Rent and Percentage Rent) through the effective date of the expiration or termination. Any such amounts that cannot be determined fully shall be estimated at such time and reconciled as soon thereafter as is practicable.
     5.11. Net Lease. It is the purpose and intention of Landlord and Tenant that all Rent shall be absolutely net to Landlord without any abatement, deduction, counterclaim, set-off or offset whatsoever (except as expressly provided in Article 11 and Article 31 of this Lease and Section 6.12 of the Work Agreement), so that this Lease shall yield net, to Landlord when due hereunder, the Annual Base Rent and other Rent during the Term and that all costs, expenses and charges of every kind and nature relating to the Premises shall be paid by Tenant. Tenant shall also pay all taxes, assessments, and utility expenses in accordance with and to the extent provided in Articles 11 and 12.
6. STANDARD OF OPERATION AND USE
     6.1. Permitted Use. Tenant and any Space Tenants will only use the Premises during the Term for a Permitted Use. Notwithstanding the foregoing to the contrary, if at any time after the fifth (5th) Lease Year, operation of the Premises for the Permitted Use is not Economically Viable, then with the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, Tenant shall have the right to change the Permitted Use. Among the factors to be considered by Landlord in granting or withholding such consent (which may be conditioned on Tenant obtaining any necessary approvals of the National Capital Planning Commission or other governmental authorities) shall be compliance with the NHPA (including amendment of the Memorandum of Agreement if so required), continued reasonable public access as required by Section 2.7 and as otherwise practical, consistency with the criteria that resulted in Landlord’s selection of Tenant as tenant hereunder, and whether Tenant’s request is reasonable in light of the prevailing economic and market conditions. Landlord may condition its consent to a change in the Permitted Use upon renegotiation of the Rent to reflect the economic aspects of the changed use and amendment of the Hotel Standard to reflect the prospective use. Tenant shall cause the operation, management, maintenance and repair of the Premises to comply with the Hotel Standard (as may have been modified in the event of a change in the Permitted Use) throughout the Term.
     6.2. Certain Uses. Subject to its right of contest as provided in Section 7.4, Tenant shall not use or occupy, nor permit or suffer the Premises or any part thereof to be used or occupied for any unlawful or illegal business, use or purpose, or for any business, use or purpose deemed disreputable or extra hazardous, or in such manner as to constitute a nuisance of any kind, public or private, or for any purpose or in any way in violation of this Lease, the certificate of occupancy or of any present or future Applicable Laws or the Applicable Building Code, or which may make void or voidable any insurance then in force on the Premises. Tenant shall, immediately upon the discovery of any such unlawful, illegal, disreputable, extra hazardous or other use or purpose prohibited by this Section 6.2, take all reasonably necessary steps, legal or equitable, including the exercise of remedies available to Tenant under any Restaurant Leases or other Subleases whose subtenants are in violation of the foregoing requirements, or under Applicable Laws or the Applicable Building Code, to cause the discontinuance of such use. Tenant covenants, at Tenant’s sole cost and expense, to promptly comply with and abide by all applicable restrictions, conditions, reservations, covenants and other matters to which title to the Premises is subject. Without the prior written consent of Landlord in each instance, Tenant shall not apply for any variances, special exceptions or other changes in the zoning category, land use classification, building restrictions, parking requirements or the like for the Premises, provided that Tenant may file applications for any special exception, variance or waiver which is required in order to complete the construction and Rehabilitation work in the Premises in accordance with the Work Agreement. Tenant shall not submit its leasehold estate in the Premises to a condominium or cooperative regime or plan of ownership, except as approved by Landlord in accordance with Section 6.1.
     6.3. No Use By Public Without Restriction. Tenant shall not suffer or permit the Premises or any portion thereof to be used by the public without restriction or in such manner as might reasonably tend to impair title to the Premises or any portion thereof, or in such manner as might reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Premises or any portion thereof.

     6.4. Continuous Occupancy. From and after the date of Substantial Completion, Tenant (or its permitted successors) shall, throughout the entire Term, continuously and uninterruptedly occupy and operate the hotel portion of the Premises (after Substantial Completion in accordance with the schedule set forth in the Work Agreement) for the Permitted Uses; provided, however, that Tenant’s obligations under this Section 6.4 shall be suspended during any period (i) of restoration, repair, replacement or rebuilding undertaken by Tenant pursuant to this Lease, (ii) of condemnation of the Premises or any interest therein, (iii) during which improvements are being made to any portion of the Premises or other space within the Premises prior to occupancy thereof by a new tenant or Space Tenant, (iv) of capital improvements undertaken by Tenant pursuant to Article 8, (v) of transition in connection with an assignment of the Lease, a Sublease of the Premises or space therein or a change in the Operator, or (vi) where otherwise prevented by reasons or causes reasonably beyond Tenant’s control (excluding Tenant’s financial inability), all of the foregoing limited, however, to the amount of space that reasonably and prudently in Tenant’s discretion is affected thereby and for such time as is reasonably required in any of the foregoing circumstances, or where otherwise prevented by reason or causes reasonably beyond Tenant’s control (excluding Tenant’s financial inability) and provided that Tenant shall give Landlord reasonable prior notice of any cessation or suspension of occupancy or operation pursuant to this Section. Notwithstanding anything to the contrary in this Section 6.4, after delivery of reasonable prior notice to Landlord, Tenant may reduce the number of operating guest rooms to fewer than one hundred forty five (145), but in no event to fewer than fifty (50), in the event that, and for so long as, Tenant reasonably determines in light of prevailing economic conditions that it is not economically feasible to operate more than such reduced number of guest rooms. Nothing contained in this Section 6.4 is intended to limit, reduce or otherwise affect Tenant’s obligations under Section 2.7.
7. REPAIRSANDMAINTENANCE
     7.1. Tenant. Tenant shall, at Tenant’s sole expense upon the Occupancy Date and thereafter during the Term: (i) keep and maintain the Premises and all FF&E used in connection with the Hotel (or cause the same to be kept and maintained) in good and sanitary order, condition and repair (permitting for reasonable wear and tear) in compliance with the Hotel Standard; (ii) except as provided in Section 7.4, comply with all laws, ordinances, rules, regulations, or orders of all governmental authorities now in force or which may hereafter be in force which generally control, regulate or affect the Premises; and (iii) keep clean and free from snow, ice, rubbish and obstructions the sidewalks, Vault Space, gutters and curbs comprising, in front of or adjacent to, the Premises, promptly after such items may accumulate. Tenant shall not be deemed to be in possession of the Premises or to have any obligation under this Article 7, until the Occupancy Date. Until the Occupancy Date (i) Landlord shall perform all repairs and maintenance and other work necessary to cause the Premises to comply with Applicable Laws and the Applicable Building Code to the extent applicable to a vacant building and (ii) Landlord shall manage, repair, preserve and maintain the Premises and the Historic

Elements in accordance with Landlord’s currently applicable “mothball” maintenance program, including any repairs and maintenance required by reason of casualty.
     7.2. Landlord. Subject to Landlord’s obligations under the Work Agreement and its obligation to provide Steam Service in accordance with Section 12.2, after the Occupancy Date, Landlord shall have no obligation to furnish any services, utilities or facilities whatsoever to the Premises. Upon the Occupancy Date, and subject to Landlord’s obligations under Section 7.1, Section 12.2 and Article 31, Landlord shall have no duty or obligation to make any alteration, change, improvement, replacement, restoration, Rehabilitation or repair to, or to demolish any part of, the Improvements, and Tenant shall assume sole responsibility for the condition, operation, repair, alteration, improvement, replacement, Rehabilitation, maintenance and management of the Premises during the Term.
     7.3. Compliance with Laws. From and after the Occupancy Date, Tenant, at its sole cost and expense, shall comply with the Applicable Building Code and any and all Applicable Laws, irrespective of the nature of the work required to be done, extraordinary as well as ordinary, of federal, state, city or other governmental, public or quasi-public authorities now existing or hereafter created, and of any and all of their departments and bureaus, and of any applicable fire rating bureau or other body exercising similar functions with respect to policies of insurance affecting the Premises, sidewalks comprising a part or in front thereof or adjacent thereto and/or any Vault Space, or requiring the removal of any encroachment, or affecting the construction, maintenance, use or occupation of the Premises, whether or not the same involve or require any structural changes or additions, and irrespective of whether or not such particular use to which the Premises, or any part thereof, may be put. After the Occupancy Date, Tenant also shall comply with any and all provisions and requirements of any fire, liability or other insurance policy required to be carried by Tenant under the provisions of this Lease.
     7.4. Contest of Obligation. Tenant shall have the right, in appropriate proceedings, at its sole cost and expense, diligently and in good faith to contest or seek to have reviewed or abated the application of any law, ordinance, rule or regulation which a governmental or quasi-governmental authority seeks to enforce, including the interpretation or manner of application of the Historic Preservation Standards to the Premises, provided, that, Tenant shall not challenge the general applicability of the Historic Preservation Standards to the Premises. During any such contest, Tenant shall have the right to defer its compliance with any such law, ordinance, rule or regulation upon the conditions that (i) Tenant shall furnish to Landlord prior notice of such contest and reasonable evidence that Tenant has the ability to satisfy any costs that are reasonably likely to result from Tenant’s decision to defer compliance with any such law, ordinance, rule or regulation pending resolution of such contest, (ii) no such deferral shall be permitted pursuant to this Section 7.4 with respect to actions of Landlord as landlord under this Lease, but, subject to the other requirements of this Section 7.4, such deferral shall be permitted with respect to governmental rules or regulations promulgated by

Landlord in its capacity as a governmental authority, (iii) no such deferral shall limit Tenant’s obligations as provided elsewhere in this Lease to keep, operate and maintain the Premises in good order, condition and repair and in accordance with the Hotel Standard, (iv) no such deferral shall limit Tenant’s obligations to protect and preserve the Historic Elements and structure and major systems of the Improvements (including any parts of the Improvements that are involved in any then-pending contest, review or abatement pursued or sought by Tenant), and (v) no such deferral shall be permitted if at any time the Premises or any part thereof shall be in danger of being forfeited or if Landlord shall be in danger of being subject to liability or penalty by reason of noncompliance. Any contest instituted by Tenant shall be commenced and prosecuted to final adjudication by Tenant as soon as reasonably possible. Landlord shall reasonably cooperate with Tenant in any such contest to such extent as Landlord may reasonably deem proper (including joining in any contest, application, request for review, and the like), however Landlord shall not be subject to any liability for the payment of any costs or expenses in connection with any such proceeding and Tenant covenants to indemnify and save Landlord harmless from any such costs or expenses.
     7.5. Certain Termination Rights.
          7.5.1. Uneconomic or Infeasible Costs. Except to the extent occasioned by fire or other casualty covered by Article 22, or any Release of Hazardous Materials not covered by Section 31.5 and not caused by Tenant or its agents, employees, Space Tenants, contractors or subcontractors, if, after Substantial Completion, the cost to Tenant of making the repair, alteration, addition or improvement (to the extent of available insurance proceeds and Capital Maintenance Reserve and, to the extent not reasonably required or prudently reserved for replacement of FF&E, the FF&E Reserve) would, in Tenant’s reasonable good faith business judgment, make the continuing use of the Premises not Economically Viable, and such cost to comply in the aggregate (in excess of available insurance proceeds and Capital Maintenance Reserve and, to the extent not reasonably required or prudently reserved for replacement of FF&E, the FF&E Reserve) is equal to or greater than five times the Annual Base Rent for the Lease Year during which such repair or other obligation of Tenant shall occur, then Tenant shall have the right to elect in its sole discretion to terminate this Lease by notice to Landlord given within ninety (90) days after the obligation to make such repair, alteration, addition or improvement is imposed. In the event that such obligation is anticipated in advance, Tenant shall give notice as soon as is reasonably feasible. Notice of termination given hereunder shall be accompanied by Tenant’s certificate affirming Tenant’s conclusion that the cost of the repair, alteration, addition or improvement makes continuing use of the Premises uneconomic or infeasible to Tenant under the standards herein specified. Termination of the Lease under Tenant’s notice shall be effective sixty (60) days after the date Tenant delivers such notice.
          7.5.2. Last Five Years. During the last five (5) Lease Years, if pursuant to this Article 7 Tenant becomes obligated to make or install any repairs, Alterations, additions or improvements to the Premises (including by reason of any casualty) with an actual useful life in excess of the then remaining Term, then Tenant shall notify Landlord of such repairs, Alterations, additions or improvements and Tenant shall be obligated to pay for the portion of the reasonable cost equal to the ratio (expressed as a percentage) which the then remaining number of Lease Years (or fractional portion thereof) in the Term bears to the actual useful life of such repairs, Alterations, additions or improvements. Tenant’s notice shall state the itemized cost and useful life of the item, and Landlord’s balance as described in clause (ii) below, and shall inform Landlord of its option in the next sentence. Within forty-five (45) days after Tenant gives such notice, Landlord shall elect, at its option, by notice to Tenant either to (i) waive Tenant’s obligation to make such repairs, Alterations, additions or improvements to the extent that the basic integrity of the Building structures and systems will not be adversely affected and the cost thereof exceeds the available insurance proceeds and Capital Maintenance Reserve, or (ii) to be obligated to pay for the balance of the cost of such repairs, Alterations, additions or improvements in excess of available insurance proceeds and Capital Maintenance Reserve. In the event Landlord does not give said notice, Landlord shall be deemed to have elected option (i). In any event Tenant shall not cause or permit waste and shall preserve the integrity of the Building structures and systems, and shall preserve and reasonably protect the Historic Elements.
          7.5.3. Distribution of Insurance Proceeds and Reserves. In the event of any termination of this Lease pursuant to this Section 7.5 or Article 31, all insurance proceeds made available by the Leasehold Mortgage, the Capital Maintenance Reserve, and the FF&E Reserve, shall be distributed in accordance with the last two sentences of Section 22.1.2.
8. ALTERATIONS
     8.1. Right To Make Alterations.
          8.1.1. Tenant shall not make any Alterations without the prior approval or consent of Landlord, which shall not be unreasonably withheld; provided that Tenant shall have the right without Landlord’s consent to make Immaterial Alterations unless an uncured Event of Default then exists.
          8.1.2. All Alterations shall constitute Tenant’s Property and shall remain the property of Tenant during the Term, subject to Article 9. All Alterations, when completed, shall be consistent with the Hotel Standard and the Historic Preservation Standards and shall be of such a character as not to materially reduce the value and utility of the Premises below its value and utility immediately before construction of such Alterations was commenced.
          8.1.3. The provisions of Section 6.3 of the Work Agreement (applicable to the initial Rehabilitation) shall apply to all Alterations.
     8.2. Additional Requirements. No Alterations shall be undertaken until Tenant shall have delivered to Landlord insurance policies or certificates therefor issued by responsible insurers, bearing notations evidencing the payment of premiums or accompanied by other evidence satisfactory to Landlord of such payments, for workers’ compensation and employer liability insurance covering all Persons employed in connection with the Alterations and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant or the Premises, and, unless the liability insurance then in effect with respect to the Premises shall cover the risk, owner’s protective liability insurance expressly covering the additional hazards resulting from the Alterations with limits not less than those, and otherwise subject to the same conditions and requirements set forth in, Article 13 with respect to the liability insurance required thereunder. If under the provisions of any fire, liability or other insurance policy or policies then covering the Premises or any part thereof any consent to such Alterations of said insurance company or companies issuing such policy or policies shall be required to continue and keep such policy or policies in full force and effect, Tenant shall obtain such consents and pay any additional premiums or charges therefor that may be imposed by said insurance company or companies. In connection with any Alterations involving demolition or substantial construction or reconstruction, Tenant shall maintain and provide to Landlord at Tenant’s sole cost and expense builder’s risk insurance required to be maintained by Tenant under the terms of the Work Agreement during the original construction and Rehabilitation work in accordance with the Work Agreement. All Alterations shall be performed in a good and workmanlike manner in accordance with the Applicable Building Code and all Applicable Laws. Promptly upon completion of any Alterations that would require a Building Permit if the Premises were privately owned, at Tenant’s cost, Tenant shall deliver to Landlord record drawings as required by Section 6.4.3 of the Work Agreement as to the initial construction of the Project.
9. TENANT’S PROPERTY, ETC.
     9.1. Ownership of Tenant’s Property. Subject to Article 8 and the other provisions of this Lease, Tenant shall have the right to install, remove, alter, add to, and/or replace in or upon the Premises such improvements, fixtures and personal property as Tenant deems desirable. All improvements, fixtures and personal property installed by Tenant in or upon the Premises, whether or not affixed to the Premises, shall remain the property of Tenant until expiration or earlier termination of this Lease. Upon expiration of the Term, or earlier termination of this Lease, Tenant shall have the right (but shall not be required) to remove all or any Excluded Fixtures, in which event Tenant shall retain its title thereto provided, however, that Tenant shall repair all damage caused by such removal at Tenant’s sole cost and expense. Title to all of Tenant’s Property not removed by Tenant shall automatically vest in Landlord upon expiration of the Term or earlier termination of this Lease.
     9.2. Leased and Financed Property, Etc. Landlord acknowledges that Tenant or a Space Tenant may lease from or finance with an unrelated third party all or a portion of the personal property or Excluded Fixtures that are removable without material damage to the Premises. Upon request, Landlord shall promptly execute and deliver any confirmations or acknowledgments that may reasonably be required by any existing or proposed lessor or financing party in connection with the leasing or financing of any such property, which shall include only: (1) an acknowledgment by Landlord that any claims, title or interest that such lessor or financing party may have in, against or with respect to any such fixtures, equipment or other personal property are superior to any statutory right of distraint or other statutory lien of Landlord with respect thereto; and (2) the agreement, acknowledgement and confirmation of Landlord that, as between Landlord and such lessor or financing party, the lessor or financing party shall have the right to remove any or all of the leased or financed property from the Premises at any time or times at or prior to the expiration or termination of the Term, subject to reasonable requirements of Landlord to protect the balance of the Premises. Upon request by Tenant, Landlord shall enter into an agreement with any such lessor or financing party to provide it with copies of notices of defaults that might give rise to termination of this Lease.
     9.3. Name of Building; Intellectual Property. Landlord hereby grants to Tenant for the Term, to the extent Landlord has ownership rights in the IP Rights and the undersigned signatory has the right to make this grant for Landlord, a royalty-free nonexclusive license to use the IP Rights and to license to others the right to use the IP Rights in connection with Tenant’s use of the Premises, subject to Landlord’s reservation of the right to use the IP rights in books or other media describing Landlord’s real property holdings generally and not in competition with Tenant or its licensees of such IP Rights. Tenant shall have the right, but not the obligation, to use any name, including any name included in the IP Rights, in connection with the Hotel and any restaurant, business or other concession located in or on the Premises. Tenant shall have no obligation to use any name included in the IP Rights.
10. MECHANICS’ LIENS
     10.1. No Liens. If any mechanic’s lien or other lien, charge, or order for the payment of money shall be filed against the Premises or Landlord’s reversionary interest in the Land or Improvements, Tenant shall, at its own cost and expense, cause such lien, charge, or order to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or other means within thirty (30) days after notice of the filing thereof. If any mechanic’s or other lien shall at any time be filed against Landlord’s reversionary interest in the Land or Improvements for work performed by or for Tenant, and Tenant fails to have the lien discharged in the same manner as provided above, and if such lien shall continue for an additional thirty (30) days after notice by Landlord to Tenant, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying or bonding off of record the amount claimed to be due, and any amount so paid or incurred by Landlord with all costs and expenses incurred by Landlord in connection therewith, together with interest at the Default Rate accruing from the date(s) of Landlord’s payment(s), shall be paid by Tenant to Landlord on demand.

     10.2. No Consent of Landlord. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Premises or any part thereof. Notice is hereby given, and Tenant shall cause all construction agreements pertaining to the Land or Improvements to provide that Landlord shall not be liable for any work performed or to be performed at the Premises for Tenant or any subtenant or for any materials furnished or to be furnished at the Premises for any of the foregoing, and that no mechanic’s or other lien for such work or materials shall attach to or affect the estate of Landlord in and to the Land or Improvements.
     10.3. Notice of Liens. Should any lien be filed against the Land or Improvements or should any action of any character affecting the title thereto be commenced, each party hereto shall give to the other party notice thereof as soon as notice of such lien or action comes to the knowledge of the notifying party.
11. TAXES
     11.1. Real Property Taxes. Landlord currently pays no Real Property Taxes and makes no payments in lieu of such taxes to the District of Columbia or any other jurisdiction based upon its interest in the Land and Improvements. Tenant shall not, directly or indirectly, voluntarily agree to pay any such Real Property Taxes or to make payments in lieu of such Real Property Taxes to the District of Columbia or any other jurisdiction or otherwise consent to the imposition of Real Property Taxes. Payment by Tenant of a real property tax bill presented by the District of Columbia shall not be deemed a voluntary agreement to pay, but shall be subject to Landlord’s right to contest pursuant to Section 11.6. Tenant shall give Landlord prompt notice of any real property tax assessment or bill indicating that the District of Columbia intends to tax the Premises or Tenant’s interest therein. Subject to the third (3rd) preceding sentence, if the Land or Improvements are or become subject to Real Property Taxes during the Term, for any reason whatsoever, such taxes or payments shall be the responsibility of Landlord; provided that Landlord’s obligations to pay such amounts shall be limited to available appropriated funds of Landlord. To the extent that funds are not available for Landlord to make such payments, (A) Tenant shall pay such taxes or other payments as and when due and payable and (B) Tenant shall have the right to deduct the amount of such payments (together with interest at the Interest Rate on the outstanding amount of such payments from the date such payments are made by Tenant) from the next and succeeding payments of Rent owed by Tenant to Landlord under this Lease until exhausted.
     11.2. BID Taxes. Landlord currently does not pay BID Taxes applicable to the Land and Improvements. Tenant shall be obligated, throughout the Term, to pay BID Taxes to the extent the same are assessed against the Land, Premises and/or Improvements or are otherwise due and payable.

     11.3. Personal Property Taxes. Subject to the provisions of Section 11.4, Tenant shall pay, prior to delinquency, all Personal Property Taxes levied during the Term to the full extent of installments falling due during or with respect to the Term and shall deliver to Landlord within ten (10) days after payment thereof copies of the receipted bills or receipts endorsed by the tax collecting authority showing such payment to have been made before the date such payment would become delinquent. All such Personal Property Taxes shall be paid by Tenant directly to the levying authority. Landlord shall cooperate with Tenant in endeavoring to cause all bills for Personal Property Taxes payable by Tenant hereunder to be sent directly to Tenant, but in the event the tax collection agency will not so agree, then Landlord shall promptly tender the same to Tenant upon receipt of any such bills.
     11.4. Election To Pay In Installments. If, by law, any taxes payable by Tenant hereunder may be paid in installments at the option of the taxpayer, Tenant may exercise such option to pay the same in installments as they may become due during the Term, so long as all such installment payments are required to be made prior to the expiration of the Tenn.
     11.5. Proration. All taxes required to be paid by Tenant under this Article 11, when paid for an annual or other specified term, shall be apportioned for the first and last tax years therefor in the Term, so that the portion payable by Tenant in respect of each of such tax years shall be only such proportion as the number of days covered by the Term in such respective tax years bears to the total number of days for which such payment is payable.
     11.6. Contest. Landlord and Tenant shall each have the right, at its own cost and expense and in its own name or in the name of the other party, to seek to contest or have reviewed, reduced, equalized, or abated any assessment related to taxes payable by the contesting party. The contesting party shall post security in the amount of such contested taxes or assessments, plus estimated costs, penalties and interest, or post a bond of a responsible corporate surety in such amount or such higher amount as is required to stay the obligation to pay such taxes and prevent any penalty. Upon the termination of such proceedings, the contesting party shall pay the amount of such taxes or part thereof as finally determined in such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith, and upon such payment, the contesting party may cause the release of any bond or other security given in connection with such contest. If at any time payment of the whole or any part of such tax or assessment shall become necessary in order to prevent the termination by sale or otherwise of the right of redemption of the Premises, or to prevent eviction of Landlord or Tenant because of nonpayment, then the contesting party shall timely pay to the taxing authority the amount necessary to prevent such termination or eviction and deliver to the non-contesting party within ten (10) days thereafter receipted bills or receipts endorsed by the tax collecting authority, and failing such delivery the non-contesting party shall have the right so to pay the taxing authority. Any such payment, and any costs or expenses incurred by the non-contesting party in connection therewith (including reasonable attorneys’ fees) shall be promptly paid by the contesting party within twenty (20) days after demand by the non-contesting party. If required, and provided that the non-contesting party shall incur no risk or cost, the noncontesting party shall join with the contesting party and execute any and all documents, applications, petitions, instruments, or complaints necessary for any such protest, contest, review or other proceedings, desired or conducted by the contesting party; provided that upon final determination of any such contest, review or proceedings, the contesting party shall pay the taxes for which it is responsible hereunder as they are finally determined and all penalties, interests, costs, and expenses which may thereupon be due or have resulted therefrom. Any Real Property Taxes payable by Tenant as contesting party under this Section 11.6 shall be subject to reimbursement by Landlord as and to the extent provided in Section 11.1.
12. UTILITIES AND SERVICES
     12.1. Tenant Pays For Its Utilities. Tenant shall pay one hundred percent (100%) of all charges incurred by Tenant or which would be a charge or lien against the Premises for electric, gas, heat, water, telephone or other communication service, or other utilities or services provided to the Premises during the Term.
     12.2. Steam Service. During the Term, Landlord shall cause the Premises to be served with steam by the Steam Line for the purpose of providing hot water and heat to the Premises in accordance with the standards, terms and conditions to be set forth in a separate agreement to be negotiated in good faith between Landlord and Tenant during the Feasibility Period, which agreement shall be in recordable form and shall provide, among other things, that (i) so long as Landlord provides steam service to any other building located on the Steam Line in the District of Columbia, Landlord shall provide such steam service to the Premises, and in no event shall Landlord cease providing such steam service without giving Tenant at least three (3) years prior notice, and (ii) in the event that Landlord sells, delegates, assigns or otherwise transfers to a successor steam provider its rights and/or obligations to provide steam service, Landlord shall impose on such successor steam provider the obligation to provide steam service to the Premises on reasonable market terms and conditions. Notwithstanding anything to the contrary in this Section 12.2, Tenant shall have the right, upon prior notice to Landlord, as set forth in the separate steam service agreement to be negotiated between Landlord and Tenant, to terminate steam service to the Premises as of the date specified by Tenant in such notice.
     12.3. Landlord’s Liability. Landlord shall not in any event whatsoever be liable for any injury or damage to any property or to any Person happening on, in or about the Premises and its appurtenances, nor for any injury or damage to the Premises or to any property belonging to Tenant or any other Person which may be caused by any fire or breakage, or by the use, misuse or abuse of any of the elevators, hatches, openings, installations, stairways or hallways, or which may arise from any other cause whatsoever unless caused by the breach of this Lease by Landlord or the wrongful acts or negligence of Landlord or its agents or employees for which Landlord would be liable under this Lease or Applicable Laws. During the Term, subject to Landlord’s obligation to provide steam service in accordance with Section 12.2, Landlord shall not be liable for any failure of water supply, gas or electric current, nor for any injury or damage to any property or any Person or to the Premises caused by or resulting from gasoline, oil, steam, gas, electricity, or hurricane, tornado, flood, wind or similar storms or disturbances, or water, rain or snow which may leak or flow from the street, sewer, gas mains or subsurface area or from any part of the Premises, or leakage of gasoline or oil from pipes, appliances, sewer or plumbing works therein, or from any other place, nor for interference with light or other incorporeal hereditaments by anybody, or caused by any public or quasi-public work, unless any of the foregoing results from the wrongful acts or negligence of Landlord in its capacity as a party to this Lease, or its agents or employees in their capacities as agents or employees of Landlord for which Landlord would be liable under this Lease or Applicable Laws.
13. INSURANCE
     13.1. Tenant’s Fire And Extended Coverage. Tenant at its sole expense shall procure and maintain in full force and effect from the Occupancy Date and during the entire Term thereafter, all risk property and boiler and machinery coverage, including demolition, building ordinance coverage, earthquake, flood, and business income coverage on: (a) Improvements on the Land typically and customarily insured, to the typical and customary limits of such coverage and including insurance for Tenant’s Property; (b) all risk builders risk coverage for the building materials, supplies, and equipment during construction of the Project; and (c) the improvements and leasehold improvements, in amounts not less than the full cost of replacement thereof with like kind and quality sufficient to prevent operation of co-insurance limitations from and after the date the Hotel commences operations. The amount of such insurance shall initially be no less than Forty-Five Million Seven Hundred Thousand Dollars ($45,700,000.00); provided that during such time as the Premises remain vacant prior to Tenant commencing construction work therein, all risk property insurance shall be maintained in the amount of Forty-Five Million Seven Hundred Thousand Dollars ($45,700,000.00). At least every two years Tenant shall from time to time, or upon request by Landlord, notify Landlord of the amount which a qualified appraiser selected by Tenant and reasonably acceptable to Landlord, reasonably deems to be the full insurance cost of replacement thereof with like kind and quality, which amount is subject to the dispute resolution provisions of Article 28. If Tenant so elects, such insurance may provide for a “deductible” in an amount up to the amount customarily provided in insurance carried by Kimpton (or by Tenant and its Affiliates if Kimpton no longer is an Affiliate of Tenant) but not more than One Hundred Thousand Dollars ($100,000), or such commercially reasonable deductible in excess of One Hundred Thousand Dollars ($100,000) as may from time to time after the Commencement Date be applicable. All policies evidencing such insurance (except for business interruption insurance) shall name Landlord as an additional insured and/or loss payee as appropriate, as its interest may appear, shall be payable jointly to Tenant and Landlord for use by Tenant pursuant to the provisions of Article 22. Provided that the Leasehold Mortgagee under any Leasehold Mortgage has agreed in writing (in form and substance reasonably satisfactory to Tenant and Landlord) that insurance proceeds shall be available for use by Tenant and/or Landlord for the purpose of compliance with Article 22, and that such mortgagee or Tenant shall pay the costs, if any, required for an endorsement naming it as such an insured, such insurance may name such mortgagee or beneficiary as an additional insured and/or loss payee as appropriate, as its interest may appear.
     13.2. Tenant’s Worker’s Compensation, Employer Liability, Commercial General Liability And Commercial Automobile Liability Coverage. Tenant at its sole expense shall procure and maintain in full force and effect from the Commencement Date, and for the remaining Term: (a) workers’ compensation and employer’s liability insurance required under applicable District of Columbia laws covering all Tenant’s employee’s with such deductible limits generally set by Tenant or by hotels operated by its Affiliates; and (b) commercial general liability and commercial automobile liability insurance to provide coverage to the public, or to any invitee, Space Tenant or Landlord, arising out of or related to the use of or resulting from any accident or occurrence to Persons or loss or damage to property occurring in or upon the Premises, any perimeter sidewalks and passageways, including common areas, immediately adjacent thereto, or in Tenant-operated or licensed vehicles transporting guests, invitees, or other Persons to or from the Premises, with limits of liability of not less than: (i) Commercial General Liability (Occurrence Form -Limits Per Location) -Each Occurrence $10,000,000, Products/Completed Operations $10,000,000, Personal Injury and Advertising Injury $10,000,000, Fire Damage $1,000,000, General Aggregate $10,000,000 (such commercial general liability insurance to also include coverage for employer’s liability, employee benefits liability, innkeepers legal liability, policy/security guard liability, and liquor liability), and (ii) Commercial Automobile Liability (Occurrence Form -Any Auto, Hired Autos & Non-Owned Autos) Combined Single Limit of$10,000,000 including coverage for garage liability and garage keepers legal liability. The commercial general liability insurance shall include, without limitation, contractual liability coverage. If Tenant so elects, such commercial general liability and commercial automobile liability insurance may provide for a “deductible” in an amount not to exceed $100,000 as to any portion of the coverage required hereunder. Tenant’s commercial general liability policy and commercial automobile policy or policies shall name Landlord as an additional insured. The amounts provided in this Article shall increase each Lease Year by the percentage increase in the CPI.
     13.3. Policies And Certificates. All policies required under this Lease shall be effected under valid and enforceable policies, issued by responsible insurers licensed to do business in the District of Columbia of recognized responsibility which hold a Best’s rating of A-X or greater. Tenant shall from time to time deliver to Landlord and to any other named insured hereunder who so requests copies of policies or certificates of insurance showing that such policies are in effect. All policies providing for self-insurance or “deductibles” may permit one or more of the named insureds to assume the right to defend or adjust claims which reasonably appear to be susceptible of settlement or final resolution within the limits of the self-insurance. The coverage provided by such policies shall not be limited, reduced or diminished by virtue of the waivers contained in Article 14 and Section 13.5. Should Tenant fail to acquire, maintain or renew any insurance required to be maintained by it under this Article 13, or to pay the premium therefor, then Landlord, at its option, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance shall be forthwith repaid upon demand with interest at the Default Rate. Tenant shall obtain written agreements from each insurer under policies required to be maintained by them, to notify all additional insureds named thereunder at least ten (10) days prior to cancellation or reduction in coverage under any such policy to a level less than that required to be maintained under this Lease.
     13.4. Blanket Coverage. Any policy required to be maintained hereunder by either party may be maintained under a so-called “blanket policy” insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is provided on a per location basis and is not thereby diminished.
     13.5. Subrogation Waiver. All risk property, and boiler and machinery insurance policy or policies shall provide that the insurance company waives all rights of recovery by way of subrogation against Landlord or Tenant. Commercial general liability and commercial automobile liability insurance policies shall provide that the insurance company waives all rights of recovery by way of subrogation against Landlord. In the instance of commercial general liability and commercial automobile liability insurance, the provisions of this Section 13.5 are intended to restrict Tenant (as permitted by law) to recovery against insurance carriers to the extent of such coverage, and waive fully, and for the benefit of Landlord, any rights and/or claims which might give rise to a right of subrogation in any insurance carrier.
     13.6. Tenant Insurance Primary. Tenant shall have all of the above required policies endorsed to reflect that they are primary over any other insurance or self insurance of Landlord.
14. INDEMNIFICATION OF LANDLORD
     14.1. Tenant’s Obligation. Tenant shall indemnify and hold harmless Landlord for any legal liability, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees and disbursements which may be imposed upon or incurred by or asserted against Landlord by reason of any tax attributable to the execution, delivery or recording of this Lease or a memorandum hereof.
     14.2. Survival of Provision. Tenant’s obligation to indemnify Landlord pursuant to Section 7.4, Section 18.14 and this Article 14 shall survive the expiration or earlier termination of this Lease, but only in respect of acts and occurrences arising on or prior to the later of the expiration or earlier termination of this Lease.

     14.3. Obligation Not Affected By Failure of Insurance Carriers. Except as otherwise expressly provided in this Lease or the Work Agreement, the obligations of Tenant under this Article shall not in any way be affected by the absence in any case of covering insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under insurance policies affecting the Premises.
     14.4. Tenant to Defend Claims Against Landlord. If any claim, action or proceeding is made or brought against Landlord by reason of any event as to which Tenant is indemnifying Landlord pursuant to this Article, then, upon demand by Landlord, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in Landlord’s name, as the case may be, if necessary, by the attorneys for Tenant’s insurance carrier (if such claim, action or proceeding is covered by insurance), otherwise by such attorneys as Landlord shall approve, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, at its expense, Landlord may engage its own attorneys to defend it or to assist in its defense.
15. ASSIGNMENT AND SUBLETTING
     15.1. Operator. Tenant has designated Kimpton to serve as the initial Operator, and Landlord hereby acknowledges and agrees to such designation. Tenant shall have the right to retain any successor management company selected by it to serve as Operator without the consent of Landlord, provided that (a) the proposed Operator is not an Excluded Contractor and (b) Tenant provides reasonable substantiation to Landlord that the proposed Operator, or any entity or Person which owns a controlling interest in such Operator (e.g., a parent corporation or general partner) (i) has demonstrable prior successful experience in operating hotels and restaurants of similar or better quality than the Hotel and (ii) has the capability to manage a property of historic significance. Tenant shall provide Landlord with at least one hundred twenty (120) days’ prior notice of any termination of an operating agreement with an Operator, and with at least thirty (30) days’ prior notice of Tenant’s designation of a substitute Operator, which latter notice shall include the information regarding such substitute Operator as is required in accordance with this Section 15.1. For purposes of this Section 15.1, Tenant may satisfy its obligation to substantiate that the successor Operator has the capability to manage a property of historic significance by demonstrating that such successor Operator has retained a Person (such as an employee or consultant) who previously has provided facilities management services to the Project or to other properties of historic significance.
     15.2. Assignment or Major Sublease. Tenant shall have the right without approval or consent of Landlord but with fifteen (15) days prior notice to Landlord to assign this Lease or any interest herein or sublease part or all of the Premises to one or more Affiliate(s) to the extent not prohibited by the Anti-Assignment Acts and provided that the Transferee is not an Excluded Contractor. In no event, however, shall there be more than one Person comprising Tenant under this Lease at any particular time. Except as so provided, Tenant shall not voluntarily or involuntarily, by operation of law or otherwise, assign this Lease or enter into a Major Sublease without the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed as provided in Section 15.5. Landlord’s consent to one assignment or Major Sublease shall not be deemed to be a consent to any subsequent assignment or Major Sublease. Following a permitted assignment of all right, title and interest of Tenant pursuant to this Lease, dissolution of the assignor in accordance with Applicable Laws shall not be a default by Tenant under this Lease.
     15.3. Deemed Assignments.
          15.3.1. For purposes of Section 15.2, (i) if Tenant is a Partnership, the sale, assignment or transfer of any general partner’s interest in such partnership, or (ii) if Tenant is a corporation, joint venture, limited liability company or other entity (other than a partnership), the transfer of interests in such corporation or other entity resulting in a change of control of such corporation, joint venture or other entity (excepting any corporation whose stock is listed and publicly traded on a recognized stock exchange), whether by operation of law or otherwise, and whether by sale, assignment or transfer of any issued and outstanding capital stock of any such corporation or by the issuance of any additional stock in any such corporation by sale, assignment or other transfer, shall be regarded as, and subject to the same provisions concerning, an assignment of this Lease or Sublease of the entire Premises, or substantially the entire Premises. Notwithstanding the foregoing provisions of this Section 15.3 to the contrary, (i) the sale, assignment or transfer to an Affiliate or to a Leasehold Mortgagee of any general or limited partner interest or other ownership interest in a partnership, joint venture, or other entity which is Tenant under this Lease, or (ii) any transfer in the voting control of Tenant to an Affiliate or to a Leasehold Mortgagee of any corporation (excepting a corporation whose stock is listed and publicly traded on a recognized stock exchange), which is a general partner of any partnership or is a venturer in any joint venture that is Tenant under this Lease or (iii) the formation of a new joint venture, new partnership or other new entity by a Leasehold Mortgagee and Tenant (or any Affiliate of Tenant or some or all of the general and limited partners of Tenant), said new joint venture, new partnership or other new entity thence becoming Tenant under this Lease, shall not require Landlord’s prior consent provided that (i) Tenant gives to Landlord (A) thirty (30) days advance notice of said occurrence identifying Leasehold Mortgagee, (B) executed counterparts of all instruments effecting said occurrence, (C) an executed counterpart of an instrument of assumption of all of the seller’s, assignor’s or transferor’s obligations under this Lease by said Leasehold Mortgagee, and (D) any such transaction involving a Leasehold Mortgagee is effected to further secure the Leasehold Mortgage or in enforcement of the remedies under the Leasehold Mortgage, and (E) no such party is an Excluded Contractor.
          15.3.2. Nothing contained in this Section 15.3 shall be construed to prevent a transfer of the interest of any limited partner of any limited partnership which may be Tenant hereunder, or to require Landlord’s consent to such transfer.

          15.3.3. Nothing contained in this Section 15.3 shall be construed as prohibiting the entry by Tenant into any Sublease including any Restaurant Lease or to impose any requirement that Tenant obtain Landlord’s consent to any Sublease or Restaurant Lease, other than a Major Sublease.
          15.3.4. Nothing contained in this Section 15.3 shall be construed as prohibiting the granting by Tenant of a Leasehold Mortgage that is made subject to and otherwise in accordance with the terms, covenants and provisions of this Lease, or the foreclosure (or deed in lieu thereof) of any such Leasehold Mortgage.
     15.4. Costs and Expenses. Tenant shall pay to Landlord the reasonable cost of attorneys’ and other professional fees in connection with any request for assignment or subletting up to One Thousand Dollars ($1,000) (which amount shall be increased in proportion to increases hereafter in the CPI).
     15.5. Reasonable Consent.
          15.5.1. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed assignment of the Lease or a Major Sublease of the Premises or any portion thereof. Landlord shall not disapprove any proposed assignment of this Lease or Major Sublease for reasons that would not be reasonable grounds for a private Landlord to disapprove such transaction; provided that in no event shall any Transferee be an Excluded Contractor. Among the factors to be considered by Landlord in determining whether to consent may be: (i) the proposed Transferee’s proof of authority, qualification to do business, and legal status; (ii) the nature and quality of the hotel business proposed to be carried on in the Premises is in material compliance with the terms of this Lease; (iii) evidence reasonably satisfactory to Landlord submitted by Tenant or otherwise available to Landlord that the proposed Transferee or subtenant has a satisfactory business reputation; (iv) Tenant reasonably establishes that the proposed assignee has (1) demonstrable prior successful experience in operating (either itself or a Person holding a controlling interest in the assignee either directly in having directly operated or indirectly in having previously retained a hotel management company to operate) hotels and restaurants of similar or better quality than the one required to be operated on the Premises by Tenant, (2) sufficient capability (either directly or indirectly by retaining an experienced Person (such as an employee or consultant or controlling Person) to manage properties of historic significance, and (3) sufficient financial wherewithal to perform its obligations under this Lease.
          15.5.2. In the event the proposed assignee is an entity which does not itself have either direct or indirect demonstrable successful prior experience in operating hotels of similar or better quality and thus also does not have a good general business reputation as a hotel owner or Operator as required by Section 15.5. 1 (iii) and (iv), the proposed assignee may satisfy Section 15.5.I(iii) and (iv) by reasonably establishing to Landlord’s satisfaction that: (a) it or an entity or Person owning a controlling interest in it has demonstrable successful prior experience in operating an active business (other than as a mere passive investor) or in actively developing real estate of value comparable to the

Premises; (b) it has a very good general business reputation in the business in which it has been engaged; (c) it retains under a written operating agreement, a copy of which shall be provided to Landlord along with Tenant’s request for consent to assignment, a hotel management company which has demonstrable successful prior experience in operating hotels of generally comparable quality as the Hotel; and (d) such hotel management company meets the criteria set forth in Section 15.1. Landlord shall approve or disapprove any proposed assignment within twenty (20) days after request therefor from Tenant together with written presentation by Tenant of sufficiently detailed information pursuant to Section 15.5.1(i) through Section 15.5. 1 (iv) above. If Landlord shall disapprove of any such proposed assignment, such disapproval shall include Landlord’s stated reasons for such disapproval in reasonable detail. If (i) Landlord fails to approve or disapprove any proposed assignment within such twenty (20) day period, (ii) Tenant thereafter makes a second request for Landlord’s approval of the proposed assignment and (iii) Landlord fails to approve or disapprove the proposed assignment within ten (10) days after Tenant’s second request, then Tenant shall have the right to recover all reasonable additional costs and expenses incurred by Tenant (and to such other relief as may be available to Tenant at law or in equity) by reason of Landlord’s failure timely to respond or Landlord’s wrongful disapproval, and such rights shall arise immediately after the expiration of such ten (10) day period, without regard to any cure period that otherwise would be applicable pursuant to this Lease, including without limitation the cure period in Section 27.2.1. Notwithstanding the foregoing, in order for any assignment or other transfer to be effective for any purpose under this Lease, the proposed assignee must assume in writing the performance of all of the terms, covenants, and conditions on the part of Tenant to be performed hereunder from and after the date of such assignment or other transfer. In the event an assignment is approved by Landlord but not completed within one (1) year after said approval, any future assignment to the approved party shall again be subject to re-approval pursuant to this Section 15.5. Without limiting the other provisions to which Section 19.2 applies, any request for Landlord’s consent pursuant to this Section 15.5.2 shall comply with Section 19.2.
          15.5.3. Nothing contained in this Section 15.5 shall be construed as prohibiting the granting by Tenant of a Leasehold Mortgage which is made subject to and otherwise in accordance with the terms, covenants and provisions of this Lease, or the foreclosure (or deed in lieu thereof) of any such Leasehold Mortgage.
     15.6. Subleases and Restaurant Leases. Nothing in this Article 15 shall require Landlord’s consent to any bona fide Restaurant Lease or other Sublease other than a Major Sublease. Tenant shall give Landlord at least fifteen (15) days prior notice of any Sublease. In no event may the subtenant be an Excluded Contractor. Any Space Tenant and its operations shall be commensurate with the Hotel Standard. Any Sublease hereunder or assignment of this Lease shall be subject to the terms and conditions of this Lease, and the rights of any subtenant or assignee thereunder in no event shall be greater than the rights of Tenant pursuant to this Lease. If not sooner terminated, any Sublease, and the rights of any assignee of Tenant under any assignment, shall terminate upon the expiration or termination of the Term.

     15.7. Anti-Assignment Acts Limitation. To the extent that any intended assignment or Sublease that otherwise is permitted by the express provisions of this Lease, or any non-disturbance agreement or any instrument which this Lease requires Landlord to execute in connection therewith, violates or is limited by the Anti-Assignment Acts, Landlord agrees to cooperate with Tenant to avoid such violation or limitation to the extent legal and proper so to do, by waiving the pertinent provisions of the Anti-Assignment Acts applicable thereto, but only to the extent legal and proper so to do.
16.	SALE OR MORTGAGE OF LANDLORD’S INTEREST;

TENANT’S RIGHT OF FIRST REFUSAL; TENANT’S OPTION
     16.1. Landlord’s Right To Assign. During the Term, Landlord shall have the right and power at any time and from time to time to mortgage or otherwise create one or more security interests affecting the fee estate in the Premises, and to renew, modify, replace, consolidate, extend or refinance any such mortgage or other instrument, subject, however, to the following:
          16.1.1. Nothing contained in any such mortgage shall give the holder of any such mortgage (a “Landlord Mortgagee”) any greater rights with respect to the rights and interest of Tenant under this Lease, or the covenants, conditions and restrictions set forth herein, the leasehold estate created hereunder, or any Leasehold Mortgage given by Tenant hereunder, than those of Landlord.
          16.1.2. Unless Landlord would then be entitled to do so under the terms of this Lease, the Landlord Mortgagee shall not, in the exercise of any of its rights arising or which may arise out of any such mortgage, or any instrument modifying or amending the same or entered into in substitution or replacement thereof, disturb or deprive Tenant or any Leasehold Mortgagee of its possession or right to possession of the Premises, or of any part thereof under this Lease, or any right or privilege created for or inuring to the benefit of Tenant or any Leasehold Mortgagee under this Lease or any Leasehold Mortgage except to the extent Landlord has the right to do so.
          16.1.3. Any such mortgage shall provide that the holder of such mortgage, upon serving Landlord with any notice of a material default by Landlord under such mortgage, will promptly send a copy of such notice to Tenant;
          16.1.4. Landlord and its mortgagee shall, upon request, execute, acknowledge and deliver to Tenant, an agreement, prepared at the sole cost and expense of Tenant, in form reasonably satisfactory to Tenant and its Leasehold Mortgagee, between Landlord, Tenant and the holder of such mortgage, agreeing to all of the provisions of this Section 16.1.

          16.1.5. The term “mortgage” as used in this Section 16.1 shall include a deed of trust, security agreement and financing statement, collateral assignment of leases and rent, and other similar security instruments.
     16.2. Right of First Offer. If Landlord shall at any time desire to assign Landlord’s interest in this Lease, in whole or in part, or sell or exchange all or part of the Land and Improvements (any such transaction being sometimes referred to below in this section as a “sale”), to an entity that is not an agency or instrumentality of the United States, then Tenant shall have the rights set forth in this Section 16.2.
          16.2.1. Notice. Landlord shall give notice to Tenant of Landlord’s desire to assign Landlord’s interest in this Lease, in whole or in part, or sell or exchange all or part of the Land and Improvements and the price and other essential terms and conditions of a sale which Landlord is willing to accept (“Proposed Sale Terms”).
          16.2.2. Option Exercise. For a period of ninety (90) days after the date on which Landlord gives notice to Tenant of the Proposed Sale Terms, Tenant shall have the exclusive right and option to make the purchase of the entire Premises in accordance with the Proposed Sale Terms. If Tenant desires to exercise its option, Tenant shall give Landlord notice to that effect within said ninety (90) day period, time being of the essence. If Tenant timely exercises its option, settlement shall be consummated within ninety (90) days after the expiration of said initial ninety (90) day period in strict accordance with the Proposed Sale Terms.
          16.2.3. Option Not Exercised. If the aforesaid option is not timely exercised by Tenant, then Landlord shall be free to make a sale of the Premises or other transaction on the open market to an outside party, provided that such sale or other transaction shall be made at a price and upon terms and conditions not materially less favorable to Landlord than those set out in the Proposed Sale Terms. A purchase price which is not more than five percent (5%) less than the purchase price set forth in the Proposed Sale Terms shall be deemed not materially less favorable to Landlord.
          16.2.4. Delayed Sale. If settlement of a sale of the Premises to an outside party is not consummated by Landlord within twenty-four (24) months from the expiration of said initial ninety (90) day period, then the above-specified procedures shall be repeated.
          16.2.5. Less Favorable Offer. If during said twenty-four (24)-month period Landlord shall receive or obtain a bona fide written offer acceptable to Landlord for the purchase of the Premises and the price and other terms and conditions of such written offer are materially less favorable to Landlord than those set out in the Proposed Sale Terms, then Landlord shall promptly give notice to Tenant of the purchase price and other essential terms and conditions contained in such written offer. A true copy of the written offer (except for the name of the buyer) shall be attached to the notice. For a period of sixty (60) days after the date on which such notice is given by Landlord, Tenant shall have the exclusive right and option to make the purchase of the entire Premises at the same price and upon the same terms and conditions as are set out in the written offer. If Tenant desires to exercise its option, Tenant shall give Landlord notice to that effect within said sixty (60) day period, time being of the essence. If Tenant timely exercises its option, settlement shall be made within the same time and upon the same terms and conditions as are set forth in the written offer. If the option is not timely exercised by Tenant, then Seller shall be free to make the sale to the bona fide offeror; provided that the sale shall be made within the same time and at the same price and in substantial accordance with the other terms and conditions as are set forth in the written offer. If Tenant fails to timely exercise its option, then the right of first refusal shall be deemed extinguished upon consummation of the sale pursuant to the written offer; provided that if such sale is not consummated pursuant to the written offer, the procedures above specified shall be repeated in all respects.
          16.2.6. Exclusions. The procedures above specified shall not be applicable to (a) a sale in lieu of condemnation, (b) transfers resulting from mergers, dissolutions, liquidations, consolidations, reorganizations or contributions to capital, (c) transfers to parent, subsidiary, affiliated or related corporations or other Persons related to Landlord, (d) transfers by way of a sale, gift or devise (including a trust) to or for any Person related to Landlord (including any successor governmental agency, corporation, department, division or the like to GSA), or to any transfer from one such related Person to another. For the purpose of this Section, if the then owner of the Premises shall be an individual, a related Person shall include a wife, lineal descendant or spouse of such descendant, ancestor or sibling (whether by the whole or half blood), a partnership of which such owner is a member, a joint venture or ownership in common which includes such owner or a corporation, the majority of whose securities is owned by such owner, or anyone or more of the foregoing Persons.
          16.2.7. Foreclosure. The above-specified procedures further shall not be applicable in the event of any sale of the Premises incidental to the exercise of any remedy provided for in any mortgage of the Premises created by Landlord, including sale or transfer by deed in lieu of foreclosure.
          16.2.8. Default. If Tenant is in Default at the time Landlord desires to sell the Premises, then the above-specified procedures shall not be applicable, and Landlord may proceed to sell the Premises without negotiating with or offering to sell the Premises to Tenant.
          16.2.9. Non-Assignable. Except for a collateral assignment by Tenant to the holder of the Institutional Mortgage most senior in lien priority, Tenant’s rights under this Section 16.2 shall not be assignable or transferable separate and apart from this Lease, it being the intent of the parties that such rights and this Lease shall be owned by one and the same Person who shall be the Tenant hereunder.
     16.3. Sale by Landlord. Subject to the provisions of Section 16.2 above, Landlord may at any time freely sell, convey, assign or transfer, in whole or in part, its interest in the Premises and this Lease, so long as any such transferee shall assume all of Landlord’s obligations under this Lease as modified pursuant to this Section 16.3, from and after the effective date of transfer; however, if there are multiple owners of Landlord’s estate in the Premises, they shall designate a single Person as their agent for purposes of collecting the Rent, receiving notices or other communications hereunder to Landlord and acting with respect to any consents or approvals required to be obtained from Landlord hereunder. In the event that Landlord at any time sells, conveys, assigns, or transfers, in whole or in part, its interest in the Premises and/or this Lease, to a transferee that does not have the sovereign powers of Landlord contemplated by this Lease, Landlord and Tenant shall amend and modify this Lease equitably so as to reflect the changed status of Landlord by reason of such transfer.
     16.4. Merger. In the eventuality of a transfer of Landlord’s interest in this Lease to Tenant, such transfer shall not terminate this Lease by merger or otherwise so long as any Leasehold Mortgage encumbers the Premises. Without limiting the generality of the foregoing, upon any such transfer Tenant shall, upon the written request of any Leasehold Mortgagee, execute, acknowledge and deliver to the Leasehold Mortgagee a new mortgage containing the same terms and conditions in recordable form covering Tenant’s fee interest in the Premises and securing the performance by Tenant of all of the obligations secured by the Leasehold Mortgage.
17. LEASE STATUS REPORTS; LEGAL OPINIONS
     17.1. Lease Status Reports. Landlord and Tenant hereby agree that within twenty (20) days after receipt of a written request from the other party, it shall execute, acknowledge and deliver a certificate certifying to the knowledge of Tenant or, as the case may be, the Landlord’s Contracting Officer, to the extent accurate: (1) that Substantial Completion has occurred, (2) that this Lease has not been modified and is in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and stating the modifications); (3) the date to which Rent has been paid; (4) whether or not, to the knowledge of the party executing such certificate, the requesting party under this Lease is in default under this Lease, whether any notice has been received by or delivered to said party of any event of default which has not been cured, except as to defaults specified in the certificate and whether or not any event has occurred which, but for the expiration of the applicable time period, would constitute an event of default under this Lease; and (5) such other matters as may reasonably be requested by the requesting party with respect to the status of this Lease and the performance or non-performance by the other party of its obligations hereunder. The certificate may not be relied upon except to the extent the certificate expressly provides that it may be relied upon; Landlord shall be required to provide for reliance on the certificate only to the same extent as other certificates then generally being issued by Landlord to parties to lease transactions may be relied upon. Tenant acknowledges that such certificates currently issued by Landlord would preclude Tenant or any Leasehold Mortgagee from relying on them.

     17.2. Legal Opinions.
          17.2.1. Landlord’s Legal Opinion. Within thirty (30) days after a request by Tenant, Landlord shall cause its Regional Counselor other appropriate counsel to deliver a formal written legal opinion on behalf of Landlord, addressed to and for the benefit of Tenant, any Leasehold Mortgagee, any Person or entity providing financing for the development of construction of any Improvements, and/or such other Persons or entities as Tenant may reasonably designate (including participants in any financing arrangements, and the assignee(s) of any Person or entity providing debt or equity financing), passing on the due authorization, execution and delivery of this Lease by Landlord and compliance of this Lease with the NHP A, to the extent that such counsel concurs therein, which legal opinion may contain appropriate qualifications. The opinion shall provide that it may be relied upon by all Leasehold Mortgagees.
          17.2.2. Tenant’s Legal Opinion. Within thirty (30) days after any request by Landlord, Tenant shall cause its general counselor outside law firm to deliver a formal written legal opinion on behalf of Tenant, addressed to and for the benefit of Landlord, and/or such other Persons or entities as Landlord may reasonably designate (including mortgagees or potential purchasers), passing on such legal matters relating to this Lease as Landlord shall reasonably request, including the due authorization, execution and delivery of this Lease and the enforceability of this Lease against Tenant, to the extent that such counsel concurs therein, which legal opinion may contain appropriate qualifications.
18. LEASEHOLD MORTGAGES
     18.1. Definitions. For purposes of this Article 18, the following terms shall have the meanings hereinafter set forth:
          18.1.1. Assignment For Security. “Assignment For Security” shall mean a transaction or transactions in which Tenant, in a bona fide debt financing: (a) assigns all or any portion of its interest under this Lease and/or any Construction Documents or contracts relating to the Project, to an Institutional Lender for the purpose of securing Debt; and/or (b) executes a deed of trust for the benefit of an Institutional Lender with respect to all or any portion of its interest under this Lease for the purpose of securing Debt; and/or (c) executes a mortgage for the benefit of an Institutional Lender with respect to all or any portion of its interest under this Lease for the purpose of securing Debt; and/or (d) sells and assigns to an Institutional Lender and leases or subleases back from such Institutional Lender all or any portion of its interest under this Lease, in connection with a transaction where Tenant obtains Debt, repayment of which is secured in whole or in part, or becomes an obligation in whole or in part incurred by Tenant in the transaction in which such assignment, deed of trust, mortgage or assignment and sublease back is delivered or consummated.

          18.1.2. Leasehold Mortgage. “Leasehold Mortgage” shall mean the encumbrance created by an Assignment for Security, including a mortgage, deed of trust, assignment or other instrument regardless of the form of the transaction. A Leasehold Mortgage shall include all of the instruments of encumbrance made by Tenant in connection with the Assignment for Security, including encumbrances executed by the assignee, reassignments and related transactions.
          18.1.3. Leasehold Mortgagee. “Leasehold Mortgagee” shall mean the secured party under a Leasehold Mortgage regardless of the type of interest created in such secured party by the Assignment for Security under such Leasehold Mortgage.
          18.1.4. Mortgaged Premises. “Mortgaged Premises” shall mean Tenant’s interest under this Lease and in the Improvements encumbered by a Leasehold Mortgage.
     18.2. Permitted Assignments For Security. Tenant shall have the right, subject to the terms and conditions of this Article 18, to enter into Assignments for Security so long as Tenant (or a successor taking by assignment pursuant to Article 15) remains liable to the extent provided for in this Lease for performance of all obligations on Tenant’s part to be performed hereunder, and no encumbrance is placed thereby on the Land and Improvements, other than a Leasehold Mortgage on the leasehold interest created by this Lease or by equipment or personal property leases. No Leasehold Mortgage shall encumber or otherwise cover any interest of Landlord in the Premises. No Leasehold Mortgage shall encumber or otherwise cover any interest in real property other than Tenant’s interest in the Premises and any Sublease under this Lease except that, after Substantial Completion, a Leasehold Mortgage also may cover other property of Tenant. No Leasehold Mortgagee, nor any entity claiming by, through or under such Leasehold Mortgagee, shall acquire any greater rights in the Premises, Improvements, the leasehold estate or the Subleases than Tenant has under this Lease except as otherwise provided in this Article 18. All such Leasehold Mortgages shall be subject to all of the conditions, covenants and obligations of this Lease and to the rights of Landlord hereunder, except as otherwise provided in this Article 18. Tenant shall promptly deliver to Landlord a true copy of each Leasehold Mortgage and any assignment thereof. Any Leasehold Mortgage shall provide that the Leasehold Mortgagee shall send to Landlord copies of all notices of default sent to Tenant in connection with the Leasehold Mortgage or the Debt secured thereby.
     18.3. No Merger or Termination By Reason Of Foreclosure, Sale or Surrender. Subject to the provisions of Section 18.5, (i) this Lease shall not be subject to termination by Landlord solely by reason of or upon the commencement of judicial or nonjudicial foreclosure of any Leasehold Mortgage, and (ii) this Lease shall not be subject to termination by Landlord solely by reason of the acquisition by a Leasehold Mortgagee through a foreclosure proceeding of the Mortgaged Premises, or Tenant’s interest therein by resort to any remedy for default under or pursuant to a Leasehold Mortgage or an Assignment for Security, or conveyance in lieu of foreclosure thereof, provided that upon any such event the Leasehold Mortgagee agrees to be bound by this Lease. No sale or transfer (whether by corporate merger, consolidation, operation of law, or otherwise) of the Land and Improvements or the Premises, or any portion thereof, to Tenant, and no purchase or other acquisition of this Lease, or any interest herein by Landlord, shall terminate this Lease by merger or otherwise, so long as any Leasehold Mortgage encumbers the Mortgaged Premises. So long as a Leasehold Mortgage is in effect, Tenant shall not voluntarily surrender and Landlord shall not accept a voluntary surrender, cancellation or other voluntary termination of this Lease by Tenant without the prior written consent of the Leasehold Mortgagee unless such surrender or termination is on account of Tenant’s default hereunder and Landlord has first given each relevant Leasehold Mortgagee the opportunity to exercise its rights as provided in this Article 18 and then subject to such Leasehold Mortgagee rights.
     18.4. Leasehold Mortgagee Succeeds to Tenant’s Interest; Liability of Leasehold Mortgagee Limited. Subject to the provisions of Sections 18.5 and 18.6, upon notice from the Leasehold Mortgagee to Landlord that it is taking possession and upon the assumption of possession of the Mortgaged Premises for any purpose, prior to completion of foreclosure proceedings, a Leasehold Mortgagee shall have all of the rights of Tenant and the duty to perform all of Tenant’s obligations hereunder. Except as otherwise provided for in the immediately preceding sentence, no Leasehold Mortgagee shall be liable to perform, or be liable in damages for failure to perform, any of the obligations of Tenant, unless and until such Leasehold Mortgagee actually enters and takes possession of the Mortgaged Premises or is deemed a mortgagee in possession under Applicable Laws as a result of foreclosure or other Leasehold Mortgagee default proceedings or surrender or assignment in lieu thereof in which event the Leasehold Mortgagee shall be liable to perform all of Tenant’s obligations under the Lease, after foreclosure, including Tenant’s obligation to complete the its work. Except to the extent provided above or elsewhere in this Article, a Leasehold Mortgagee’s liability shall be dependent upon its right to possession and if any foreclosure or other possessory proceedings are terminated prior to assumption of possession, such Leasehold Mortgagee shall have no liability hereunder.
     18.5. Right of Leasehold Mortgagee To Cure Default. No act or failure to act on the part of Tenant which would entitle Landlord under the terms of this Lease, or by law, to terminate this Lease, whether as a result of a default by Tenant or as a result of Tenant’s failure to meet a Milestone Date, shall result in a termination of this Lease unless:
          18.5.1. Notice. Landlord shall have first given notice (“Notice to Mortgagee”) by certified or registered mail of Tenant’s act or failure to act, to the Leasehold Mortgagee of record that constitutes the superior lien on the leasehold estate created by this Lease (provided that Landlord shall have received notice of such Leasehold Mortgage pursuant to Section 18.14 below), and specifying the act or failure to act on the part of Tenant which could or would give basis to Landlord’s rights; and

          18.5.2. Failure To Cure. Such Leasehold Mortgagee, after receipt of such Notice to Mortgagee, has failed or refused to correct or cure the condition complained of within the time permitted hereunder. The date of delivery of the notice to the Leasehold Mortgagee shall be deemed to be the date which commences the Leasehold Mortgagee’s cure period. Such notice may be given to such Leasehold Mortgagee at any time regardless of whether Tenant’s cure period for its breach shall have lapsed. In the event of any breach that can be cured by the payment of money, the time for such cure period shall be the same period available to Tenant but not less than fifteen (15) days from receipt of such Notice to Mortgagee. In the event of any breach that cannot be cured by the payment of money, the Leasehold Mortgagee shall have a reasonable time thereafter so long as the Leasehold Mortgagee is diligently attempting to obtain possession of the Premises and thereafter diligently attempting to cure the default and subject to the limitations set forth below; provided, however, that nothing contained in this Section 18.5.2 shall be deemed to impose any obligation or liability on any such Leasehold Mortgagee to correct or cure any such breach that cannot be cured by the payment of money in the event such Leasehold Mortgagee does not obtain possession of the Premises. As used herein, “reasonable time” shall mean and include both time necessary diligently to obtain possession of the Premises, if the Leasehold Mortgagee elects to do so, which election shall be made within thirty (30) days of Landlord’s notice given under Section 18.5.1, and time to cure the breach. Such election notice shall state the period the Leasehold Mortgagee reasonably expects it will require to obtain possession and thereafter to cure such breach, that the Leasehold Mortgagee intends to diligently obtain possession (by foreclosure or enforcement of its other remedies) and thereafter to diligently cure all such breaches of Tenant. The Leasehold Mortgagee shall keep Landlord reasonably informed in writing, with at least monthly written updates, of its progress in obtaining possession and curing any such breach. “Reasonable time” shall also include, in addition to the time to elect to obtain possession, the time during which the Leasehold Mortgagee may be prevented from foreclosing and/or obtaining possession of the Premises as a result of bankruptcy proceedings, and time necessary to correct or cure the breach using due diligence; provided if such condition is determined to exist, in no event shall such cure period be less than (i) thirty (30) days after the date the Leasehold Mortgagee first obtains possession of the Premises, or (ii) if the breach of Tenant is of a nature which cannot be cured within thirty (30) days, then commencement of cure within such thirty (30) day period’ and the time necessary diligently thereafter to proceed to complete such cure. Neither an Event of Default described in Article 25, nor any other Event of Default that solely arises from the status of Tenant and therefore cannot be cured by a Leasehold Mortgagee (as opposed to breaches relating to the condition or operation of the Premises), shall be deemed a default permitting Landlord to terminate the Leasehold Mortgagee’s possession. Notwithstanding the foregoing, to the extent permitted at law, the Leasehold Mortgagee need not take possession until it forecloses. In the event of any Emergency Situation, nothing in this Article shall preclude Landlord from taking all actions available to Landlord under this Lease in connection therewith.

          18.5.3. Certain Limitations on Liability of Leasehold Mortgagee. Notwithstanding anything to the contrary herein contained, this Section 18.5 shall not be deemed to impose any obligation or liability on any Leasehold Mortgagee to correct or cure any default of Tenant or other condition herein specified in the event such Leasehold Mortgagee does not obtain possession of the Premises, but to the extent that a Leasehold Mortgagee elects to undertake cure of such default or condition pursuant hereto, such Leasehold Mortgagee shall act with diligence in accordance with the terms and conditions herein specified. Notwithstanding the foregoing, a Leasehold Mortgagee shall not be obligated to continue efforts to obtain possession of the Premises or to continue in possession of the Premises and may abandon such at any time in its sole discretion upon notice to Landlord. Abandonment by a Leasehold Mortgagee of efforts to obtain possession or to continue in possession of the Premises, or failure of a Leasehold Mortgagee to cure any default under this Lease shall be without any liability to Landlord, but immediately upon such abandonment Landlord shall be entitled to invoke its rights under this Article 18 including Landlord’s right to terminate this Lease in the event of the failure of a Leasehold Mortgagee to cure any default in accordance with the terms of this Article 18.
     18.6. Assignment After Cure. So long as a Leasehold Mortgagee has timely cured any breach that can be cured by the payment of money or has timely and diligently commenced to cure any other breach of Tenant as required of a Leasehold Mortgagee pursuant to this Article 18 and continues to perform the obligations specifically required to be performed by Tenant pursuant to this Lease, such Leasehold Mortgagee shall have, subject to Landlord’s rights under Section 18.6.2, the right to assign this Lease to any Person, upon obtaining Landlord’s prior consent pursuant to Section 15.5, which assignee shall assume all the obligations hereunder and go into possession and occupancy of the Mortgaged Premises for the uses and purposes hereof. Upon such assignment by the Leasehold Mortgagee, the Leasehold Mortgagee shall be relieved of all further liability for performance of the obligations hereof arising from and after the date of such assignment. No act or failure to act on the part of Tenant which would entitle Leasehold Mortgagee under the terms of the Leasehold Mortgage, this Lease, or by law, to assume or assign or otherwise transfer Tenant’s rights shall be effective unless:
          18.6.1. Notice. The Leasehold Mortgagee shall have given notice of Tenant’s act or failure to act to Landlord; and
          18.6.2. Failure to Cure. Landlord, after receipt of such notice, has failed to pay in full any amounts secured by the Leasehold Mortgage, within thirty (30) days after receipt of such notice and the Leasehold Mortgagee shall have the right during such thirty (30) day period to concurrently pursue all legal and equitable rights it has against Tenant; provided, however, that nothing contained in this Section 18.6.2 shall be deemed to impose any obligation or liability on Landlord to pay such amounts. Upon such payment, Landlord shall be entitled to any rights of the Leasehold Mortgagee in the Premises.

     18.7. Continuing Offer. The covenants and provisions contained in this Lease with respect to the rights, powers and benefits of a Leasehold Mortgagee constitute a continuing offer to any such Leasehold Mortgagee, which shall be deemed to have been accepted by any Leasehold Mortgagee, who by entering into an Assignment for Security and accepting a Leasehold Mortgage or requiring an Assignment for Security pursuant to a Leasehold Mortgage or by entry or foreclosure under a Leasehold Mortgage, assumes the obligations herein set forth with respect to and to the extent required of such Leasehold Mortgagee.
     18.8. New Lease and Survival. If, prior to the expiration of the stated Term, this Lease shall terminate for any reason, or be rejected or disaffirmed pursuant to any bankruptcy law or other law affecting creditors’ rights, any Transferee approved by Landlord pursuant to this Article 18 and Section 15.5 or any Leasehold Mortgagee shall have the right, exercisable by notice to Landlord within thirty (30) days after the effective date of such termination, to enter into a new written lease of the Premises with Landlord. The term of said new lease shall begin on the date of the termination of this Lease and shall continue for the remainder of the Term. Such new lease shall otherwise contain the same terms and conditions as those set forth herein except for requirements which have already been performed and are no longer applicable. The parties intend that such new lease shall have the same priority relative to other rights or interests to or in the Premises, or any portion thereof, as this Lease, and Landlord shall discharge or cause to be subordinated to such new lease any lien or encumbrance created by Landlord which is specifically required by the terms hereof to be subordinated to this Lease or enter into a subordination and nondisturbance agreement with respect thereto. In partial consideration for the new lease, the Leasehold Mortgagee (or such designee) shall pay to Landlord all amounts necessary to cure any breach that can be cured by the payment of money, and all monetary amounts due under the terms of the Lease from the date of such termination, rejection or disaffirmation through the date the new lease commences, and to commence and diligently pursue the cure of any other breach as provided in Section 18.5. Upon such payment, the Leasehold Mortgagee (or such designee) shall be subrogated to all rights of Landlord to recover the amounts so paid from Tenant. From the date on which any Leasehold Mortgagee shall serve upon Landlord a notice of the exercise of its right to a new lease, such Leasehold Mortgagee may use and enjoy the Premises without hindrance by Landlord provided such Leasehold Mortgagee performs all of Tenant’s obligations as provided in this Article 18 and subject to any right of Tenant under Applicable Laws. The provisions of this Section 18.8 shall survive the termination of this Lease and shall continue in full force and effect thereafter to the same extent as if this Article 18 were a separate and independent contract among Landlord, Tenant and such Leasehold Mortgagee. To the extent that any new lease or any instrument which this Lease requires Landlord to execute in connection therewith or in connection with any Leasehold Mortgage otherwise would be prohibited by the Anti-Assignment Acts or other Applicable Laws (but not including regulations relating to suspension or debarment of government contractors), Landlord agrees to cooperate with the Leasehold Mortgagee (as proposed Tenant under the new lease) to avoid such violation or limitation, by waiving the pertinent provisions of the Anti-Assignment Acts applicable thereto, but only to the extent legal and proper so to do.
     18.9. Additional Rights of Leasehold Mortgagee. Any Leasehold Mortgage of the leasehold estate created hereunder may be so conditioned as to provide that as between the Leasehold Mortgagee and Tenant, the Leasehold Mortgagee, upon curing any breach on the part of Tenant that can be cured by payment of money and diligently pursuing the cure of any other breach as required under Section 18.5, shall thereby be subrogated to any or all of the rights of Tenant under this Lease. A Leasehold Mortgagee who, upon default by Tenant, cures any Monetary Breach and performs the other obligations of this Lease to be performed by Tenant in accordance with the provisions of Section 18.5 may, if it so elects in writing, pending foreclosure of its Leasehold Mortgage, enter into possession of the Premises after having first assumed the obligations of Tenant under this Lease and subject to the rights of Tenant under Applicable Laws.
     18.10. Multiple Mortgagees. If more than one Leasehold Mortgagee should request a new lease pursuant to Section 18.8, Landlord shall enter into a new lease with the Leasehold Mortgagee whose Leasehold Mortgage constitutes the superior lien on the leasehold estate created hereunder, or with the designee of such Leasehold Mortgagee. Landlord may, and in so doing shall be without liability to Tenant or any Leasehold Mortgagee, rely on a mortgagee title insurance policy issued by a title insurance company doing business within the District of Columbia in determining which Leasehold Mortgagee’s lien is the superior one entitling the Leasehold Mortgagee to a new lease under Section 18.8.
     18.11. Condemnation Proceeds. If more than one Leasehold Mortgagee asserts a right to condemnation or private sale proceeds payable to, or for the account of, Tenant in accordance with the provisions of Article 23, then subject to the provisions of Article 23 and the terms of the applicable Leasehold Mortgage, Tenant’s share of the condemnation or private sale proceeds shall be distributed in accordance with the directions of the Leasehold Mortgagee whose Leasehold Mortgage constitutes the superior lien on the leasehold estate created hereunder.

     18.12. Execution of Documents. Upon request of Tenant, Landlord shall (and shall cause any Landlord Mortgagee to) execute and deliver from time to time any agreement or document which may reasonably be deemed necessary to implement the provisions of this Article 18, provided that subordination of Landlord’s fee interest and the security interest of any Landlord Mortgagee shall not be required. Tenant shall reimburse Landlord for all reasonable attorneys’ fees paid to private outside counsel, up to One Thousand Dollars ($1,000) by reason of any such agreement (which amount shall be increased in proportion to increases hereafter in the CPI).
     18.13. Notice. Tenant shall notify Landlord in writing of the name and address of the holder of the Leasehold Mortgage of record that constitutes the superior lien on the leasehold estate created hereunder and amount of the Leasehold Mortgage held by such Leasehold Mortgagee within twenty (20) days after the Leasehold Mortgage is recorded. Any notices to any Leasehold Mortgagee by Landlord shall be given to the address specified in such notice or in any such subsequent notice received by Landlord.
     18.14. Disputes Over Lien Priority. If a dispute arises as to the priority of the lien of any Leasehold Mortgage, in the absence of any agreement among the pertinent Leasehold Mortgagees establishing a different priority, a search of the District of Columbia land records by the title company or agent from whom the most current owner’s or Leasehold Mortgagee’s policy of title insurance was obtained (or, if there is no such policy, the priority stated in a current title report issued by a title company or agent designated by Landlord and legally doing business in the District of Columbia) shall be conclusive. The cost of such title report shall be borne by the party raising such dispute. Tenant and each Leasehold Mortgagee involved in a lien priority dispute shall indemnify and hold harmless Landlord from any claim, liability, or other out-of-pocket expense (including reasonable attorney’s fees) arising from or incurred in connection with each such dispute, and each Leasehold Mortgage shall expressly so provide for the benefit of Landlord.
19. NOTICE; APPROVALS
     19.1. Procedure. Subject to the further requirements of Section 18.5.1, if applicable, all notices, payments, objections, consents, approvals, demands, submissions, deliveries, requests, and other communications pursuant to or in connection with this Lease shall be in writing and shall be deemed given upon delivery with a written receipt (or upon refusal of delivery or receipt) at the appropriate address indicated below either: (1) by registered or certified United States mail, return receipt requested, postage prepaid; or (2) by hand; or (3) by a nationally recognized overnight delivery service; or (4) by any other method agreed upon by Landlord and Tenant:

To Landlord:	U.S. General Services Administration
Portfolio Management -Suite 7600 7th & D Streets, S.W.
Washington, D.C. 20407
Attn: Asset Manager, Square 430

With a copy to:	U.S. General Services Administration
Office of Regional Counsel, Suite 7048 7th & D Streets, S.W.
Washington, D.C. 20407
Attn: Regional Counsel

To Tenant:	c/o Kimpton Hotel & Restaurant Group
222 Kearny Street, Suite 200
San Francisco, CA 94108
Attn: Chief Financial Officer

With a copy to:	Arnold & Porter
555 12th Street, N.W.
Washington, D.C. 20004
Attn: Gary E. Humes, Esq.
Either party may change its mailing address at any time by giving notice of such change to the other party in the manner provided herein at least ten (10) days prior to the date such change is effected.
     19.2. Form and Effect of Notice. Every notice (including any notice requesting a consent or approval but excluding any notice granting or withholding of consent or approval under this Lease) given to a party hereto shall comply with the following requirements. Each such notice shall state: (i) the Article and Section of this Lease pursuant to which the notice is given; (ii) the period of time within which the recipient of the notice must respond or if no response is required, a statement to that effect; (iii) if the notice requests a consent or approval, if applicable, that the reasons for any denial of consent or approval must be set forth in the response to the notice; and (iv) if applicable, that the failure to respond to the notice within the stated time period shall be deemed to be the equivalent of the recipient’s approval, consent to or satisfaction with the subject matter of the notice. In no event shall notice be deemed given nor shall a recipient’s approval of or consent to the subject matter of a notice be deemed given by recipient’s failure to object or respond thereto if such notice did not fully comply with the requirements of this Article 19. In addition, unless a time period for approval with respect to a party’s consent is otherwise specifically provided for elsewhere in this Lease, a failure to provide a required approval within the time period requested in the request for approval will not result in a waiver of the requirement of approval. No waiver of this Section 19.2 shall be inferred or implied from any act (including conditional approvals, if any) of a party hereto, unless such waiver shall be in writing, specifying the nature and extent of the waiver.

     19.3. Approvals. Unless otherwise provided in this Lease, whenever approval, consent or satisfaction is required of either party, it shall not be unreasonably withheld or delayed. If either party considers that the other has unreasonably withheld or delayed a consent, it shall so notify the other party within ten (10) days after receipt of notice of denial or, as the case may be, within twenty (20) days after making its request for the consent in the case of an alleged unreasonable delay. Failure to so notify the other party within the time periods set forth in the preceding sentence shall constitute a waiver of any right the first party might otherwise have to bring an action or proceeding to enforce any such provision or for other relief therefor (but shall not preclude a subsequent request for the same consent). Whenever approval, consent or satisfaction is required of either party hereto, and such party disapproves, the reasons therefor shall be stated in reasonable detail in writing. The consent, approval or satisfaction by a party to or of any act or request by the other party shall not be deemed to waive or render unnecessary consent, approval or satisfaction to or of any similar or subsequent acts or requests.
20. RECORDATION, COVENANTS RUNNING WITH THE LAND
     20.1. Recordation of Memorandum of Lease. Within thirty (30) days after expiration of the Feasibility Period, if this Lease has not theretofore been terminated, the parties shall simultaneously execute and acknowledge a Memorandum of Lease in the form attached hereto as Exhibit C, to be recorded by Tenant at its sole cost and expense among the land records of the District of Columbia immediately upon full execution of such Memorandum of Lease.
     20.2. Covenants Running With the Land. All of the provisions, rights, powers, covenants, agreements, obligations, conditions and restrictions set forth in this Lease are intended to be and shall be construed as covenants running with the land, binding upon, inuring to the benefit of and enforceable by the parties hereto and their heirs, successors (by merger, consolidation or otherwise), assigns, devisees, administrators, representatives, lessees and all other Persons acquiring the Premises, Land and Improvements, Landlord’s reversionary interest and/or any portion thereof, or any interest therein, whether by operation of law or in any manner whatsoever. All of the provisions of this Lease for the Term shall be covenants running with the land pursuant to Applicable Laws. It is expressly agreed that each covenant to do or refrain from doing some act on the Premises hereunder: (i) is for the benefit of the Premises and is a burden upon the Land and Improvements; (ii) runs with the Premises and the Land and Improvements; and (iii) shall benefit or be binding upon each successive owner during its ownership of the Premises and/or the Land and Improvements, or any portion thereof, and each Person having an interest therein derived in any manner through any owner of any portion thereof.

21.	NO PARTNERSHIP
     Nothing contained in this Lease shall be construed as creating any type or manner of partnership or joint venture with or between Landlord and Tenant. Nothing contained in this Lease shall be construed to confer upon Landlord any ownership interest or equity stake in Tenant’s business, nor shall anything contained in this Lease be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant. Landlord shall not be liable for any debts incurred by Tenant. The provisions of Article 5 relating to Percentage Rent and Participation Rent based upon Tenant’s performance are included solely for the purpose of providing a method whereby the rent hereunder is to be measured and ascertained.
22.	DAMAGE OR DESTRUCTION OF PREMISES; CONSTRUCTION OBLIGATIONS AND STANDARDS
     22.1. Insured Casualty.
          22.1.1. Tenant’s Obligation to Repair. In the event of fire or other casualty resulting in damage to or destruction of the Premises, or any portion thereof, after the Occupancy Date, from any cause covered under the property insurance carried, or required to be carried, by Tenant pursuant to Article 13, and except as otherwise provided below, Tenant shall, subject to Article 8 and further subject to any Leasehold Mortgagee not having defaulted in its obligations to make such insurance proceeds available as described in Section 22.1.3, diligently repair the Premises so that, after completion of such repair, the Premises will be of like quality and kind as the Premises prior to such damage and such damage or destruction shall in no way annul or void this Lease in whole or in part. For purposes of this Section 22.1.1 “like quality and kind” shall be construed in accordance with the applicable insurance policies. Landlord shall reasonably cooperate with Tenant and reasonably assist Tenant to the extent required in the process of adjusting and settling insurance claims at no risk or cost to Landlord. If Landlord elects to require Tenant to restore or repair the Premises to a standard higher than “like quality and kind,” Tenant shall do so if Landlord agrees in writing to pay the additional cost thereof on a mutually agreed basis (without any obligation of Landlord so to do).
          22.1.2. Termination Right on Certain Casualties. If (i) prior to the Occupancy Date the cost of repair or restoration of the Premises from fire or other casualty damage exceeds Three Million Dollars ($3,000,000), (ii) prior to Substantial Completion the cost to Tenant of remediating Hazardous Materials exceeds the aggregate available amount of: (1) the aggregate available amount of insurance proceeds; plus (2) any applicable deductible; plus (3) the amount reasonably budgeted by Tenant prior to the expiration of the Feasibility Period (or such higher amount as Tenant may budget prior to the discovery of the associated need for remediation) to pay for the remediation of Hazardous Materials; plus (4) such additional amounts as Landlord shall elect to agree in writing to pay on a mutually agreed basis (without any obligation to do so), or (iii) after the Occupancy Date the cost of repair or restoration of any damage or destruction of the Premises covered by insurance, as specified in Section 22.1.1 above, exceeds the aggregate available amount of: (1) insurance proceeds plus any applicable deductible; plus (2) Capital Maintenance Reserve; plus (3) FF&E Reserve to extent not reasonably required for anticipated replacement of FF&E; plus (4) such additional amounts as Landlord shall elect to agree in writing to pay on a mutually agreed basis (without any obligation so to do); then, in any such event, Tenant shall have the right to terminate this Lease, and all ofits obligations hereunder, in the same manner as specified in Section 23.3. If Tenant terminates hereunder, Landlord shall receive all insurance proceeds payable to Tenant (after payment to any Leasehold Mortgagee) on account of the damage or destruction, except that portion attributable to the value of Tenant’s leasehold Alterations and additions made by Tenant to the Premises, including the Project and Tenant’s personal property, Trade Fixtures, Tenant’s Property, business interruption insurance covering Tenant’s business revenues, and other losses suffered by Tenant covered by such insurance proceeds, which portion shall be paid to Tenant. The Capital Maintenance Reserve shall be distributed to Landlord, and the FF&E Reserve shall be distributed one-half (1/2) to Landlord and one-half (1/2) to Tenant.
     22.1.3. Use of Proceeds. If Tenant does not terminate this Lease pursuant to Section 22.1.2, the proceeds of any award with respect to fire or casualty insurance (but not any award with respect to business interruption or similar insurance) shall be deposited with an account controlled by a Leasehold Mortgagee (or, if there is no Leasehold Mortgage, a separate account established by Tenant for the benefit of the Project) and applied solely to pay the cost of repair or restoration, as the work progresses and provided that a Leasehold Mortgagee may require that such proceeds shall not be disbursed unless there are sufficient sums available to complete the repair and restoration pursuant to this Lease. Upon completion of such work, any remaining fire and casualty insurance proceeds shall be payable to Tenant.
23. APPROPRIATION
     23.1. Total Taking. In the event of an Appropriation of all of the Premises, Land and Improvements this Lease shall terminate as of the date of such Appropriation, and Rent and other expenses and charges shall be prorated as of such date.
     23.2. Partial Taking: Repair and Restoration By Tenant. In the event of an Appropriation of less than all of the Premises, all expenses and charges, including the Annual Base Rent and other Rent payable by Tenant hereunder for the portion of the Premises remaining shall be equitably reduced for the remainder of the Term based on the extent to which such Appropriation interferes with the efficacious and economical use or operation of or the conduct of any business therein by Tenant, or any Person holding under Tenant. Tenant shall make all necessary repairs or Alterations to the Premises so as to constitute the remaining portion of the Premises as a complete unit, except that Tenant shall have no obligation to make such repairs when this Lease is terminated as hereinafter provided; provided that, if the Appropriation is by Landlord, Tenant shall be obligated to perform such work described above in this sentence only to the extent of proceeds available from the award made as a result of the Appropriation.
     23.3. Rights Of Termination. If an Appropriation occurs prior to the Occupancy Date, and if such Appropriation is material in the reasonable opinion of Tenant, then Tenant, at its election, may at any time before thirty (30) days after the Occupancy Date terminate this Lease by notice to Landlord. It shall be deemed reasonable for Tenant to terminate this Lease on the ground that the Appropriation is material in the event that awards payable by reason thereof are not sufficient to pay substantially all costs to be incurred for the work of repair, replacement or restoration resulting from the Appropriation. If Tenant does not elect to terminate this Lease by reason of such Appropriation, then and in that event, occupancy shall be delivered on the terms, covenants and conditions herein set forth and all of the proceeds or other awards payable by reason thereof shall be assigned and payable as provided elsewhere in this Article. In the event (i) of any Appropriation of a portion of the Premises or Improvements of such magnitude that it is not economically or practically feasible to restore the Premises or to continue operations therein in an economically feasible or financially viable manner; or (ii) of any material Appropriation during the last five (5) years of the Term, then Tenant shall have the right to terminate this Lease. Such termination shall be effected by notice to Landlord given within thirty (30) days from the earlier of(a) the date of the exercise of Appropriation or (b) the date possession of the portion of the Premises is taken, damaged, or appropriated.
     23.4.Allocation Of Award. With respect to an Appropriation after the Commencement Date, the award shall be allocated and distributed in the following order of priority: (i) to Leasehold Mortgagees, in the order of their respective priority, in payment of the indebtedness secured by their respective Leasehold Mortgages, up to but not exceeding the portion of the award allocated to the value of Tenant’s interest in the Premises under this Lease and to Tenant in the amount of the balance of such value; (ii) to Landlord Mortgagees in the order of their respective priority, in payment of the indebtedness secured by their respective Landlord Mortgages, up to but not exceeding the portion of the award allocated to the value of Landlord’s interest in the Land and the Improvements (except for this leasehold interest) taken by the Appropriation including its reversionary interest in the Premises pursuant to the terms of this Lease, and to Landlord in the amount of balance of such value; (iii) if this Lease does terminate due to the Appropriation, to Landlord for the cost of repairing the Premises; (iv) if this Lease does not terminate due to the Appropriation, to Tenant for the cost of repairing the Premises; (v) to each party, pro rata, for any expenses or disbursements reasonably and necessarily incurred or paid by such party for or in connection with the Appropriation proceedings; and (vi) to Landlord and Tenant, the balance of the award, apportioned equitably. In the event any award or condemnation does not allocate the award to the interests of (i), (ii), (iii), (iv), (v) and (vi) above, the parties will petition the appropriate court for such a determination.

     23.5. Temporary Appropriation. If all or any portion of the Premises, and/or Tenant’s Property is taken by an Appropriation for a temporary period (a “Temporary Appropriation”), this Lease shall not terminate and Tenant shall continue to perform and observe all of its obligations (including rent) hereunder as though such Appropriation had not occurred, except only to the extent that it may be prevented from so doing by reason of such Appropriation. During the time of such Temporary Appropriation, rent and other monetary obligations of Tenant will be subject to equitable reduction, and Tenant shall have the right to terminate only on the grounds set forth in Section 23.3(ii), or as otherwise provided in this Lease. In the event of such an Appropriation for a temporary period, Tenant shall be entitled to receive the entire amount of any award made (whether paid by way of damages, rent or otherwise) and Landlord assigns such award to Tenant, unless the period of governmental occupancy extends beyond the then remaining Term, in which case the award for the Premises shall be apportioned between Landlord and Tenant as of the date of termination of the Term and, in such apportionment, Landlord shall receive the full amount, if any, of any portion of such award which represents compensation specifically awarded for the cost of restoration of the Premises at the termination of any such Temporary Appropriation. Tenant shall, at the termination of any Temporary Appropriation, restore the Premises as nearly as may be reasonably possible to the condition in which the same was prior to such taking, but Tenant shall not be required to do such restoration work if on or prior to the date of such termination the Term shall have expired.
     23.6. Representation. Landlord and Tenant shall each have the right to represent their respective interest in each Appropriation proceeding or negotiation and to make full proof of its claims. Landlord and Tenant agree not to enter into any agreement, settlement, sale or transfer to or with the condemnor without notice to and the consent of Landlord, Landlord Mortgagee, Tenant and the Leasehold Mortgagee, which consent shall not be unreasonably withheld or delayed. Landlord and Tenant shall each execute and deliver to the other any instruments that may be reasonably required to effectuate or facilitate the provisions of this Lease relating to condemnation.
24.	SURRENDER OF PREMISES
     24.1. Required Condition. Subject to the provisions of Articles 22 and 23, upon expiration of the Term or earlier termination hereof, Tenant shall surrender the Premises in good order, condition and repair, reasonable wear and tear and damage by casualty excepted, free and clear of any Subleases, occupancies, liens and encumbrances arising under or as a result of Tenant’s use or occupancy, or any activities, direct or indirect of Tenant, its Affiliates, its agents, contractors, employees, subtenants, licensees, visitors, or invitees. The exception in the previous sentence for reasonable wear and tear and damage by casualty shall not limit Tenant’s obligations in the other provisions of this Lease with respect to the condition and repair of the Premises. Tenant shall remove all of Tenant’s Property constituting personal property and shall leave on the Premises all of Tenant’s Property constituting real property improvements and fixtures, provided, however, that Tenant shall have the right, but not the obligation, to remove the Excluded Fixtures, and shall repair damages caused by such removal. Any property left by Tenant on expiration or termination of the Term, subject to the foregoing, shall automatically become the property of Landlord from and after such date. Any surrender of this Lease by Tenant, or a mutual cancellation thereof, shall terminate all or any existing Subleases or subtenancies.
     24.2. Termination Before Substantial Completion. If this Lease is terminated prior to Substantial Completion, Tenant shall assign and deliver to Landlord as Landlord’s sole property all architectural, engineering and other plans, drawings, specifications and studies performed for Tenant and relating to the Premises. In order to assure Landlord that it will have the legal right to use the aforesaid plans, drawings, specifications and the like if Landlord becomes entitled to such items as hereinabove provided, Tenant shall include in its agreements with the architects, engineers and other professionals who prepared such items and who have any proprietary rights with respect to such items (including the rights to use thereof in connection with the Premises) provisions whereby Tenant and Landlord shall have the right to use such plans and other materials in connection with the Hotel. In furtherance and not in limitation thereof, Tenant (referred to below as “Owner”) shall use commercially reasonable efforts to include as such provisions the following:
     “The drawings, specifications and other documents prepared by the Architect for this Project (“Documents”) are instruments of the Architect’s service and, unless otherwise provided, the Architect shall be deemed the author of these Documents and shall retain all common law, statutory and other reserved rights, including the copyright. For the purpose of completing this Project or for any other purpose, Architect and its sub consultants hereby (i) grant to Owner an irrevocable, fully paid-up, perpetual, worldwide license to copy and use such Documents for completion of this Project or for any other purpose and (ii) consent to the use by Owner, and of the modification by other design professionals retained by Owner, of the Documents. The Architect will have no responsibility or liability to the Owner with respect to any modification to the Documents made by the Owner or any other design professional retained by the Owner. Furthermore, except where the Architect is found to be liable for such claim, damage or loss, the Owner shall hold Architect harmless from any such claim, damage or loss arising out of (a) the modification of the Documents by Owner or another design professional retained by Owner or (b) Owner’s use of the Documents on another Project. The Owner shall be permitted to retain copies, including reproducible copies, of the Documents for information and reference in connection with the Owner’s use and occupancy of the Project.”
     “All drawings, specifications and other documents whether in tangible or intangible form including documents or computer programs, are works for hire and will remain the property of the Owner, whether the Project is completed or not. It is acknowledged by both parties that the architectural design of the Project will be unique, and the Architect will not replicate or otherwise use the overall design for any other project. The Architect may retain other original documents not requested by Owner so long as reproducible copies of such documents are delivered to the Owner by the Architect. The Owner may use all documents prepared by the Architect or its subconsultants to complete the Project, for additions to this Project or for any other purpose, and the Architect and its subconsultants consent to the modification by other design professionals retained by the Owner of the drawings, specifications and other documents prepared by the Architect and its subconsultants. In the event the Architect is terminated prior to completion of the Project and the Owner uses the Drawings, Specifications or other documents to complete the Project, the Architect will have no liability or responsibility to the Owner with respect to any modification to the drawings, specifications or other documents made by the Owner or any other design professional retained by Owner. The Architect will have no responsibility or liability to the Owner with respect to the Owner’s use of the drawings, specifications or other documents for additions to the Project or for other projects without the Architect’s prior written consent. The Owner shall hold Architect harmless from (i) any claim to the extent caused by Owner’s use of the drawings, specifications and other documents for other projects or additions to this Project and (ii) in the event this Agreement is terminated and the Owner uses another design professional to complete the drawings, specifications and other documents, any claim to the extent caused by modification of the drawings, specifications and other documents by such other design professional.”
     “To the extent that any writings or works of authorship may not, by operation of law, be works made for hire, this Agreement shall constitute an irrevocable assignment by the Architect to the Owner of the ownership of, and all rights of copyright in, such items, and the Owner shall have the right to obtain and hold in its own name rights or copyright, copyright registrations and similar protections which may be available in such works. The Architect agrees to give the Owner or its designees all assistance reasonably required to perfect such rights. In the event Architect utilizes subconsultants in performing work for the Owner, the Architect shall obtain for the Owner ownership of, and all rights of copyright in, the writings or other works of authorship created by any such subconsultants.
     “Owner may terminate this Agreement at any time by giving ten (10) days’ notice thereof. If such termination shall be without cause, Owner shall remain liable for the amounts specified elsewhere in this Agreement. Upon any termination, all copies of the plans, specifications and working drawings shall be delivered to Owner.”

     “Notwithstanding the foregoing, Architect acknowledges and consents to the use and ownership by GSA, or its designees or assignees, of said plans and specifications in accordance with the Lease between the Owner (as Tenant) and The United States of America, acting by and through the Administrator of General Services (as Landlord) for Square 430 in Washington, D.C., and Architect agrees to deliver copies of said plans and specifications to GSA upon written request from GSA accompanied by a certification from GSA’s Regional Counselor Regional Administrator that GSA is entitled to said plans and specifications pursuant to said Lease, provided (i) GSA agrees to pay the Architect’s reasonable duplication expenses and (ii) the Architect shall have been paid the outstanding fees due the Architect from the Owner at the time of delivery to GSA. Architect agrees that GSA shall not be liable for payment of the Architect’s fees.”
     Landlord and Tenant agree that Landlord shall not have the legal right to use the aforesaid plans, drawings, specifications and the like until the architects, engineers, and other professionals who prepared such items and who have proprietary rights with respect to such items have been paid any outstanding fees to which they are entitled for the preparation of such items to the date of assignment of such plans, drawings, specifications and the like to Landlord, and Tenant may include such understanding in any agreement with its architects, engineers, and other professionals. The payment of such outstanding fees shall be the obligation of Tenant. In the event Tenant shall not have paid such fees to such professionals, Landlord may pay such fees, on behalf of Tenant, in order to obtain the legal right to use any plans, drawings, specifications and the like and Tenant shall immediately pay to Landlord, without the need for notice or demand, the amount of such fees paid by Landlord on behalf of Tenant, as additional Rent hereunder. Landlord shall pay no fees to any professionals, on behalf of Tenant, as provided herein, until thirty (30) days have elapsed from the date Landlord has given notice to Tenant of Landlord’s intention to make such payment(s) in the event Tenant shall not have paid such fees.
References to “Architect” and “plans and specifications” shall be appropriately revised if the agreement is with a professional other than an architect.
     24.3. Other Contracts and Subleases. On the last day of the Term, or upon any earlier termination of this Lease, or upon re-entry by Landlord upon the Premises pursuant to Article 27, Tenant shall deliver to Landlord Tenant’s executed counterparts of all Subleases and any service and maintenance contracts then affecting the Premises, maintenance records for the Premises for the immediately preceding Lease Year, all original licenses and permits then pertaining to the Premises, permanent certificates of occupancy then in effect for the Improvements, and copies of all warranties and guarantees then in effect which Tenant has received in connection with any work or services performed in the Premises, together with a duly executed assignment thereof to Landlord.

25.	INSOLVENCY OR BANKRUPTCY.
     Upon the happening of any of the following events, Landlord shall have the rights specified under Section 27.1 upon the occurrence of an “Event of Default” thereunder: (i) the admission by Tenant in writing of its inability to pay its debts as they become due; (ii) the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed; (iii) the appointment of a receiver or trustee to take possession of all or substantially all of the assets of Tenant if not discharged within ninety (90) days; (iv) a general assignment by Tenant for the benefit of creditors; (v) any action or proceeding commenced by Tenant under any insolvency or bankruptcy act, or under any other statute or regulation having as its purpose the protection of creditors, or any such action commenced against Tenant and not discharged within ninety (90) days after the date of commencement; or (vi) the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) business days after the levy thereof.
26. QUIET ENJOYMENT BY TENANT
     26.1. Quiet Enjoyment. Landlord covenants that, upon Tenants paying the rent and performing all of the terms, covenants and conditions on Tenant’s part to be observed and performed hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises hereby demised free of claims of any Person claiming under or through Landlord.
     26.2 Compliance With Applicable Laws. At Tenant’s request, Landlord shall join in any filings necessary so that the Premises comply with the Applicable Building Code and all Applicable Laws, ordinances, rules and regulations governing the division or parcelization of real property for purposes of lease, sale or financing subject to Landlord’s right to finance pursuant to Section 16.1, so that this Lease shall constitute a lawful conveyance to Tenant of a leasehold estate in the Premises and so that Tenant shall not be disturbed in its quiet enjoyment of the Premises pursuant to this Article 26.
27. DEFAULT; RIGHTS ON CERTAIN TERMINATION EVENTS
     27.1. Tenant’s Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

          27.1.1. Monetary Breach.
               27.1.1.1. Any breach by Tenant of any obligation under this Lease to timely pay Rent, or any other monetary sum as required pursuant to this Lease, which breach continues uncured for a period of five (5) business days after notice of such failure by Landlord to Tenant.
               27.1.1.2. Any failure by Tenant to pay to Landlord, within five (5) days after notice by Landlord to Tenant, the full amount of any money damages awarded to Landlord pursuant to a final resolution of any dispute pursuant to Article 28 on account of the occurrence of a Non-Monetary Breach (including any action brought by Landlord on account of the expenditure by Landlord of sums to remedy a Non-Monetary Breach in accordance with the terms of Section 27.1.6.).
Interest at the Default Rate shall be payable on any amounts due from Tenant from the due date. In addition, if Landlord shall be required to give any notices of default more than two (2) times in any twelve (12) month period for Annual Base Rent or Percentage Rent which is five (5) or more calendar days late, or of any other material defaults, Tenant shall thereafter for the following twelve (12) months pay a late payment fee equal to five percent (5%) of any amount of Rent which is not paid within five (5) calendar days after its due date.
          27.1.2. Non-Monetary Breach. Any breach by Tenant of any terms, obligations, conditions, agreements or covenants under this Lease, other than a breach pursuant to Section 27.1.1 or 27.1.3, such breach continuing for thirty (30) days after notice of such breach, or if such breach is not reasonably susceptible of cure within such 30-day period, then, so long as Tenant immediately upon notice, and continuously and diligently thereafter pursues such cure until such breach is cured in fact, Tenant shall have a reasonable time thereafter to remedy such breach. As used in this Section 27.1.2, a “reasonable time” shall mean the time reasonably necessary to cure a breach (such as, by way of example, the period of time necessary to exercise Tenant’s remedies under a Sublease if a Space Tenant thereunder is in default), which period of time shall not exceed six (6) months, provided, that, such six (6) month period shall be extended to the extent additional time is reasonably necessary to obtain judicial relief or other third party or governmental actions or consents necessary to cure such breach.
          27.1.3. Insolvency. The occurrence of an event specified in Article 25.
     An Event of Default under Section 27.1.1 shall hereinafter be referred to as a “Monetary Breach”; and any Event of Default under Sections 27.1.2 or an event specified in Section 27.1.3 shall hereinafter be referred to as a “Non-Monetary Breach”.
          27.1.4. Remedy on Occurrence of Event of Default. In the event of the occurrence of an Event of Default, then Landlord shall have the following rights subject, however, to the provisions of Sections 9.2, 18 and this Article 27:
               27.1.4.1. Termination. In the event of the occurrence of an Event of Default, Landlord shall have the right, after the giving of notice required hereunder, and subject to the rights granted in Article 18, and this Article 27 and only upon issuance of a final resolution pursuant to Article 28, to terminate this Lease, and at any time thereafter recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other Person occupying the same, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or in equity by reason of Tenant’s default or of such termination.
               27.1.4.2. Continuation After Default. Subject to the limits set forth in Sections 27.1.7 and 27.1.9, in the event of the occurrence of an Event of Default, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Section 27.1.4.1, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due. Notwithstanding any such election to have this Lease remain in full force and effect, Landlord may, at any time thereafter, elect by notice to Tenant to terminate this Lease and Tenant’s right to possession of the Premises for any previous Event of Default which remains uncured, or for any subsequent uncured Event of Default. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession. In addition, Landlord, by thirty (30) days’ prior notice to Tenant, shall have the right to terminate Tenant’s right to possession but not this Lease, in which event Tenant shall be relieved of all obligations that cannot feasibly be fulfilled without possession.
               27.1.4.3. Damages Upon Termination. If Landlord terminates this Lease pursuant to the provisions of Section 27.1.4.1, in addition to any other rights and remedies to which Landlord may be entitled under Applicable Laws, Landlord shall be entitled to recover from Tenant, subject to the limits set forth in Section 27.1.9: (i) the worth at the time of award of the unpaid Rent, and other monetary amounts payable by Tenant hereunder, including those which had been earned at the time of termination; and (ii) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.
               27.1.4.4. Worth at the Time of Award. The “worth at the time of award” of the amounts referred to in Section 27.1.4.3(i) shall be computed with interest at the Default Rate.
               27.1.4.5. Time of Award. As used herein, the term “time of award” shall mean either the date upon which Tenant pays to Landlord the amount recoverable by Landlord as hereinabove set forth or the date of entry of determining the amount recoverable, whichever first occurs in accordance with Article 28.

          27.1.5. Computation of Rent for Purposes of Default. For purposes of Section 27.1.4.3, unpaid Rent which would have accrued and become payable under this Lease shall consist of the sum of: (i) the total Annual Base Rent for the balance of the Term, plus (ii) a computation of all other Rent for the balance of the Term present valued at the Default Rate.
          27.1.6. Remedy on Occurrence of a Non-Monetary Breach. In addition to any other rights, Landlord shall also have the right to bring an action or actions for specific performance of the obligation in default and/or for interim and permanent prohibitory or mandatory injunctive relief to restrain Tenant from committing or continuing a Non-Monetary Breach. In any event, but subject to the specific limitations contained in this Article 27, Landlord shall have recourse to all appropriate legal and equitable remedies upon an Event of Default. Any judgment for damages obtained by Landlord on account of any Event of Default hereunder shall bear interest at the Default Rate.
          27.1.7. No Termination; Waiver of Remedies; Certain Limitations on Remedies of Landlord. In no event shall any Non-Monetary Breach of this Lease by Tenant entitle Landlord (or any Person acting under Landlord) to cancel, rescind, void or otherwise terminate this Lease, or any of the terms, covenants, conditions, rights or obligations of Tenant hereunder, except in compliance with this Article 27. If Landlord brings any action or actions to recover possession of the Premises on account of an Event of Default, including a proceeding for unlawful detainer, Tenant shall be permitted an affirmative defense in any such proceeding for any continuing breach of this Lease by Landlord that prevents Tenant’s cure of such Event of Default or is a material cause thereof. Any statute or law prohibiting the assertion of such a defense in any such proceeding brought by Landlord now or hereafter in force, is hereby unconditionally and irrevocably waived by Landlord to the extent permitted by law. In any event, and notwithstanding anything to the contrary contained in this Lease or pursuant to any right or remedy available to Landlord at law or in equity, except for the provisions with respect to a Monetary Breach where Landlord shall be limited only by the law applicable to unlawful detainer, Landlord shall have no right to terminate this Lease prior to a final resolution of any dispute pursuant to Article 28 on account of the occurrence of a Non-Monetary Breach. Tenant shall abide by the final resolution pursuant to Article 28.
          27.1.8. Rights of Leasehold Mortgagee. Notwithstanding anything to the contrary contained in this Lease, any lien in favor of Landlord obtained to enforce any remedy of Landlord and any levy of execution thereon shall be subject to any applicable rights of any Leasehold Mortgagee under Article 18.
          27.1.9. Limitation on Recourse. Notwithstanding anything to the contrary contained in this Lease, Landlord shall look solely to Tenant’s estate and interest in the Premises, and Tenant’s insurance or condemnation proceeds and reserves and proceeds of the Premises for the satisfaction of Landlord’s remedies for the recovery of any judgment against Tenant for breach of Tenant’s obligations under this Lease, including any cause of action accruing on or after the Commencement Date. Tenant, or if Tenant is a partnership, its employees, partners whether general or limited, or if Tenant is a corporation, its directors, officers or shareholders, and in any event the employees thereof and of any Operator, and the officers, directors, shareholders, and employees of all of them, shall not otherwise be personally liable for any obligations hereunder or for any such judgment or performance. There shall be no levy of execution upon such judgment against the assets of any of the Persons indicated in the preceding sentence (nor shall such Persons be named in any such action against Tenant) other than Tenant’s estate and interest in the Premises, and Tenant’s insurance or condemnation proceeds and reserves and proceeds of the Premises.
          27.1.10. Landlord’s Right to Perform on Tenant’s Breach. In addition to any other right or remedy of Landlord under this Lease upon the occurrence of any breach by Tenant that is not cured within the applicable cure period and without waiving or releasing Tenant from any obligation of Tenant under this Lease, Landlord may (but shall not be required to) upon as much advance notice to Tenant as is reasonable and practicable, enter the Premises, at reasonable times and upon reasonable prior notice (except in the event of an Emergency Situation in which case notice shall not be required if not reasonably practicable under the circumstances) and cure such Event of Default or Emergency Situation for the account of Tenant. All sums paid by Landlord and all costs and expenses incurred by Landlord in connection with such cure, together with interest thereon at the Default Rate, from the respective dates of Landlord’s incurrence of each item of cost or expense, shall be payable by Tenant on demand. If Tenant fails promptly to pay such costs and expenses, Landlord, in addition to its right to sue to recover such costs and expenses, may deduct and offset such amounts against any amounts payable pursuant to this Lease by Landlord to Tenant, if any.
     27.2. Landlord’s Default.
          27.2.1. Landlord’s Liability. If Landlord breaches any of its material obligations under this Lease (“Landlord Event of Default”) and such breach continues for longer than thirty (30) days after receipt by Landlord of notice thereof from Tenant (except that if such breach cannot reasonably be cured within such thirty (30) day period, Landlord shall not be in default if Landlord commences, within such period, such cure and thereafter diligently using all reasonable efforts prosecutes the same to completion), then, subject to the next sentence, Landlord shall be liable to Tenant for such amounts to which Tenant may be entitled in law or equity in any action brought by Tenant against Landlord on account of such breach. In no event however shall Landlord be liable for consequential or punitive damages. Subject to the foregoing limitation of liability, Tenant shall have the right to invoke all appropriate legal and equitable remedies on the occurrence of a Landlord Event of Default.
          27.2.2. Tenant’s Additional Rights. If Landlord fails to perform any of its material obligations under this Lease, and such failure continues uncured after notice and expiration of the applicable time period under Section 27.2.1, then in addition to all other rights and remedies of Tenant under this Lease and at law or equity, Tenant shall have the right (but shall not be obligated to), upon as much advance notice to Landlord as is reasonable and practicable, to cure such breach on behalf of Landlord and upon demand by Tenant, Landlord shall promptly pay to Tenant the reasonable costs and expenses of such cure, together with interest at the Default Rate (or if lower the rate provided by Applicable Laws for late payments by Landlord). When Tenant makes demand for payment, Tenant shall furnish Landlord an itemized statement of the reasonable costs and expenses incurred for cure.
          27.2.3. Limitation on Recourse To Premises. Nothing in this Lease shall constitute an agreement by Landlord that the Premises or any part thereof or interest therein shall be subject to lien, levy, attachment, forfeiture or other process.
     27.3. Termination Procedures. Whenever Tenant is granted a specific right to terminate this Lease, Tenant shall exercise such right in accordance with the following terms and conditions. Upon the occurrence of an event or circumstance giving rise to a right of termination, Tenant shall, if Tenant elects to exercise such right, give notice of such exercise to Landlord and, if required, to any Leasehold Mortgagee or Landlord Mortgagee. Unless another time period is specified in this Lease, this Lease shall terminate thirty (30) days after such notice is given.
     27.4. Waiver; Remedies Cumulative. Failure of Landlord to declare a Tenant Event of Default or of Tenant to declare a Landlord Event of Default immediately upon the occurrence thereof, or delay in taking any action in connection therewith, shall not waive such Event of Default or default, but Landlord and Tenant shall have the right to declare any such Event of Default at any time thereafter. No waiver by either party of any default under this Lease or any agreement, term, covenant or condition contained in this Lease shall be effective or binding on such party unless made in writing by such party and no such waiver shall be implied from any omission by a party to take action with respect to such default or other such matter. No express written waiver of any default or other such matter shall affect any other default or matter or cover any other period of time other than any default and/or period of time specified in such express waiver. One or more written waivers of any default or other matter under any provision of this Lease shall not be deemed to be a waiver of any subsequent default in the performance of the same provision or any other term or provision contained in this Lease. Subject to the specific provisions to the contrary in this Lease, all of the remedies permitted or available to a party under this Lease or at law or in equity shall be cumulative and not alternative and invocation of any such right or remedy (including any termination right under this Lease) shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy. In connection with the foregoing provisions, Landlord and Tenant each acknowledge, warrant and represent that it has been fully informed with respect to and represented by counsel of choice in connection with the rights and remedies and the waivers contained in this Article 27 and after such advice and consultation, has presently and actually intended, with full knowledge of its rights and remedies otherwise available at law or in equity, entered into this Lease.

28.	DISPUTE RESOLUTION
     In the event of any disputes under this Lease, Landlord and Tenant shall follow the procedures under the Contract Disputes Act. If a dispute arises out of or relates to this Lease, or the breach thereof, and if said dispute cannot be settled through negotiation, Landlord and Tenant shall first try in good faith to settle the dispute by mediation, before resorting to litigation. Landlord agrees that Landlord’s Contracting Officer shall not issue any final determination regarding any claim by Tenant until and unless such mediation has been concluded, or either Landlord or Tenant advises the other that a resolution of the dispute by mediation does not appear likely within a reasonable time. During the Feasibility Period, Landlord and Tenant shall use reasonable efforts to agree upon more specific dispute resolution rules and procedures.
29.	OBLIGATIONS RELATING TO UNAVOIDABLE DELAY AND LANDLORD DELAY
     In the event of Unavoidable Delay, performance shall be excused for the period of the delay and the period for such performance shall be extended for a period equivalent to the actual delay caused thereby, except that the foregoing shall in no way affect or apply to: (i) the length of the Term; (ii) subject to the express terms of the Work Agreement as to whether and when the Rent Commencement Date has occurred, any obligations to pay Rent or any other sums; or (iii) any other provision of this Lease specifically not subject to Unavoidable Delay; and provided further that (a) the party seeking to extend its time for performance shall give the other party written notice promptly after the first party shall have obtained knowledge of such delay, and in any event not later than twenty-one (21) days after the first party shall have obtained knowledge of such delay, and (b) nothing herein contained shall excuse any party from exercising all due diligence and taking all necessary actions reasonably possible under the circumstances to terminate any delaying cause herein specified at the earliest possible time and to mitigate the effects of such delay. As promptly as is feasible after the occurrence of an Unavoidable Delay or Landlord Delay, the party seeking the benefit of the delay shall deliver to the other party a proposed plan to mitigate the effects of any such Unavoidable Delay or Landlord Delay and the party seeking the benefit of the delay shall promptly commence and diligently pursue such mitigation plan. Upon the occurrence of any Landlord Delay or Unavoidable Delay, Landlord and Tenant shall promptly execute an amendment to this Lease correspondingly extending the time for performance.
30.	DELIVERY OF OCCUPANCY OF PREMISES
     30.1. Occupancy Date.
     Landlord will be deemed to have delivered possession of the Premises to Tenant and Tenant shall be deemed to occupy the Premises upon the Occupancy Date. Notwithstanding the foregoing, Tenant shall have the right to enter upon the Premises prior to the Occupancy Date in accordance with the terms of the Work Agreement.

     30.2. Tenant Not Purchasing Landlord’s Business.
     Landlord acknowledges that Tenant is not purchasing, assuming or undertaking any assets, rights, obligations or liabilities in connection with the operation of any business in the Premises conducted by Landlord or its tenants. Specifically, but without limiting the generality of the foregoing, Tenant shall have no responsibility for any claims by employees, tenants, guests, licensees, third party creditors or any creditors of Landlord or its tenants secured by any fixtures, personal property or Improvements of Landlord contained within the Premises or obligations with respect to any employees’ unfunded vested retirement rights or other liabilities of Landlord.
31. HAZARDOUS MATERIALS
     The parties agree as follows with respect to the existence or use of Hazardous Materials on the Land, Improvements and Premises:
     31.1. Abatement of Hazardous Materials. In addition to the renovation and other work described in the Work Agreement, the Project shall include remediation of existing Hazardous Materials. Landlord’s obligations to pay or reimburse Tenant for abatement costs as provided in Section 31.2, other than Landlord’s obligation to fund the Land10rdFunded Work shall be limited to available appropriated funds of Landlord. To the extent such funds are not available to reimburse Tenant for such costs incurred by Tenant but for which Landlord is responsible as provided in Section 31.2, Tenant shall have the right to deduct the amount of such costs from succeeding Rent owed by Tenant to Landlord under this Lease, in the amounts determined by the environmental consulting firm referred to in Section 31.2 (or as otherwise agreed by the parties), together with interest at the Interest Rate accruing on the outstanding amount of such payments beginning on the date Tenant makes payment, provided that, if Tenant is unable timely to obtain financing on terms satisfactory to Tenant to fund Landlord’s remediation obligations under this Section 31.1, Tenant shall have the right to (i) terminate this Lease by notice to Landlord or (ii) to the extent consistent with Applicable Laws, defer performance of such obligations until such time as Landlord makes adequate funds available to Tenant.
     31.2. Landlord’s and Tenant’s Obligations.
          31.2.1. Mutual Covenants. If the actual or suspected Release of Hazardous Materials on, about, under or in the Premises comes to the knowledge of Tenant or the Knowledge of Landlord, then the party with such knowledge shall promptly notify the other of same. Neither Landlord nor Tenant, nor their respective agents, employees, tenants, Space Tenants, contractors or subcontractors, shall cause or permit Hazardous Materials to be brought upon, kept or used in, on, or about the Land and Premises except as permitted under and in full compliance with all Environmental Laws. Landlord and Tenant shall promptly notify the other of any inquiry, test, investigation or enforcement proceeding by or against Landlord or Tenant involving the Land and Premises and a Hazardous Material. Landlord and Tenant shall promptly provide to the other upon receipt the results of any inquiry, test or investigation conducted by Landlord or Tenant or their respective Space Tenants, employees, agents or contractors to determine the presence of Hazardous Materials on, in, under or about the Premises. Subject to Landlord’s obligations to fund or to reimburse Tenant for a portion of the Landlord-Funded Work under the Work Agreement, Landlord and Tenant have allocated between them during the Term the responsibility for Hazardous Materials as follows: (i) Tenant shall be responsible for the cost of abatement of Hazardous Materials existing in, on, under or about the Land or Improvements on the Occupancy Date to the extent the presence and extent of such Hazardous Materials are disclosed in or reasonably inferable from the Environmental Reports; (ii) Tenant shall be responsible for the cost of abatement of all other Hazardous Materials existing in, on, under or about the Land or Improvements on the Occupancy Date to the extent that the aggregate of such costs plus the costs described in clause (i) do not exceed $1,000,000; (iii) Landlord shall be responsible for the abatement and cost of abatement of all Hazardous Materials existing in, on, under or about the Land or Improvements on the Occupancy Date other than those described in clause (i) or (ii) above except that Tenant shall be responsible for Hazardous Materials released by Tenant or its agents or employees in, on, under, about or from the Land or Improvements; (iv) Landlord shall be responsible for all Hazardous Materials released by Landlord or its agents or employees in, on, under, about or from the Land or Improvements after the Commencement Date; and (v) Tenant shall be responsible for all Hazardous Materials released in, on, under, about or from the Land or Improvements after the Occupancy Date except as provided in clause (iv) next above. If Landlord is responsible for abatement costs described in clauses (iii) or (iv) of the next preceding sentence, Landlord and Tenant shall agree on a procedure for inspecting and abating existing Hazardous Materials and for allocating the cost thereof in accordance with this Section 31.2. If possible the procedure shall include retention of an environmental consulting firm that will have discretion to determine which costs are abatement costs for which Landlord is responsible as described below and which costs are abatement or other Project costs for which Tenant is responsible. LANDLORD MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE CONDITION OR STATE OF THE LAND OR ITS EXISTING IMPROVEMENTS EXCEPT AS SET FORTH IN SECTION 2.4.
          31.2.2. Landlord’s Covenant Regarding Hazardous Materials. Landlord shall not Release or cause any Release of Hazardous Materials into the Premises in violation of any Environmental Laws.
          31.2.3. Operations and Maintenance Program. In the event any Release of Hazardous Materials shall occur on the Land or Premises, which Release or cost of cleanup of which is Tenant’s responsibility, Tenant shall promptly retain experienced consultants to prepare an operations and maintenance program (“O&M Program”) addressing in detail the manner in which Tenant will remediate such Release of Tenant Materials. Such O&M Program shall be submitted to Landlord for Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Promptly after Landlord approves Tenant’s O&M Program, Tenant shall remediate any such Release of Tenant Materials in a commercially reasonable manner and within a commercially reasonable time and in any event Tenant shall remediate any Hazardous Materials at the Premises or released therefrom within the time required by Environmental Laws.
     31.3. Tenant’s Remediation Rights and Obligations. Tenant shall comply with, and shall include covenants in all Subleases with all of its subtenants to cause them to comply with, Environmental Laws relating to the Premises as a result of contamination by Tenant or its users, occupants, employees, agents, contractors, licensees, subtenants, or assignees during the period of Tenant’s actual occupancy of the Land.
     31.4. Inspection; Tests. Tenant and its consultants, agents, employees and engineers and any prospective lenders or their consultants or contractors shall have the right, after notice to Landlord, and subject to the express terms of the Work Agreement, to enter upon the Land and Improvements for the purpose of performing tests as Tenant shall reasonably deem appropriate to determine the existence and extent of Hazardous Materials in or on the Land and Improvements. A request to inspect by Tenant’s lender shall be deemed reasonable. Tenant shall promptly cause any damage to the Premises resulting from such tests to be repaired at no cost to Landlord.
     31.5. Termination; Abatement of Rent. If (a) Hazardous Materials exist in, on, under or about the Land or Premises as of the Occupancy Date or (b) Hazardous Materials are Released on the Land or Premises after the Occupancy Date, which Release or the cleanup of which is Landlord’s responsibility and the existence of or Release of Hazardous Materials pursuant to the foregoing subclauses (a) or (b) substantially interferes with Tenant’s use or occupancy of the Premises for the Permitted Use, other than a Release for which Tenant or its agents, employees, Space Tenants, contractors or subcontractors are responsible, then, in such event (i) Annual Base Rent and Tenant charges shall abate pro-rata during the period of such interference to the extent thereof, and (ii) if such interference prevents Tenant from operating its business in the Premises for a period in excess of one (1) year, Tenant, at its option, shall have the right to terminate this Lease.
32. MISCELLANEOUS
     32.1. Confidentiality. Landlord shall keep confidential, as confidential commercial or financial information, and shall not divulge to any Person any Confidential Information, provided, however, Landlord shall not be precluded from making disclosure regarding Confidential Information (i) in circumstances in which Tenant consents, which consent shall not be unreasonably withheld, (ii) to Landlord’s counsel, accountants, and other professional advisors, who are not employees of Landlord, provided that such counsel, accountants and advisors are instructed in writing not to disclose the Confidential Information, (iii) to Landlord’s employees who need to know such information in performance of their duties on behalf of the United States, and (iv) as required by law. If Landlord receives a request for Confidential Information pursuant to FOIA, Landlord shall promptly notify Tenant of such request and shall follow its procedures for processing FOIA requests for confidential commercial or financial information in accordance with the standards set forth in 41 CFR Part 105-60 as it may be amended or any successor regulation.
     32.2. Governing Law. This Agreement shall be governed by the federal laws of the United States of America, and if such laws are not applicable to the issue in question, then this Agreement shall be governed by the laws of the District of Columbia.
     32.3. Successors and Assigns. The agreements, terms, covenants and conditions herein shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and (except as otherwise provided herein) assigns.
     32.4. Construction and Interpretation. The captions, headings or titles to the Articles and Sections of this Lease and the Table of Contents are not a part of this Lease, are for convenience of reference only, and shall have no effect upon the construction or interpretation of any part thereof. All provisions of this Lease have been negotiated by Landlord and Tenant at arm’s length and with full representation of their respective legal counsel and neither party shall be deemed the drafter of this Lease. The language of this Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties as Landlord or Tenant. “Including,” “includes,” and “include” or words to similar effect shall be construed as followed by “without limitation.” Certain terms used in this Lease are defined in the Exhibits hereto. Except as the context otherwise requires any reference in this Lease or the Work Agreement to a Section or Article number refers to the corresponding section or article in the respective document in which the reference appears.
     32.5. Entire Agreement and Amendment. This Lease (including the Exhibits annexed hereto and made part hereof) contains all the representations, promises, agreements, conditions, inducements and understandings between Landlord and Tenant relative to the Premises and there are no promises, agreements, conditions, understandings, inducements, warranties or representations, oral or written, expressed or implied, between them other than as herein set forth or expressly referenced herein and made a part hereof. This Lease supersedes that certain Site Access Agreement dated May 15, 1998, by and between Landlord and Tenant, to the extent such Site Access Agreement otherwise would have remained in force and effect as of the Commencement Date. This Lease may be modified only by an agreement in writing signed by each of the parties. This Lease shall not be amended, altered, modified or rescinded, or (except in accordance with the provisions contained in Article 18 following Tenant’s default) terminated prior to the expiration of the Term, without the prior written consent of the senior Leasehold Mortgagee.

     32.6. Brokers’ Commissions. Landlord represents and warrants to Tenant that Landlord has not incurred, directly or indirectly, any obligation to pay any real estate commission, brokerage commission or finder’s fee to any agent, broker, salesperson or finder in connection with this transaction. Tenant represents and warrants to Landlord that Tenant has not incurred, directly or indirectly, any obligation to pay any real estate commission, brokerage commission or finder’s fee to any agent, broker, salesperson or finder in connection with this transaction.
     32.7. References. Unless otherwise specified, all references herein to the Table of Contents, or a given Article, Section or subsection refer to the Table of Contents, Article, Section or subsection of this Lease and references to a “party” or “parties” shall refer to Landlord or Tenant, or both, as the context may require. The use herein of the words “successors and assigns” or “successors or assigns” of Landlord or Tenant shall be deemed to include the permitted assigns of any Landlord or Tenant.
     32.8. Exhibits. The Exhibits listed in the Table of Contents or to which reference is made in this Lease or the Exhibits, shall be deemed incorporated herein or in the Exhibits in full whether or not actually attached hereto or thereto.
     32.9. Counterparts and Signature Pages. This Lease may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Lease.
     32.10. Severability of Provisions. If any term or provision of this Lease, or the application thereof to any Person or circumstance, shall be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.
     32.11. Number and Gender. Whenever the context requires, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.
     32.12. Investment Tax Credit. Tenant shall exert its reasonable, diligent efforts to obtain the maximum permitted and allowable investment tax credits arising from Tenant’s Rehabilitation and construction work performed pursuant to the terms of the Work Agreement and, subject to the provisions and limitations of the United States Internal Revenue Code, Tenant shall retain all such investment tax credits. Tenant and Landlord shall cooperate to file such reasonable documents as may be required or necessary under the Internal Revenue Code, and the Regulations thereunder, for Tenant to obtain such investment tax credits at no risk or cost to Landlord and provided that Tenant obtaining such credits shall not constitute a condition to Tenant’s obligations hereunder, failure to obtain such credits shall not excuse or delay any obligations of Tenant hereunder and Landlord makes no representation or warranty that such credits will be available to Tenant.

     32.13. Identity of Landlord. On the Commencement Date, Landlord shall mean the United States of America, acting by and through the Administrator of General Services and authorized representatives. After the Commencement Date, “Landlord” shall mean only the fee owner in question of the Land and Improvements so that if the United States of America or any successor fee owner of the Land and Improvements ceases to have any interest in the Land and Improvements by reason of a sale or transfer of the same in accordance with the terms of this Lease, the seller or transferor shall be and hereby is entirely freed and relieved of all agreements, covenants and obligations of Landlord hereunder to be performed after the date of such sale or transfer, provided, that the purchaser or transferee of the Land and Improvements expressly assumes and agrees to carry out any and all agreements, covenants and obligations of Landlord hereunder accruing from and after the date of such sale or transfer. Nothing herein shall relieve Landlord from any liability with respect to agreements, covenants and obligations required to be performed prior to the date of any such sale or transfer of Landlord’s interest in the Land and Improvements.
     32.14. Identity of Tenant. On the Commencement Date, Tenant shall mean Tariff Building Associates, L.P., a California limited partnership. Thereafter, “Tenant” shall mean the initial Tenant’s permitted successors and assigns with respect to all or substantially all of the initial Tenant’s interest in and to this Lease.
     32.15. Tenant’s Representations. Tenant hereby makes the following representations and warranties, solely for the benefit of Landlord, as of the Commencement Date:
          32.15.1. Organization. Tenant is a duly organized and validly existing limited partnership in good standing under the laws of the State of California.
          32.15.2. Power and Authority. The Persons executing this Lease on behalf of Tenant have the full right, power and authority to execute and deliver this Lease as Tenant’s act and deed and to bind Tenant hereto. Tenant has the full right, power and authority, and has obtained all necessary authorizations and consents, to enter into and perform its obligations under this Lease.
          32.15.3. Valid and Binding. The Lease is a legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms.
          32.15.4. No Conflict. The execution and delivery of this Lease by Tenant will not result in a breach of the terms or provisions of, or constitute a default (or a condition that, upon notice or lapse of time, or both, would constitute a default) under its organizational documents or any indenture, agreement or obligation by which Tenant is bound, and will not constitute a violation of any law, order, rule or regulation applicable to Tenant.

          32.15.5. No Litigation. No litigation is being threatened or prosecuted against Tenant or Kimpton that might impair Tenant’s ability to execute and deliver this Lease or perform any of its obligations hereunder.
     32.16. Landlord’s Representations. Landlord hereby makes the following representations and warranties, solely for the benefit of Tenant, as of the Commencement Date:
          32.16.1. Power and Authority. Landlord has full power and authority to enter into this Lease on behalf of the United States of America. The Persons executing this Lease on behalf of Landlord have the full right, power and authority to execute and deliver this Lease as Landlord’s act and deed and to bind Landlord hereto. Landlord is a valid and existing agency of the United States Federal Government and has full power and authority, and has obtained all necessary authorizations and consents, to enter into and perform its obligations under this Lease.
          32.16.2. Valid and Binding. The Lease is a legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms.
          32.16.3. No Conflict. The execution and delivery of this Lease by Landlord will not result in a breach of the terms or provisions of, or constitute a default (or a condition that, upon notice or lapse of time, or both, would constitute a default) under its authorizing or other legislation or regulations, or any agreement or obligation by which Landlord is bound, and will not constitute a violation of any law, order, rule or regulation applicable to Landlord.
     32.17. No Subordination. Landlord’s fee interest in the Premises and this Lease, as the same may be modified, amended or renewed, shall not be subject or subordinate (a) to any Leasehold Mortgage now or hereafter placed upon Tenant’s interest in this Lease, or (b) any other liens or encumbrances hereafter affecting Tenant’s interest in this Lease. Nothing in this Section 32.17 shall alter Tenant’s right to create a Leasehold Mortgage affecting only Tenant’s interest in the Premises and this Lease pursuant to Article 18.
     32.18. Excavation and Shoring.
          32.18.1. General. Subject to Section 32.18.2 below, Tenant shall allow Landlord or the District of Columbia, or other governmental or quasi-governmental agency or utility company desiring to excavate an abutting street, to enter the Premises and shore up an intervening wall or foundation during such excavation, provided that Landlord or such other adjoining owner, government agency or utility company shall comply with the Applicable Building Code and all Applicable Laws, to the same extent as would be required if the Premises were privately owned and provided that no such activity shall in any way interfere with Tenant’s use of the Premises. Landlord hereby assigns to Tenant any and all rights to sue for or recover against the District of Columbia or other governmental or quasi-governmental agency or utility company, or the parties causing such damages, the amounts expended or losses sustained by Tenant because of the provisions of this paragraph requiring Tenant to repair any damages sustained by such excavations, construction work, or other work, or, if such assignment not be permitted by law, Landlord agrees to bring any action in Landlord’s name required to enforce such rights for the benefit of Tenant, subject to reimbursement by Tenant for all reasonable costs and expenses thereof, including attorneys’ fees.
          32.18.2. Limitation. If Landlord shall excavate on adjoining property which it owns and in so doing shall cause damage to Tenant or the Premises, Landlord shall be responsible to Tenant to pay for such damage and the foregoing provisions of this Section 32.18.2 shall not be construed as a release by Tenant of any separate claim which Tenant may have against Landlord for such damage.
     32.19. Rehabilitation. Tenant recognizes that the construction and Rehabilitation work to be performed by Tenant in accordance with the terms of the Work Agreement is an especial consideration to the entry into this Lease by Landlord. Tenant agrees that in connection with any excavation of any property abutting, adjoining or otherwise affecting the Improvements, Tenant shall request the owner of the abutting, adjoining or affecting property to take all measures reasonably required in the case of structures of similar age, construction and condition to shore up any intervening or affected wall or foundation of the Improvements during such excavation, but Tenant does not make any representation that the work will not affect the Premises. In addition, in the event of such excavation by Tenant, Tenant shall be subject to all responsibilities otherwise applicable to it under this Section 32.19.
     32.20. Interested Parties. No member or delegate to Congress, or elected official of the Government of the United States or the Government of the District of Columbia, shall be admitted to any share or part of this Lease, or to any benefit that may arise therefrom; provided, however, that this provision shall not be construed as extending to any Person who may be a shareholder or other beneficial owner of any publicly held corporation or other entity, if this Lease is for the general benefit of such corporation or other entity.
     32.21. Governmental Role of Landlord. Tenant acknowledges that Landlord, and any successor public agency, in its capacity as a public agency in the pursuit of its legislative mandate, may from time to time promulgate regulations, Historic Preservation Standards and other standards, programs and policies having the force and effect of law of general applicability to property located within those areas of the District of Columbia within its jurisdiction, conduct public hearings or meetings on matters relating to such areas, undertake street widening, street narrowing, relocation of utilities and other public service facilities, repavement of streets and sidewalks, landscaping and other public improvements in the vicinity immediately adjacent to the Premises, and generally do all other things permitted or required from time to time by its enabling legislation. Tenant further acknowledges that nothing contained in this Lease shall be construed as to preclude, limit or restrain the foregoing authority of Landlord and that no actions taken by Landlord pursuant to such authority (except to the extent as expressly provided in this Lease) shall entitle Tenant to any abatements, set-offs, or reductions in the Annual Base Rent, Percentage Rent, Participation Rent or any other rights against Landlord (in its capacity as Landlord) under this Lease, and Landlord acknowledges that nothing contained in this Lease shall be construed so as to preclude, limit or restrain Tenant from taking any action to challenge any actions taken by Landlord pursuant to such authority (except to the extent as may be expressly provided in this Lease).
     32.22. Certain Required Provisions. Tenant represents to Landlord that in connection with the negotiation and execution of this Lease, Tenant has not violated any of the provisions of Section 14 of Public Law Number 92-578, and that Tenant will not violate any of the provisions of said Section 14 of Public Law Number 92-578 during the term of this Lease or thereafter with respect to any matter pertaining to this Lease or the Premises. During the Feasibility Period, Landlord and Tenant shall agree as to any additional clauses that are required to be incorporated into this Lease by reason of any applicable federal law or regulation, and shall execute a corresponding amendment to this Lease.
     32.23. Time. Time is of the essence of each provision of this Lease in which time is an element.
     32.24. Equal Employment Opportunity.
          32.24.1. General Covenant.
     Tenant covenants and agrees that it shall neither commit nor permit discrimination or segregation by reason of race, creed, color, religion, national origin, ancestry, sex, age, disability or marital status in the sale, transfer or assignment of its interest under this Lease or in the subleasing, use or occupancy of the Premises or any part thereof including any services, privileges, accommodations, and activities provided in connection therewith, or in connection with the maintenance, repair or replacement of the Improvements and that it shall comply with all applicable federal, state and local laws, ordinances, rules and regulations from time to time in effect prohibiting any such discrimination or segregation. Tenant further agrees to include the foregoing provision in all Subleases with respect to the Premises or any portion thereof by amendment thereto if necessary.
          32.24.2. Specific Covenant
     (a) If, during any 12-month period (including the 12 months preceding the award of this contract), Tenant (referred to below as the “Contractor”) has been or is awarded nonexempt federal contracts and/or subcontracts that have an aggregate value in excess of $1 0,000, the Contractor shall comply with subparagraphs (b)(1) through (11) below. Upon request, the Contractor shall provide information necessary to determine the applicability of this clause.

(b)	During performing this contract, the Contractor agrees as follows:
(1)	The Contractor shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin. However, it shall not be a violation of this clause for the Contractor to extend a publicly announced preference in employment to Indians living on or near an Indian reservation, in connection with employment opportunities on or near an Indian reservation, as permitted by 41 CFR Part 60-1.5.

(2)	The Contractor shall take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, or national origin. This shall include, but not be limited to, (i) employment, (ii) upgrading, (iii) demotion, (iv) layoff or termination, (v) rates of payor other forms of compensation, and (vi) selection of training, including apprenticeship.

(3)	The Contractor shall post in conspicuous places available to employees and applicants for employment the notices to be provided by Landlord’s Contracting Officer that explains this clause.

(4)	The Contractor shall, in all solicitations or advertisement for employees placed by or on behalf of the Contractor, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, or national origin.

(5)	The Contractor shall send, to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, the notice to be provided by Landlord’s Contracting Officer advising the labor union or workers’ representative of the Contractor’s commitments under this clause, and post copies of the notice in conspicuous places available to employees and applicants for employment.

(6)	The Contractor shall comply with Executive Order 11246, as amended, and the rules, regulations, and orders of the Secretary of Labor.

(7)	The Contractor shall furnish to the contracting agency all information required by Executive Order 11246, as amended, and by the rules, regulations, and orders of the Secretary of Labor. The Contractor shall also file Standard Form 100 (EEO-1), or any successor form, as prescribed in 41 CFR Part 60-1. Unless the Contractor has filed within the twelve (12) months preceding the date of contract award, the Contractor shall, within thirty (30) days after contract award, apply to either the regional Office of Federal Contract Compliance Programs (OFCCP) or the local office of the Equal Employment Opportunity Commission for the necessary forms.

(8)	The Contractor shall permit access to its books, records, and accounts by the contracting agency or the OFCCP for the purpose of conducting on-site compliance evaluations and complaint investigations. The Contractor shall permit the Government to inspect and copy any books, accounts, records (including computerized records), and other material that may be relevant to the matter under investigation and pertinent to compliance with Executive Order 11246, as amended, and rules and regulations that implement the Executive Order.

(9)	If the OFCCP determines that the Contractor is not in compliance with this clause or any rule, regulation, or order of the Secretary of Labor, this contract may be canceled, terminated, or suspended in whole or in part and the contractor may be declared ineligible for further Government contracts, under the procedures authorized in Executive Order 11246, as amended. In addition, sanctions may be imposed and remedies invoked against the Contractor as provided in Executive Order 11246, as amended, the rules, regulations, and orders of the Secretary of Labor, or as otherwise provided by law.

(10)	The Contractor shall include the terms and conditions of subparagraph (b)(1) through (11) of this clause in every subcontract or purchase order that is not exempted by the rules, regulations, or orders of the Secretary of Labor issued under Executive Order 11246, as amended, so that these terms and conditions will be binding upon each subcontractor or vendor.

(11)	The Contractor shall take such action with respect to any subcontract or purchase order as the contracting agency may direct as a means of enforcing these terms and conditions, including sanctions for noncompliance; provided, that if the Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of any direction, the Contractor may request the United States to enter into the litigation to protect the interest of the United States.
(c)	Notwithstanding any other clause in this Lease, disputes relative to this Section 32.24.2 will be governed by the procedures in 41 CFR Part 60-1.1.
[signature page follows]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.
TENANT
TARIFF BUILDING ASSOCIATES, L.P.,
A California limited partnership
By: Square 430, Inc.,
a California corporation,
its General Partner

BY:	/s/ J. Kirke Wrench J. Kirke Wrench
Chief Financial Officer
LANDLORD
UNITED STATES OF AMERICA, acting by and
through the Administrator of General Services
and authorized representatives

By:	/s/ Robert G. Roop Robert G. Roop
Contracting Officer
National Capital Region

INDEX OF EXHIBITS
Exhibit Description
A Budgeted Construction Costs

B Work Agreement

C Memorandum of Lease